Exhibit 10.1

Execution version

up to US$650,000,000

BORROWING BASE FACILITY AGREEMENT

dated 29 May 2015

for

COBALT GOM #1 LLC

arranged by

SOCIETE GENERALE, LONDON BRANCH, SG AMERICAS SECURITIES, LLC, CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, NATIXIS, NEW YORK BRANCH, and COMMONWEALTH BANK OF AUSTRALIA
as Mandated Lead Arrangers

with

SOCIETE GENERALE
acting as Administrative Agent

SOCIETE GENERALE
acting as Account Bank

SG AMERICAS SECURITIES LLC
acting as Lead Technical Bank

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK
acting as Technical Bank

 SG AMERICAS SECURITIES LLC
acting as Modelling Bank

 SOCIETE GENERALE
acting as Security Agent

and

SOCIETE GENERALE
acting as Structuring Bank

i

35.	CONDUCT OF BUSINESS BY THE SECURED PARTIES	172
36.	HEDGING AND HEDGE COUNTERPARTIES	172
37.	SHARING AMONG THE SECURED PARTIES	173
38.	PAYMENT MECHANICS	175
39.	SET-OFF	179
40.	NOTICES	179
41.	INTEREST CALCULATIONS	181
42.	SEVERABILITY	181
43.	REMEDIES AND WAIVERS	182
44.	AMENDMENTS AND WAIVERS	182
45.	CONFIDENTIAL INFORMATION	186
46.	COUNTERPARTS	187
47.	SURVIVAL OF REPRESENTATIONS, ETC.	187

Schedules

ii

THIS AGREEMENT (this “Agreement”) is dated 29 May 2015 and made between:

(1)                                 COBALT GOM #1 LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”);

(2)                                 COBALT INTERNATIONAL ENERGY, INC. (the “Sponsor”), a corporation formed under the laws of the State of Delaware;

(3)                                 SOCIETE GENERALE, LONDON BRANCH, SG AMERICAS SECURITIES, LLC, CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, NATIXIS, NEW YORK BRANCH, and COMMONWEALTH BANK OF AUSTRALIA as Mandated Lead Arrangers (whether acting individually or together the “Mandated Lead Arrangers”);

(4)                                 THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(5)                                 SOCIETE GENERALE as initial Administrative Agent;

(6)                                 SOCIETE GENERALE as initial Security Agent;

(7)                                 SOCIETE GENERALE as initial Account Bank;

(8)                                 SOCIETE GENERALE as Structuring Bank;

(9)                                 SG AMERICAS SECURITIES LLC as initial Modelling Bank;

(10)                          SG AMERICAS SECURITIES LLC as initial Lead Technical Bank; and

(11)                          CREDIT AGRICOLE CORPORATE & INVESTMENT BANK as initial Technical Bank.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement:

“Abandonment Costs” means, in relation to the Borrowing Base Asset and/or the Infrastructure relating thereto, the estimated cost to the Borrower of final abandonment and/or demolition and removal of all installations together with any necessary site reinstatement as may be required by the Leases and/or any relevant laws or regulations after allowing for estimated salvage value (if any) and any other expected receipts from abandonment and/or demolition and removal (excluding Tax) in relation to the Borrowing Base Asset.

“Abandonment Date” means, in relation to the Borrowing Base Asset, the date shown in the Banking Case as the date on which the production of Field Hydrocarbons will no longer be commercially viable and that operation of the Borrowing Base Asset will cease for economic reasons, in each case pursuant to and in accordance with the Banking Case.

“Acceptable Bank” means:

(a)                                 a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings, Inc. or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; or

(b)                                 any other bank or financial institution approved by the Administrative Agent.

“Acceptable Security Interest” in any assets or property means a Security which (a) exists in favour of the Security Agent for the benefit of the Secured Parties, (b) is superior to all Security or rights of any other person in the property encumbered thereby, other than Security permitted pursuant to Clause 25.3 (Negative Pledge), (c) secures the Secured Obligations, and (d) is perfected and enforceable.

“Account Bank” means Societe Generale in its capacity as account bank in relation to the Project Accounts or any other person that replaces it in such capacity in accordance with this Agreement.

“Account Control Agreement” shall mean, with respect to any Project Account of the Borrower held with an Account Bank which is not the Administrative Agent, an agreement or agreements in form and substance acceptable to the Administrative Agent (acting reasonably) among the Borrower, the Security Agent and such Account Bank, pursuant to which the Security Agent established control over any such Project Account in accordance with the UCC.

“Accounting Principles” means the generally accepted accounting principles in in the United States.

“Acquisition Agreement” means the Assignment and Conveyance, dated as of January 1, 2015, between Cobalt International Energy, L.P. and the Borrower.

“Acquisition Date” means the date of completion in respect of any acquisition of a type referred to in Clause 25.5(a) (Acquisitions).

“Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, and (c) LIBOR (Reserve Adjusted) in effect on such day for an Interest Period equal to one month.

“Administrative Agent” means Societe Generale in its capacity as agent for the Secured Parties or any other person that replaces it in such capacity in accordance with this Agreement.

“Administrative Agent’s Spot Rate of Exchange” means the Administrative Agent’s spot rate of exchange for the purchase of the relevant currency with dollars in the New York foreign exchange market at or about 11:00 a.m. on a particular day.

“Administrative Secured Parties” means each of the Mandated Lead Arrangers, the Administrative Agent, the Security Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank.

“Affiliate” means, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified person.

“Annual Financial Statements” means the audited financial statements of the Borrower for any Financial Year and the audited consolidated financial statements of the Sponsor and its Subsidiaries, each as required to be delivered to the Administrative Agent pursuant to Clause 24.1 (Financial statements).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any member of the Group from time to time concerning or relating to bribery or corruption.

“Asset Costs” means any Gross Expenditure (whether incurred before, on or after the date of this Agreement) which has been paid or incurred on or before the date of preparation of the then current Banking Case or which is projected in the Banking Case to be incurred up to and including the Completion Date.

“Assignment and Assumption Agreement” means an agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Clause 29 (Changes to the Lenders) substantially in the form set out in Schedule 4 (Form of Assignment and Assumption)) or any other form acceptable to the Administrative Agent and the Borrower (each acting reasonably).

“Assumptions” means the Economic Assumptions and the Technical Assumptions.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of (i) the Completion Date and (ii) the Completion Long-Stop Date.

“Available Commitment” means, with respect to each Lender, such Lender’s Commitment minus:

(a)                                 the amount of its Pro Rata Share of any outstanding Loans; and

(b)                                 in relation to any proposed Loan, the amount of its Pro Rata Share in any other Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Banking Case” means a cashflow and debt service projection in respect of the Borrower prepared or to be prepared pursuant to this Agreement, including:

(a)                                 the Initial Banking Case; and

(b)                                 any other banking case prepared and finally determined in accordance with Clause 6 (Banking Cases).

“BOEMRE” means, as applicable, either or both of the following bureaus within the U.S. Department of Interior and any successor to either such bureau: the Bureau of Ocean Energy Management and the Bureau of Safety and Environmental Enforcement.

“BOEMRE Approval Date” means the date on which the transfer of title of the Field Interest to the Borrower is approved in writing by BOEMRE.

“Borrower” means Cobalt GOM #1 LLC.

“Borrower Update” means a report prepared by or on behalf of the Borrower in a form approved by the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank) which updates the information and/or evaluation(s) contained in the Reserves Report most recently delivered to the Lead Technical Bank under this Agreement.

“Borrowing Base Amount” means, in relation to a Calculation Period or any day falling within such period, the amount specified in each Banking Case which is the lesser of A and B where:

(a)                                 “A” is the project life cover ratio amount calculated by dividing the NPV (Project Life) relating to that Calculation Period by 1.5; and

(b)                                 “B” is the loan life cover ratio amount calculated by dividing the NPV (Loan Life) relating to that Calculation Period by 1.3,

provided that, if the Completion Date has occurred, if the Borrowing Base Amount specified for the first Calculation Period following any Recalculation Date is lower than the Borrowing Base Amount specified for the second Calculation Period following that Recalculation Date, the Borrowing Base Amount for such second Calculation Period (or any day falling within such period) shall instead be reset to the Borrowing Base Amount for the first Calculation Period following that Recalculation Date.

“Borrowing Base Asset” means the Initial Borrowing Base Asset (and any Increased Field Interest that has been designated as a Borrowing Base Asset pursuant to Clause 6 (Banking Cases), but excluding any part of the Borrower’s interest in the Borrowing Base Asset which has ceased to be designated as a Borrowing Base Asset in accordance with Clause 6 (Banking Cases)).

“Borrowing Base Deficiency” means, at any time, the aggregate amount of the Loans under the Facility exceeds the Borrowing Base Amount at such time.

“Borrowing Base Reduction Amount” has the meaning given to it in Clause 7.2 (Repayment of Loans).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York and, when used in connection with a Loan, a day on which dealings in dollar deposits are conducted by and between banks in the London interbank market.

“Calculation End Date” means, in relation to each Banking Case, the last day of the second Calculation Period following the Completion Date or (if the Completion Date has not yet occurred) projected Completion Date in which the Projected Net Revenues is less than or equal to zero (provided that on the last day of the immediately preceding Calculation Period the Projected Net Revenues is also less than or equal to zero).

“Calculation Period” means each period shown in a Banking Case, commencing on the day after one Quarter Date and ending on the next Quarter Date, or, in the case of the first Calculation Period for an Interim Banking Case, such shorter period ending on the next following Quarter Date as the Modelling Bank (acting reasonably) shall determine in connection with the preparation of that Interim Banking Case.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such corporate stock, membership interests or partnership interests (or other ownership interests) of such entity.

“Capitalisation Cut-off Date” means the first Quarter Date to occur following the Completion Date.

“Capitalized Leases” means all leases that have been or should be, in accordance with the Accounting Principles, recorded as capital leases.

“Cash Equivalents” means any of the followings types of investments, to the extent owned by the Borrower free and clear of all Security (other than Security permitted hereunder):

(a)                                 readily marketable obligations issued or directly and fully and unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)                                 time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the United States Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in paragraph (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof; and

(c)                                  investments, classified in accordance with the Accounting Principles as current assets of the Borrower, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in paragraphs (a), (b) and (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and legally enforceable requirements thereunder in each case as now or hereafter in effect.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank

Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)                                 any “person” or “group” (as such terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Sponsor, any of the Sponsor’s Subsidiaries, any of the Sponsor’s or its Subsidiaries’ employee benefit plans or the Permitted Holders, becoming the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock then outstanding entitled to vote generally in the elections of the Sponsor’s directors, or the Permitted Holders becoming the “beneficial owners,” directly or indirectly, of more than 66 2/3% of the total voting power in the aggregate of all classes of Capital Stock then outstanding entitled to vote generally in the elections of the Sponsor’s directors;

(b)                                 the consummation of any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Sponsor and its Subsidiaries, taken as a whole, to any person other than one of the Sponsor’s Subsidiaries; or

(c)                                  the Sponsor fails to own, directly or indirectly, 100% of the Capital Stock of the Borrower.

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Cobalt LP” means Cobalt International Energy, L.P., a Delaware limited partnership.

“Cobalt LP Mortgage” means the mortgage, in form and substance satisfactory to the Administrative Agent, executed by Cobalt LP in favour of the Security Agent for the benefit of the Secured Parties as a condition to service of the notification by the Administrative Agent to the Borrower and the Lenders under Clause 4.1(a) if the BOEMRE Approval Date has not occurred prior to such date, which mortgage shall be irrevocably terminated and discharged immediately upon the occurrence of the BOEMRE Approval Date without any further action by the Secured Parties (other than the requirement of the Security Agent to execute and deliver to the Borrower and Cobalt LP such documents, agreements, certificates and instruments as they shall reasonably request to evidence such termination as more fully set forth in the Cobalt LP Mortgage).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute.

“Commitment” means:

(a)                                 in relation to each Original Lender at any time during a Specified Period, the amount set opposite that Specified Period in the column in which that Original Lender’s name appears in the table in Schedule 1 (The Original Lenders) and the amount of any other Commitment for that Specified Period transferred to it under this Agreement or assumed by it in accordance with any Assignment and Assumption Agreement or any Increase Confirmation; and

(b)                                 in relation to any other Lender at any time during a Specified Period, the amount of any Commitment for that Specified Period transferred to it under this Agreement or assumed by it in accordance with any Assignment and Assumption Agreement or any Increase Confirmation,

in each case, (i) as increased pursuant to Clause 2.3 (Accordion) and (ii) to the extent not cancelled, reduced or transferred by it under this Agreement.

“Common Stock” means the common stock of the Sponsor, par value $0.01 per share, as of the date of this Agreement.

“Completion Date” means the date on which the Administrative Agent notifies each of the Lenders and the Borrower that it is satisfied (acting reasonably) that each of the following have occurred:

(a)                                 the Initial Borrowing Base Asset Completion Test has been satisfied;

(b)                                 an amount not less than the DSRA Required Balance is standing to the credit of the Debt Service Reserve Account;

(c)                                  all insurances required to be in place pursuant to this Agreement are in place and a new broker letter has been provided confirming the items set out in paragraph 4 of Schedule 2 (Conditions Precedent) except that references in that paragraph to “date of this Agreement” shall be replaced with references to “Completion Date”;

(d)                                 no Default is continuing or Borrowing Base Deficiency is continuing;

(e)                                  the marketing contracts and offtake contracts relating to the sale of the volume of Hydrocarbons from the Initial Borrowing Base Asset that are being produced as at such time have been executed, and that such marketing contracts and offtake contracts are on arm’s length market terms and are not long term fixed price contracts (it being understood that such offtake contracts may be spot contracts); and

(f)                                   a Reserves Report has been prepared and delivered if required pursuant to and in accordance with Clause 24.5(a)(iii) and Clause 24.5(b)(iii) (Reserves Reports and Borrower Updates).

“Completion Date Amount” has the meaning given to that term in Clause 4.2(a)(vii) (Further conditions precedent).

“Completion Long-Stop Date” means the date falling three years from the date of this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) or in any other form satisfactory to the Administrative Agent.

“Computer Model” means the computer model used to prepare the Initial Banking Case, as amended from time to time in accordance with Clause 6.11 (Computer Model) or as otherwise agreed between the Borrower and the Modelling Bank.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax returns and any similar group under foreign, state or local law.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type pursuant to Clause 12.2 (Conversion).

“Corporate Overheads” means all payments (whether pursuant to the Technical Services Agreement or otherwise) in respect of normal corporate operating costs, including all employee payments (including, without limitation, salaries, bonuses, pension contributions and insurance payments), rents, repair and maintenance costs, utilities bills, professional fees and expenses.

“Cost-Overrun Equity Account” has the meaning given to that term in Clause 21 (Project Accounts).

“Debt Service Reserve Account” or “DSRA” has the meaning given to that term in Clause 21 (Project Accounts).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganisation, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Clause 44.7 (Defaulting Lenders), any Lender that:

(a)                                 has failed to:

(i)                                     fund its pro rata share of any Loan required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; or

(ii)                                  pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due;

(b)                                 has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c)                                  has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this paragraph (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or

(d)                                 has, or has a direct or indirect parent company that has:

(i)                                     become the subject of a proceeding under any Debtor Relief Law; or

(ii)                                  had appointed for it a receiver, custodian, conservator, trustee, administrator, or assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under paragraphs (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Development Consent” means (1) the Field Development Plan and (2) in relation to the Borrowing Base Asset, any permit, licence, authorisation, consent, registration, exemption, certificate, notification or other document issued by any regulatory authority and/or required by any law or regulation in connection with the exploration and exploitation of the Borrowing Base Asset by the Borrower, including the BOEMRE.

“Development Costs” means, in relation to any Calculation Period or any other relevant period, all amounts to be paid or payable and attributable to the Field Interest in that period and in respect of development costs and expenditures incurred in bringing the Borrowing Base Asset into production or in improving the rate at which Hydrocarbons can be won or transported from the Borrowing Base Asset to the point of sale or in reducing a decline in such rate or otherwise considered as being development costs in accordance with Good Industry Field Practice.

“Development Document” means any material document relating to the development of the Borrowing Base Asset, including, without limitation, all Development Consents (but excluding for the purposes of this definition the relevant Leases).

“Development Plan” means the written development plan approved by the Borrower, the Operator and the other joint venture partners in the Borrowing Base Asset.

“Disruption Event” means either or both of:

(a)                                 a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distribution” means:

(a)                                 any payment, dividend or other distribution in relation to any Capital Stock of the Borrower;

(b)                                 any redemption, reduction, repayment or retirement of any Capital Stock of the Borrower;

(c)                                  any payments in respect of, or any repayment, prepayment, redemption, retirement, discharge or purchase of, or sub-participation in, any loans or other financial accommodation made available to the Borrower by any of its Affiliates; or

(d)                                 any other payments or distributions (including any loans) to any of the Borrower’s shareholders or its Affiliates (other than payments pursuant to Clause 4.1 of the Technical Services Agreement), in each case, whether in cash or in kind and whether by way of actual payment, set-off, counterclaim or otherwise.

“Dividend and Distribution Account” has the meaning given to that term in Clause 21 (Project Accounts).

“DSCR” means, in relation to any Calculation Period, the debt service cover ratio for such period being the ratio of A:B as shown in the then current Banking Case where:

“A” is the Projected Net Revenues for such Calculation Period; and

“B” is the aggregate amount of all principal, interest, fees, commission and other amounts which are due and payable by the Borrower in that Calculation Period (other than any amounts required to be paid pursuant to Clause 7.3 (Cash sweep) or any amounts proposed to be paid pursuant to Clause 8.3 (Voluntary prepayment of Loans)) under the Finance Documents but where interest payable is adjusted to take account of the effect of any Hedging Agreement relating to interest rate hedging.

“DSRA Required Balance” means, in relation to a Calculation Period, the aggregate interest payable and net reduction of Loans scheduled to occur in the next Calculation Period, as shown in the then current Banking Case.

“Economic Assumption” means each of the following economic assumptions, and the values ascribed to such assumptions, upon which each Banking Case or draft Banking Case and, in each case, the calculations and information therein are, or are to be, based:

(a)                                 Hydrocarbon prices;

(b)                                 exchange rates;

(c)                                  inflation rates;

(d)                                 discount rates;

(e)                                  interest rates;

(f)                                   credits for intangible drilling costs;

(g)                                  royalties and other amounts payable under any Lease;

(h)                                 Tax rates; and

(i)                                     any other assumption that the Lead Technical Bank (acting in consultation with the Technical Bank) and the Borrower (each acting reasonably) agree shall be treated as an “Economic Assumption”.

“Eligible Assignee” means:

(a)                                 any Lender (other than a Defaulting Lender);

(b)                                 any Subsidiary or Affiliate of a Lender (other than a Defaulting Lender); and

(c)                                  any other person (other than a natural person) approved by:

(i)                                     the Administrative Agent which consent may not be unreasonably withheld or delayed; and

(ii)                                  unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to this Agreement, the Borrower (which consent may not be unreasonably withheld or delayed), provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, the Sponsor or any Affiliate or Subsidiary of the Borrower or the Sponsor.

“Enforcement Action” means:

(a)                                 in relation to any Subordinated Liabilities:

(i)                                     the acceleration of any Subordinated Liabilities or the making of any declaration that any Subordinated Liabilities are prematurely due and payable;

(ii)                                  the making of any declaration that any Subordinated Liabilities are payable on demand;

(iii)                               the making of a demand in relation to a Subordinated Liability that is payable on demand;

(iv)                              the exercise of any right to require the Borrower to acquire any Subordinated Liability (including exercising any put or call option against the Borrower for the redemption or purchase of any Subordinated Liability);

(v)                                 the exercise of any right of set-off, account combination or payment netting against the Borrower in respect of any Subordinated Liabilities; or

(vi)                              the suing for, commencing or joining of any legal or arbitration proceedings against the Borrower to recover any Subordinated Liabilities; or

(b)                                 the petitioning, applying or voting for (including the appointment of any liquidator, receiver, administrator or similar officer) the winding up, dissolution, administration or reorganisation of the Borrower or any of the Borrower’s assets or any suspension of payments or moratorium of any indebtedness of the Borrower, or any analogous procedure in any jurisdiction.

“Enforcement Date” means the date on which a notice is issued under Clause 28.22 (Acceleration).

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree,

consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to the Borrower, all legal requirements and common law theories applicable to the Borrower or the Sponsor, as applicable, arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to:

(a)                                 pollution, contamination, injury, destruction, loss, protection, clean-up, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources;

(b)                                 solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, clean-up, storage, disposal or transportation;

(c)                                  exposure to pollutants, contaminants, hazardous substances, medical infections, or toxic substances, materials or wastes;

(d)                                 the safety or health of employees; or

(e)                                  the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections, or toxic substances, materials or wastes.

“Environmental Permits” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means each member of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default).

“Excess Cost Overruns” has the meaning given to that term in Clause 27.2 (Excess Cost Overruns and Phase 2 Development Costs).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (or, in the case or state and local Taxes, Taxes imposed on overall gross income in lieu of net income) (however denominated) or, branch profits Taxes and franchise, capital and similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request under Clause 44.6 (Replacement of Lender)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to a Finance Document, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or to such Lender immediately before it changed its lending office, (c) any U.S. federal withholding Taxes imposed under FATCA, and (d) any Taxes attributable to such Recipient’s failure to comply with Clause 15.6 (Tax gross up and indemnities).

“Facility” means the credit facility described in Clause 2.1 (The Facility).

“Facility Office” means:

(a)                                 the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)                                 in respect of any other Secured Party, the office in the jurisdiction in which it is resident for Tax purposes.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means each of:

(a)                                 any letter between (i) the Borrower and (ii) all or any of the Administrative Secured Parties relating to the payment of fees by the Borrower to any such Administrative Secured Party(ies) in its or their capacity as such;

(b)                                 any fee letter entered into pursuant to Clause 2.3 (Accordion); and

(c)                                  any other letter designated as such by the Administrative Agent and the Borrower.

“Field” means all of Blocks 859, 903 and 904, Green Canyon, Outer Continental Shelf, Gulf of Mexico, as further described in the Initial Leases.

“Field Agreements” means any material agreement (other than the relevant Lease or Development Documents) to which the Borrower is or becomes a party or by which the Borrower is or becomes bound and which relates to:

(a)                                 the exploration or exploitation of the Borrowing Base Asset;

(b)                                 the unitisation of the Field;

(c)                                  any other right to receive Field Hydrocarbons or the proceeds thereof whether such right is expressed as a production payment, royalty or otherwise;

(d)                                 the transportation of Field Hydrocarbons from the Borrowing Base Asset, or the storage or initial treatment or processing of Field Hydrocarbons;

(e)                                  the sale or other disposal of Field Hydrocarbons; or

(f)                                   the production or storage of Field Hydrocarbons.

“Field Development Plan” means the field development plan relating to Phase 1 dated November 15, 2012, and related addendums.

“Field Hydrocarbons” means all Hydrocarbons produced from the Borrowing Base Asset which accrue to the Field Interest (including the appropriate share in any co-mingled Hydrocarbons).

“Field Interest” means, in relation to the Borrowing Base Asset:

(a)                                 the Borrower’s legal and beneficial interest in each Project Document;

(b)                                 the Borrower’s legal and beneficial interest in the Infrastructure;

(c)                                  the Borrower’s legal and beneficial interest in land and all necessary easements, rights and privileges attaching thereto used in connection with the exploration, development, exploitation, production, generation, storage, processing or transportation of, Field Hydrocarbons, together, in each case, with all rights and obligations of the Borrower in any and all other necessary contracts, agreements, permits, leases, licences, franchises, consents (including Development Consents), easements, searches, wayleaves, freeholds, leaseholds, tenancies, insurances and other rights and interests (whether tangible or intangible) now or at any time in the future existing which relate to the exploration, development, exploitation or operation of the Borrowing Base Asset or to the production of Field Hydrocarbons or the construction, maintenance or use of the Infrastructure or to the carrying out and the completion of any work pursuant to any Development Document or to the production, storage, loading, transportation, processing or marketing of Field Hydrocarbons.

“Field Life End Date” means the date (included in each Banking Case) which is the earlier of:

(a)                                 the anticipated Abandonment Date; and

(b)                                 the Lease Termination Date.

“Final Maturity Date” means the earliest of:

(a)                                 the Reserve Tail Date; and

(b)                                 the date falling five (5) years from the date of this Agreement.

“Finance Document” means this Agreement, any Fee Letter, any Secured Hedging Agreement, any Note, any Transaction Security Document, and any other document designated as a “Finance Document” by the Administrative Agent and the Borrower; provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement, a Secured Hedging Agreement shall be a Finance Document only for the purposes of:

(a)                                 the definition of “Security Termination”;

(b)                                 paragraph (a)(ii)(I) of the definition of “Gross Expenditure”;

(c)                                  the definition of “Hedge Counterparty”;

(d)                                 the definition of “Material Adverse Effect”;

(e)                                  the definition of “Transaction Document”;

(f)                                   the definition of “Transaction Security Document”;

(g)                                  the definition of “Secured Obligations”;

(h)                                 paragraph (a)(vi) of Clause 1.2 (Construction);

(i)                                     Clause 28 (Events of Default) (other than Clause 28.22 (Acceleration)); and

(j)                                    Clause 32 (The Security Agent).

“Financial Indebtedness” means, with respect to any person, without duplication:

(a)                                 all indebtedness of such person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

(b)                                 obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(c)                                  obligations of such person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such person but are secured by the assets of such person) provided that “Financial Indebtedness” does not include accounts payable not more than ninety (90) days past due or accounts payable that are being disputed in good faith and for which adequate reserves under Accounting Principles have been established;

(d)                                 all obligations of such person as lessee under Capitalized Leases and obligations of such person in respect of Synthetic Lease Obligations;

(e)                                  obligations of such person under any Hedging Agreement (on a net basis to the extent netting is provided for in the applicable Hedging Agreement), excluding any portion thereof that would be accounted for as an interest expense under Accounting Principles;

(f)                                   obligations of such person owing in respect of redeemable preferred stock or any other mandatorily redeemable Capital Stock issued by such person;

(g)                                  any obligations of such person owing in connection with any volumetric or dollar-denominated production payments;

(h)                                 obligations of such person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Financial Indebtedness of others of the kinds referred to in paragraphs (a) through (g) above; and

(i)                                     indebtedness or obligations of others of the kinds referred to in paragraphs (a) through (h) above secured by any Security on or in respect of any assets of such person.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Statements” means:

(a)                                 the Annual Financial Statements; and

(b)                                 the Quarterly Financial Statements.

“Financial Year” means, in relation to the Borrower or the Sponsor, the annual accounting period of the Borrower or the Sponsor (as applicable) ending on 31 December in each calendar year.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funding Rate” means any individual rate notified by a Lender to the Administrative Agent pursuant to Clause 11.4(b) (Notification of rates of interest).

“Good Industry Field Practice” means the practices, techniques, methods and standards which are generally accepted for use in the oil and gas industry in Gulf of Mexico fields to develop, operate and maintain oil and gas fields, pipelines and related assets similar to those comprised in the Borrowing Base Asset lawfully, safely, efficiently and economically.  “Good Industry Field Practice” is intended to include a spectrum of possible practices, techniques, methods and standards generally acceptable during the relevant period in light of the circumstances.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Expenditure” means, in relation to any period, without double counting:

(a)                                 to the extent that the same is payable in that period by the Borrower in respect of the Borrowing Base Asset:

(i)                                     all cash calls or joint interest bills by the Operator; and

(ii)                                  to the extent not covered by paragraph (i) above:

(A)                               all Development Costs and other capital costs relating to the Borrowing Base Asset;

(B)                               all operating and maintenance costs relating to the Borrowing Base Asset;

(C)                               all costs of producing, lifting, transporting, storing, processing and selling any Field Hydrocarbons derived from the Borrowing Base Asset;

(D)                               all costs of reinstating any damaged Infrastructure relating to the Borrowing Base Asset;

(E)                                all costs of satisfying any liability in respect of seepage, pollution and well control relating to the Borrowing Base Asset;

(F)                                 all insurance premiums and all the fees, costs and expenses of insurance brokers, in each case, relating to insurances for the Borrowing Base Asset;

(G)                               all Abandonment Costs and any payments to make provision for Abandonment Costs relating to the whole or any part of that the Borrowing Base Asset or any physical assets associated with the Borrowing Base Asset;

(H)                              all royalties and other amounts payable under any Lease relating to the Borrowing Base Asset;

(I)                                   all other costs, expenses, levies and payments not falling within the preceding paragraphs of this definition in respect of the Borrowing Base Asset (excluding amounts payable by the Borrower to the Secured Parties under the Finance Documents or to any other party in respect of any other Financial Indebtedness); and

(J)                                   where applicable, all exploration and appraisal costs relating to the Borrowing Base Asset incurred prior to the date of this Agreement and payable by the Borrower or the Sponsor;

(b)                                 any Taxes payable by the Borrower in that period and any amounts payable by the Borrower under a Tax Sharing Agreement in that period;

(c)                                  all Corporate Overheads not falling within paragraph (a) above which are payable by the Borrower in that period (excluding amounts payable by the Borrower to the Secured

Parties under the Finance Documents or to any other party in respect of any other Financial Indebtedness);

(d)                                 all amounts payable by the Borrower in that period under the Technical Services Agreement;

(e)                                  all amounts payable by the Borrower in that period under each Hedging Agreement to which it is a party;

(f)                                   any other costs, expenses or payments that the Borrower and the Lead Technical Bank (acting in consultation with the Technical Bank) agree to designate as “Gross Expenditure”; and

(g)                                  all amounts set forth in paragraphs (a) through (f) above that are paid by the Sponsor on behalf of the Borrower.

“Gross Income” means, in relation to any period, without double counting:

(a)                                 to the extent that the same is payable in that period to the Borrower in respect of the Borrowing Base Asset:

(i)                                     the gross proceeds (without deductions whatsoever) of any disposal of Field Hydrocarbons derived from the Borrowing Base Asset payable to the Borrower in that period; and

(ii)           the gross proceeds (without any deductions whatsoever) payable to the Borrower in respect of the use or reservation of capacity of any pipeline forming part of, or relating to, the Borrowing Base Asset; and

(iii)          the proceeds of any business interruption insurance relating to the Borrowing Base Asset payable under Insurances;

(b)                                 any refunds of Taxes payable to the Borrower in that period;

(c)                                  all amounts payable to the Borrower in that period under each Hedging Agreement to which it is a party; and

(d)                                 any other costs, expenses or payments that the Borrower and the Majority Lenders agree to designate as Gross Income.

“Group” means the Sponsor and each of its Subsidiaries for the time being.

“Guaranteed Overrun Amount” means the first fifty (50) per cent. of the Phase 1 Cost Overruns Threshold.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated as such under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Borrower for the purpose of hedging interest rates, currencies or commodity prices.

“Hedge Counterparty” means:

(a)                                 any Lender; and

(b)                                 any Affiliate of any Lender that accedes, and becomes a party, to this Agreement as a “Hedge Counterparty” in accordance with this Agreement,

in each case, to the extent that:

(i)                                     such person is a party to any Hedging Agreement under which a Liability of the Borrower is, or is capable of being, outstanding; or

(ii)                                  any amount is owed to such person under any Finance Document pursuant to it having been a Hedge Counterparty;

provided that:

(A)                               if the relevant Lender, for the purposes of paragraphs (a) or (b) above, ceases to be a Lender at a time when it or its Affiliate falls within paragraph (i) or (ii) above, it (or its Affiliate, as the case may be) shall nonetheless continue to be a Hedge Counterparty in respect of such Hedging Agreement, and in respect of any amount owed to it as a Hedge Counterparty under any Finance Document, until it no longer falls within paragraph (i) or (ii) above only to the extent such obligations arise from transactions under such Hedging Agreement entered into at the time such Hedge Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases or modifications thereof which are made after such Hedge Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder; and

(B)                               if any Hedge Counterparty assigns or otherwise transfers any interest held by it under any Hedging Agreement to any other person pursuant to the terms of such agreement, the obligations thereunder shall constitute Secured Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender.

“Hedging Costs” means any amount falling due from the Borrower under a Hedging Agreement except for any Hedging Termination Payment.

“Hedging Liabilities” means the Liabilities owed by the Borrower to the Hedge Counterparties under or in connection with any Secured Hedging Agreement.

“Hedging Policy” means the hedging policy set out in Schedule 9 (HEDGING POLICY).

“Hedging Termination Payment” means any amount falling due from or, as the case may be, to the Borrower under a Secured Hedging Agreement as a direct or indirect result of the termination of that Secured Hedging Agreement, other than interest accruing on any amount not paid when due.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbons” means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulphur, geothermal steam, water, carbon dioxide, helium, and other minerals, ores, or substances of value and the products and proceeds therefrom, but excluding:

(a)                                 coal or bituminous shales or other stratified deposits from which oil can be extracted by destructive distillation; and

(b)                                 any substance unavoidably lost in the production thereof or used in conformity with Good Industry Field Practice for drilling and the production operations (including gas injection, fuel, secondary recovery pressure maintenance, re-pressuring or re-cycling operations) conducted for the purpose of winning and saving such substances but only for the duration of such use.

“Hydrocarbon Assets” means:

(a)                                 the Field, pipeline transmission system or other Hydrocarbon project;

(b)                                 the Infrastructure relating to the Field, system or project; and/or

(c)                                  the interests in the Field, system, project or facilities.

“ICEBA LIBOR” means the London Interbank Offered Rate as set by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available).

“Impaired Administrative Agent” means the Administrative Agent at any time when:

(a)                                 it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                 the Administrative Agent otherwise rescinds or repudiates a Finance Document;

(c)                                  (if the Administrative Agent is also a Lender) it is a Defaulting Lender; or

(d)                                 an Insolvency Event has occurred and is continuing with respect to the Administrative Agent;

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A)                               administrative or technical error; or

(B)                               a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)                                  the Administrative Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Inception Date” means the date of inception of the development of the Field, as referenced in the Initial Monthly Management Spreadsheet.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).

“Increased Field Interest” means a proposed increase in the Borrower’s working interest in the Field.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or the Sponsor under any Finance Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Engineering Consultant” means, in the case of the Initial Reserves Report, Netherland, Sewell & Associates, Inc., or, in all other cases, such other reputable independent Hydrocarbons engineer or other expert as may be approved by the Lead Technical Bank (acting reasonably and in consultation with the Borrower and the Technical Bank).

“Information Memorandum” means each of: (i) the document entitled “Confidential Briefing Materials” prepared by Societe Generale as at January 2015; (ii) the document entitled “Cobalt Heidelberg Partners Eng Memo Nov 2014” prepared by Societe Generale as at November 2014; and (iii) any other document in the form approved by the Borrower which is to be prepared in relation to this transaction, approved by the Borrower and distributed by the Mandated Lead Arrangers prior to the Syndication Date in connection with the syndication of the Facility.

“Infrastructure” means, in relation to the Borrowing Base Asset, each of the following (whether or not partly used for purposes other than those mentioned below):

(a)                                 all wells drilled or to be drilled in relation to the Borrowing Base Asset in accordance with the Development Plan, including production and injection wells and all equipment and structures installed or to be installed or erected in or at the site of such well;

(b)                                 all separation and processing plant used to separate and process gaseous and liquid constituents of the Field Hydrocarbons;

(c)                                  all pipeline and ancillary facilities and all loading, pumping and other terminals and stations constructed or to be constructed for the storage and transportation of Field Hydrocarbons; and

(d)                                 all other pipelines, apparatus, machinery, structures, equipment, vehicles and other facilities which from time to time are used or are available principally for use in development or production, generation, processing, treatment, storage and transportation of Field Hydrocarbons.

“Initial Approved Reserves” has the meaning given to that term in Clause 6.12 (Initial Approved Reserves).

“Initial Banking Case” has the meaning given to that term in Clause 6.1 (Adoption).

“Initial Borrowing Base Asset” means the Borrower’s 9.375% interest in the Field.

“Initial Borrowing Base Asset Completion Test” means the date on which each of the following, but in relation to Phase 1 only, have occurred to the reasonable satisfaction of the Lead Technical Bank (acting in consultation with the Technical Bank):

(a)                                 Physical completion:

(i)                                     all of the Infrastructure associated with the Field have been successfully permitted, constructed, installed, completed and commissioned in accordance with the Development Plan and other Project Documents relating to the Field and accepted by the Operator;

(ii)                                  the Lead Technical Bank has received copies of all reports of completion and acceptance test certificates relating to the Field from the Operator to the extent made available to and received by the Borrower under the Project Documents;

(iii)                               the drilling, completion and successful testing has been completed of at least five (5) development wells with no less than 60 feet of pay combined from the M15B (M17 per the Borrower) and M16 (M18 per the Borrower) sands on at least four development wells; and

(b)                                 Production has been observed at a combined average rate of 56,000 barrels of oil per day or more, plus associated natural gas and salt water, for at least 90 days over a continuous period of 120 days (which 120-day period shall be extended for each day on which production is suspended as a result of hurricanes, storms or other weather events).

“Initial Leases”  means each of (a) the Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act for Green Canyon Block 859 (OCS-G 24194), effective July 1, 2002, (b) the Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act for Green Canyon Block 903 (OCS-G 24197), effective July 1, 2002 and (c) the Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act for Green Canyon Block 904 (OCS-G 26346), effective July 1, 2002.

“Initial Monthly Management Spreadsheet” means the initial monthly management spreadsheet agreed between the Borrower and the Lead Technical Bank (acting in consultation with the Technical Bank) and delivered as a condition precedent pursuant to Schedule 2 (Conditions Precedent).

“Initial Reserves Report” means the reserves report by the Independent Engineering Consultant in relation to the Initial Borrowing Base Asset and delivered as a condition precedent pursuant to Schedule 2 (Conditions Precedent).

“Insolvency Event” means

(a)                                 in relation to a Secured Party means that the Secured Party:

(i)                                     is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)                                  becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(iii)                               makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)                              institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(v)                                 has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (iv) above and:

(A)                               results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(B)                               is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(vi)                              has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vii)                           seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (iv) above);

(viii)                        has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(ix)                              causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (i) to (viii) above; or

(x)                                 takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(b)                                 in relation to the Borrower or the Sponsor:

(i)                                     any resolution is passed or order made for the liquidation, winding up, dissolution, administration, reorganisation, arrangement, adjustment, protection, relief or composition of the Borrower or the Sponsor, as applicable, or the indebtedness of the Borrower or the Sponsor, as applicable, or a moratorium is declared in relation to any indebtedness of the Borrower or the Sponsor, as applicable, or an administrator is appointed to the Borrower or the Sponsor, as applicable;

(ii)                                  any composition, compromised, assignment or arrangement is made with any of its creditors;

(iii)                               the appointment of any liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or the Sponsor or any of their respective assets;

(iv)                              the Borrower or the Sponsor, as applicable, shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or

(v)                                 any analogous procedure or step is taken in any jurisdiction.

“Insurance Proceeds” means the proceeds actually received by the Borrower in relation to any claim by or on behalf of the Borrower in connection with the Borrowing Base Asset under any Insurances maintained by or on behalf of the Borrower.

“Insurance Proceeds Account” has the meaning given to that term in Clause 21 (Project Accounts).

“Insurances” means all contracts and policies of insurance of any kind which have been taken out by or on behalf of the Borrower or will be taken out by or on behalf of the Borrower pursuant to the terms of the Finance Documents or (to the extent of its interest) in which the Borrower has an interest and any related policies of re-insurance.

“Intellectual Property” means:

(a)                                 any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)                                 the benefit of all applications and rights to use such assets of it (which may now or in the future subsist).

“Interest Period” means, for each LIBOR Loan, the period commencing on the date of such LIBOR Loan or the date of the Conversion of any Reference Rate Loan into a LIBOR Loan and ending on the last day of the period selected by the Borrower pursuant to Clause 12 (Interest Periods) and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to Clause 12 (Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

“Interim Banking Case” has the meaning given to that term in Clause 6.1 (Adoption).

“Interim Recalculation Date” has the meaning given to that term in Clause 6.1 (Adoption).

“IRS” means the U.S. Internal Revenue Service.

“ISDA Master Agreement” means the 2002 ISDA Master Agreement (Multicurrency—Cross Border) published by the International Swaps and Derivatives Association.

“Lead Technical Bank” means SG Americas Securities LLC in its capacity as lead technical bank or any other person that replaces it in such capacity in accordance with this Agreement.

“Leases” means, in relation to the Borrowing Base Asset, the Initial Leases and all other oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons, in each case, to the extent that the Borrower is or becomes a party thereto or is or becomes bound thereby, but disregarding any Lease or any portion thereof relinquished by the Borrower where there are no Field Hydrocarbons associated with that Lease taken into account in the Banking Case.

“Lease Termination Date” means, in relation to the Borrowing Base Asset, the earlier of the date of the expiry of:

(a)                                 any Lease relating to the Borrowing Base Asset; or

(b)                                 any other Authorisation required for (i) Hydrocarbons from the Borrowing Base Asset to be extracted or otherwise exploited or (ii) the Borrowing Base Asset to be operated.

“Lender” means:

(a)                                 any Original Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.3 (Accordion) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Lenders’ Adviser” has the meaning given to that term in Clause 19.4 (Advisers’ fees).

“Liabilities” means all present and future liabilities and obligations at any time of the Borrower, both actual and contingent and whether incurred solely or jointly or as principal or surety together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)                                 any refinancing, novation, deferral or extension;

(b)                                 any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)                                  any claim for damages or restitution; and

(d)                                 any claim as a result of any recovery by the Borrower of a payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceeding.

“Liabilities Acquisition” means, in relation to a person and to any Subordinated Liabilities, a transaction where that person:

(a)                                 purchases by way of assignment or transfer;

(b)                                 enters into any sub-participation in respect of; or

(c)                                  enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

the rights in respect of those Subordinated Liabilities.

“LIBOR” means, relative to any Interest Period, the ICEBA LIBOR, as published by Reuters (or other commercially available source providing quotations of ICEBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two (2) Business Days prior to the beginning of such Interest Period for dollar deposits having a term comparable to such Interest Period.  If no such page published by Reuters designating ICEBA LIBOR (or any such replacement page) is available, then “LIBOR” shall mean, relative to any Interest Period, the rate of interest equal to the rate per annum at which dollar deposits in immediately available funds are offered to the Administrative Agent’s LIBOR office in the London interbank market as at or about 11:00 a.m. London time (or as soon thereafter as practicable) two (2) Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the LIBOR Loan and for a period approximately equal to such Interest Period; provided that, if such rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR (Reserve Adjusted)” means, relative to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

LIBOR	=	LIBOR

(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBOR (Reserve Adjusted) for any Interest Period will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Loan” means a Loan which bears interest as provided in Clause 11.1(b) (Calculation of interest).

“LIBOR Office” means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in an Assignment and Assumption Agreement, or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, that shall be making or maintaining LIBOR Loans of such Lender hereunder.

“LIBOR Reserve Percentage” means, relative to any Interest Period, the average maximum rate (expressed as a decimal) at which reserves are required to be maintained during such Interest Period under Regulation D of the F.R.S. Board by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) as “Eurocurrency Liabilities”, as such term is defined in Regulation D of the F.R.S. Board.  Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any Change in Law against (i) any category of liabilities which includes deposits by reference to which the LIBOR (Reserve Adjusted) is to be determined, or (ii) any category of extensions of credit or other assets which include Loans.

“LLCR” means the loan life cover ratio, being in relation to any Calculation Period or any day falling in that Calculation Period, the ratio of A:B where:

“A” is the NPV (Loan Life) for that Calculation Period; and

“B” is the aggregate amount of the Loans outstanding or, as the case may be, projected to be outstanding in that Calculation Period.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan and refers to a Reference Rate Loan or a LIBOR Loan.

“Majority Lenders” means, subject as provided in Clause 36.3 (Voting rights of Hedge Counterparties), a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, a Lender or Lenders whose Pro Rata Share of the total Loans outstanding aggregate more than 66 2/3% of the total Loans outstanding on such date); provided that, if there are two or more Lenders, the Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all of the Lenders are Defaulting Lenders.

“Margin” means:

(a)                                 at any time prior to the Completion Date, (i) 6.00 per cent. per annum in the case of a LIBOR Loan, and (ii) 5.00 per cent. per annum in the case of a Reference Rate Loan; and

(b)                                 on and after the Completion Date, (i) 4.00 per cent. per annum in the case of a LIBOR Loan, and (ii) 3.00 per cent. per annum in the case of a Reference Rate Loan.

“Material Adverse Effect” means a material adverse effect on:

(a)                                 the business, operations, property or condition (financial or otherwise) of the Borrower; or

(b)                                 the ability of the Borrower to perform its obligations under the Transaction Documents; or

(c)                                  the validity or enforceability of, or the effectiveness or priority of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Secured Party under any of the Finance Documents.

“Maximum Available Amount” has the meaning given to that term in Clause 4.2(a)(iii) (Further conditions precedent).

“Minimum Equity Contribution” means 30 per cent. of the Asset Costs calculated as at the date of this Agreement.

“Minimum Required LIBOR Amount” means $3,113,184.91, plus, if the Total Commitments are increased pursuant to Clause 2.3(a)(ii) prior to the Completion Date, an additional amount to be determined by the Administrative Agent (acting on the instructions of the Majority Lenders) based on reasonable expectations and assumptions with respect to the Borrower’s exposure to fluctuations of LIBOR until the projected Completion Date.

“Modelling Bank” means SG Americas Securities LLC in its capacity as modelling bank or any other person that replaces it in such capacity in accordance with this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                 (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Monthly Management Spreadsheet” means each monthly management spreadsheet, in the same form as the Initial Monthly Management Spreadsheet and as agreed between the Lead Technical Bank (acting in consultation with the Technical Bank) and the Borrower promptly following the receipt by the Borrower of each latest monthly project report prepared by the Operator.

“Mortgages” means, collectively, any mortgage or deed of trust executed by the Borrower in favour of the Security Agent for the rateable benefit of the Secured Parties to secure the Secured Obligations in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“New Party” has the meaning given to such term in Clause 2.3(e) (Accordion).

“Non-Consenting Lender” means any Lender that does not consent to a proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Finance Document that (a) requires the consent of each Lender and (b) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” means any Lender that is not a U.S. Person.

“Note” means a promissory note of the Borrower payable to the order of any Lender, evidencing indebtedness of the Borrower to such Lender resulting from such Lender’s Pro Rata Share of the Loans owing to such Lender.

“NPV (Loan Life)” means, in relation to any Calculation Period, the amount calculated in accordance with the following formula:

NPV (Loan Life) = A+B

where:

“A” is the net present value of the Projected Net Revenues for that Calculation Period and for each subsequent Calculation Period ending on or before the Final Maturity Date; and

“B” is, to the extent the applicable Banking Case demonstrates that such capital expenditure will be funded from Loans or any other committed funding source, the net present value (as at the first day of that Calculation Period) of such capital expenditure that has been included in the determination of the figure referred to in “A” above as is projected to be incurred with respect to the Borrowing Base Asset in the period commencing on that first day of that Calculation Period and ending on the Completion Date;

where:

(i)                                     net present values are calculated, using the Computer Model, by applying the relevant discount rate agreed or determined pursuant to Clause 6 (Banking Cases); and

(ii)                                  in accordance with Clause 6.3 (Key principles), in determining the Projected Net Revenues, no account shall be taken of any Gross Expenditure or Gross Income relating to the Borrowing Base Asset which is projected to arise after the Field Life End Date other than any Abandonment Costs.

“NPV (Project Life)” means, in relation to any Calculation Period, the amount calculated in accordance with the following formula:

NPV (Project Life) = A+B

where:

“A” is the net present value of the Projected Net Revenues for that Calculation Period and for each subsequent Calculation Period ending on or before the Calculation End Date;

“B” is, to the extent the applicable Banking Case demonstrates that such capital expenditure will be funded from Loans or any other committed funding source, the net present value (as at the first day of that Calculation Period) of such capital expenditure that has been included in the determination of the figure referred to in “A” above as is projected to be incurred with respect to the Borrowing Base Asset in the period commencing on that first day of that Calculation Period and ending on the Completion Date;

where:

(i)                                     net present values are calculated, using the Computer Model, by applying the relevant discount rate agreed or determined pursuant to Clause 6 (Banking Cases); and

(ii)                                  in accordance with Clause 6.3 (Key principles), in determining the Projected Net Revenues, no account shall be taken of any Gross Expenditure or Gross Income relating to the Borrowing Base Asset which is projected to arise after the Field Life End Date other than any Abandonment Costs.

“One-Day Reference Rate Loan” means a Reference Rate Loan which is subject to the maximums set forth in Clause 5.3(b)(ii) (Currency and amount).

“Operator” means, in relation to the Borrowing Base Asset and its related Infrastructure, the person who is from time to time appointed operator of the Borrowing Base Asset and its related Infrastructure under the relevant Field Agreement, and the Operator as at the date of this Agreement is Anadarko Petroleum Corporation.

“Original Financial Statements” means, in relation to the Sponsor, its audited financial statements for its Financial Year ended December 31, 2014.

“Original Jurisdiction” means, in relation to the Borrower or Sponsor, the jurisdiction under whose laws it is incorporated or formed as at the date of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Clause 18 (Mitigation) or 44.6 (Replacement of Lender)).

“P50 Reserves” means, in relation to the Borrowing Base Asset, those quantities of Hydrocarbons which are deemed to be recoverable from the Hydrocarbon Assets comprised in the Borrowing Base Asset as “Proved plus Probable Reserves” in accordance with the guidelines of the Society of Petroleum Engineers (provided that if such guidelines are modified after the date of this Agreement and as a result of such modification, the Lead Technical Bank (acting reasonably and in consultation with the Borrower and the Technical Bank) determines that such definition of the term “P50 Reserves” will need to be modified to take account of the relevant modification to such guidelines, then such definition shall be modified as required by the Lead Technical Bank and the Majority Lenders (each acting reasonably and in consultation with the Borrower and the Technical Bank).

“P90 Reserves” means, in relation to the Borrowing Base Asset, those quantities of Hydrocarbons which are deemed to be recoverable from the Hydrocarbon Assets comprised in the Borrowing Base Asset as “Proved Reserves” in accordance with the guidelines of the Society of Petroleum Engineers (provided that if such guidelines are modified after the date of this Agreement and as a result of such modification, the Lead Technical Bank (acting reasonably and in consultation with the Borrower and the Technical Bank) determines that such definition of the term “P90 Reserves” will need to be modified to take account of the relevant modification to such guidelines, then such definition shall be modified as required by the Lead Technical Bank and the Majority Lenders (each acting reasonably and in consultation with the Borrower and the Technical Bank).

“Participant Register” has the meaning specified in Clause 29.6(b) (Participations).

“Party” means a party to this Agreement.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,2001)).

“Payment” means, in respect of any Subordinated Liabilities, a payment, prepayment, repayment, redemption, defeasance or discharge of those Subordinated Liabilities.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PDP Reserves” means, in relation to the Borrowing Base Asset, those quantities of Hydrocarbons which are deemed to be recoverable from the Hydrocarbon Assets comprised in the Borrowing Base Asset which are categorized as both “developed” and “producing” under the definitions for oil and gas reserves promulgated by the Society of Petroleum Evaluation Engineers (or any generally recognized successor) as in effect at the time in question.

“Permitted Holders” means any two or more of: the funds affiliated with First Reserve Corporation, Goldman, Sachs & Co., Riverstone Holdings LLC and The Carlyle Group, and KERN Partners Ltd. and limited partners in such funds affiliated with KERN Partners Ltd.

“Phase 1” means the scope set out in the Field Development Plan.

“Phase 1 Cost Overruns” means, in relation to a Calculation Period, any Phase 1 Development Costs that when taken together with all other Phase 1 Development Costs paid since the Inception Date (in each case, as set out in “Section C” of the then current Monthly Management Spreadsheet, or, if the latest Monthly Management Spreadsheet has not been agreed, as determined by the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank)) are greater than ten per cent. (10%) in excess of the aggregate amount of Phase 1 Initial Budgeted Development Costs for that Calculation Period and each previous Calculation Period commencing with the Calculation Period containing the Inception Date.

“Phase 1 Cost Overruns Threshold” means an amount of $38.7 million in respect of Phase 1 Cost Overruns.

“Phase 1 Development Costs” means, at any time, the Development Costs relating to Phase 1.

“Phase 1 Initial Budgeted Development Costs” means in relation to any Calculation Period, the Phase 1 Development Costs, as budgeted for and set out in that Calculation Period in “Section A” of the Initial Monthly Management Spreadsheet.

“Phase 2” means the further development of the Borrowing Base Asset other than as approved in the Field Development Plan.

“Phase 2 Development Costs” means the Development Costs relating to Phase 2.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any member of the Controlled Group is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Funding Rules” means the rules in the Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions with respect to Plans as set forth in Section 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).

“PLCR” means the project life cover ratio being, in relation to any Calculation Period or any day falling in that Calculation Period, the ratio of A:B where:

“A” is the NPV (Project Life) for that Calculation Period; and

“B” is the aggregate amount of the Loans outstanding or, as the case may be, projected to be outstanding in that Calculation Period.

“Pledge Agreement” means a pledge agreement, in form and substance satisfactory to the Administrative Agent, executed by the Pledgor.

“Pledgor” means Cobalt GOM LLC, a Delaware limited liability company.

“Preferential Rights” means any rights of third parties that are the subject of the Sponsor Side Letter.

“Proceeds Account” has the meaning given to that term in Clause 21 (Project Accounts).

“Producers Side Agreement” means the Producer Side Agreement, dated as of May 28, 2013, among Anadarko Petroleum Corporation, as operator, Anadarko US Offshore Corporation, Apache Deepwater LLC, the Borrower (as successor in interest to Cobalt International Energy, L.P.), Eni Petroleum US LLC, Exxon Mobil Corporation, Marubeni Oil & Gas Marketing Inc., Statoil Marketing & Trading (US) Inc., and for limited purposes as set forth therein, Marubeni Oil & Gas (USA) Inc. and Statoil USA E&P Inc.

“Project Accounts” means each the Proceeds Account, the Cost-Overrun Equity Account, the Debt Service Reserve Account, the Insurance Proceeds Account and the Dividend and Distribution Account.

“Project Documents” means each of the Leases, the Acquisition Agreement, the Field Agreements, the Technical Services Agreement and (to the extent they are agreements or conveyances to which the Borrower is or becomes a party or by which the Borrower is or becomes bound) the Development Documents.

“Projected Net Revenues” means, in relation to any Calculation Period, an amount (which may be a negative or positive figure) calculated by deducting “B” from “A” where:

“A” is the aggregate of the Gross Income of the Borrower projected to be received in that Calculation Period; and

“B” is the aggregate of the Gross Expenditure of the Borrower projected to be made in that Calculation Period.

“Pro Rata Share” means, subject to the terms of Clause 44.7 (Defaulting Lenders) at any time a Defaulting Lender exists, with respect to any Lender, the ratio (expressed as a percentage) of (a) such Lender’s Commitment to (b) the Total Commitments; provided that, if the Total Commitments have been terminated or cancelled, the ratio (expressed as a percentage) of (i) such Lender’s interest in the outstanding Loans to (ii) the aggregate principal amount of the outstanding Loans.  As of the date of this Agreement, the Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quarterly Financial Statements” means the unaudited consolidated financial statements of each of the Borrower and the Sponsor for any Financial Quarter, as required to be delivered to the Administrative Agent pursuant to Clause 24.1 (Financial statements).

“Quasi-Security” has the meaning given to that term in Clause 25.3 (Negative Pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period.

“Recalculation Date” means any Scheduled Recalculation Date or Interim Recalculation Date.

“Receiver” means a receiver or trustee of the whole or any part of the Charged Property.

“Recipient” means (i) any Lender, (ii) the Administrative Agent, (iii) the Security Agent, and (iv) any other person entitled to a payment under a Finance Document, as applicable.

“Reduction Date” means each Recalculation Date, each other Quarter Date and each other date on which a Banking Case is adopted in accordance with Clause 6 (Banking Cases).

“Reference Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Société Générale as its reference rate, whether or not the Borrower has notice thereof.

“Reference Rate Loan” means a Loan which bears interest as provided in Clause 11.1(a) (Calculation of interest).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Related Parties” means, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such person and of such person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Relevant Jurisdiction” means, in relation to the Borrower or the Sponsor:

(a)                                 its Original Jurisdiction;

(b)                                 any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)                                  any United States jurisdiction where it conducts its business; and

(d)                                 the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Market” means the London interbank market.

“Remaining Reserves” means, in relation to the Borrowing Base Asset and any Calculation Period, the total quantities of Field Hydrocarbons forecast in the then current Banking Case to be derived from the Borrowing Base Asset in that Calculation Period and each subsequent Calculation Period which ends on or before the Field Life End Date for the Borrowing Base Asset.

“Replaceable Project Document” means any Project Document to which the Borrower is a party and which is in respect of the sale of Field Hydrocarbons or the gathering, processing or transportation of Field Hydrocarbons on and from a junction nearest to the Field from where there is available to the Borrower more than one Infrastructure option in respect of such gathering, processing, transportation or sale.

“Reportable Event” means a “reportable event” described in Section 4043 of ERISA and the regulations issued thereunder, other than an event with respect to which reporting has been waived by the PBGC pursuant to regulation or other administrative action.

“Representative” means any delegate, agent, sub-agent, employee, manager, administrator, nominee, attorney, attorney-in-fact, officer, director, trustee or custodian.

“Reserve Tail Date” means the last day of the Calculation Period immediately preceding the first Calculation Period in which the aggregate Remaining Reserves for the Borrowing Base Asset are projected in the then current Banking Case to be less than 20 per cent. of the Initial Approved Reserves.

“Reserves Report” means the Initial Reserves Report and each other report (in form satisfactory to the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank)) which is prepared by an Independent Engineering Consultant and, in each case, includes:

(a)                                 evaluations of, and production profiles for, the P50 Reserves and P90 Reserves recoverable from the Borrowing Base Asset;

(b)                                 all relevant information and data about, and all estimates of the operating and capital expenditure that may be required to be incurred in connection with the recovery of such reserves and/or the achievement of such production profiles; and

(c)                                  any other information, data or evaluation(s) relating to the Borrowing Base Asset as the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank) may require.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means:

(a)                                 with respect to any person, such person’s Chief Executive Officer, President, Chief Financial Officer, Executive Vice President or Vice President;

(b)                                 with respect to any person that is a limited liability company, in addition to the officers set forth in paragraph (a), such person’s manager, managing member, the Chief Executive Officer, President, Chief Financial Officer, Executive Vice President or Vice President of such person’s managing member or manager, or an individual person authorized by the resolutions of the manager or managers or managing member or members of such limited liability company; and

(c)                                  with respect to any person that is a general partnership or a limited liability partnership, in addition to the officers set forth in paragraph (a), the Chief Executive Officer, President, Chief Financial Officer, Executive Vice President or Vice President of such person’s general partner or partners.

“S&P” means means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any person that is:

(a)                                 listed on, or acting on behalf of, a person listed on any Sanctions List;

(b)                                 organized or resident in a Sanctioned Country; or

(c)                                  owned or controlled by any such person or persons described in the foregoing paragraphs (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes or related restrictive measures enacted, imposed, administered or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means:

(a)                                 the United Nations Security Council;

(b)                                 the United States of America;

(c)                                  the European Union;

(d)                                 any present or future member of the European Union in which a Secured Party is organised or resident;

(e)                                  the United Kingdom; and

(f)                                   the respective governments and official institutions or agencies of any of the foregoing, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United States Department of State and the United States Department of Commerce, and Her Majesty’s Treasury (together, “Sanctions Authorities”).

“Sanctions List” means:

(a)                                 the Specially Designated Nationals and Blocked Persons list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any list of designated persons maintained by the U.S. Department of State;

(b)                                 the Denied Persons List maintained by the US Department of Commerce;

(c)                                  the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury;

(d)                                 the European Union’s lists of restrictive measures against persons and entities issued pursuant to its Common Foreign and Security Policy, for which a consolidated list is provided on the website of the European External Action Service, as well as any publicly-available implementing or additional lists of restrictive measures against persons or entities issued by any of its member states in which a Secured Party is operating, organized or resident;

or any other similar list issued or maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority of persons the target or subject of Sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time.

“Scheduled Banking Case” means each Banking Case that is adopted or due to be adopted on a Scheduled Recalculation Date.

“Scheduled Recalculation Date” means each 31 March and 30 September occurring before the Final Maturity Date.

“Secured Hedging Agreement” means a Hedging Agreement entered into between the Borrower and a Hedge Counterparty in compliance with this Agreement, whether the same was entered into before or after the date of this Agreement.

“Secured Obligations” means all the Liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by each of the Borrower and the Sponsor to any Secured Party under the Finance Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Party” means each of the Administrative Secured Parties, the Lenders, the Hedge Counterparties, any Receiver or Delegate and the Account Bank; provided that where the term “Secured Party” is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall be a Secured Party only for the purposes of:

(a)                                 paragraph (a) of the definition of “Acceptable Security Interest”;

(b)                                 paragraphs (a)(ii)(I) and (c) of the definition of “Gross Expenditure”;

(c)                                  paragraph (c) of the definition of “Material Adverse Effect”;

(d)                                 paragraph (d) of the definition of “Sanctions Authority”;

(e)                                  the definition of “Secured Obligations”;

(f)                                   the definition of “Security Property”;

(g)                                  paragraph (a)(i) of Clause 1.2 (Construction);

(h)                                 Clause 32 (The Security Agent);

(i)                                     Clause 33 (Application of Proceeds);

(j)                                    Clause 35 (Conduct of business by the Secured Parties);

(k)                                 Clause 36 (Hedging and Hedge Counterparties); and

(l)                                     Clause 37 (Sharing among the Secured Parties).

“Security” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, or deposit arrangement for a third party’s benefit or encumbrance for security purposes (or other type of arrangement having the practical effect of the foregoing), whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capitalized Lease, or other title retention agreement).

“Security Agent” means Societe Generale in its capacity as security agent for the Secured Parties or any other person that replaces it in such capacity in accordance with this Agreement.

“Security Agreement” means the security agreement, in form and substance satisfactory to the Administrative Agent, executed by the Borrower in favour of the Security Agent for the benefit of the Secured Parties.

“Security Property” means:

(a)                                 the Transaction Security expressed to be granted in favour of the Security Agent for the benefit of the Secured Parties and all proceeds of that Transaction Security;

(b)                                 all obligations expressed to be undertaken by each of the Borrower and the Sponsor to pay amounts under a Finance Document to the Security Agent for the benefit of the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by each of the Borrower and the Sponsor in favour of the Security Agent for the benefit of the Secured Parties;

(c)                                  the Security Agent’s interest in any trust fund created pursuant to any Finance Document; and

(d)                                 any other amounts or property, whether rights, entitlements, choses in action or otherwise actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold for the benefit of the Secured Parties.

“Security Termination” means such time at which each of the following events shall have occurred on or prior to such time: (a) termination of this Agreement, (b) termination of all Secured Hedging Agreements with such Hedge Counterparties (other than Secured Hedging Agreements with any Hedge Counterparty with respect to which other arrangements satisfactory to such Hedge Counterparty and the Borrower have been made) and (c) the payment in full of all outstanding Loans and all other Secured Obligations (other than contingent indemnification obligations that expressly survive the termination of this Agreement for which no notice of claim has been received by the Borrower) payable under this Agreement and under any other Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3(Requests) given in accordance with Clause 12 (Interest Periods).

“Solvent” means, with respect to any person as of the date of any determination, that on such date (a) the fair value of the property of such person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such person, (b) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (c) such person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature, and (e) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Period” means each period specified in the first column (headed “Specified Period”) of the table set out in Schedule 1 (The Original Lenders).

“Specified Time” means a day or time determined in accordance with Schedule 7 (Timetable).

“Sponsor Material Adverse Effect” means (a) a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Sponsor and its Subsidiaries taken as a whole or (b) the ability of the Sponsor to perform its obligations under the Finance Documents.

“Sponsor Pledge Agreement” means a pledge agreement executed by the Sponsor covering the Sponsor’s rights, title and interest, now owned or after acquired, in the Subordinated Liabilities, in form and substance satisfactory to the Administrative Agent, executed by the Sponsor.

“Sponsor Side Letter” means the side letter agreement dated on or about the date of this Agreement from the Sponsor to the Borrower in relation to the Acquisition Agreement.

“Subordinated Liability” means any Liability of the Borrower to the Sponsor in respect of Financial Indebtedness.

“Subsidiary” means, in relation to any person (a “parent entity”), any other person (the “relevant entity”) (a) in respect of which that parent entity holds or owns (directly or indirectly) more than 50% of the issued share capital of the relevant entity, excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital or (b) over which that parent entity has direct or indirect control (where, for the purposes of this definition, “control” means the power (whether by way of ownership, contract, agency or otherwise) to:

(a)                                 cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the relevant entity; or

(b)                                 appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant entity; or

(c)                                  give directions with respect to the operating and financial policies of the relevant entity with which the directors or other equivalent officers of the relevant entity are obliged to comply.

“Syndication Date” means the date on which the relevant Mandated Lead Arrangers confirm that the primary syndication of the Facility has been completed.

“Synthetic Lease Obligation” means the monetary obligation of a person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Debtor Relief Laws to such person, would be characterized as debt of such Person (without regard to accounting treatment).

“Tax” means any tax, levy, impost, duty, assessment, or similar charge in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Sharing Agreement” means a tax sharing agreement of the Consolidated Group in the form agreed between the Administrative Agent and the Sponsor (each acting reasonably).

“Technical Assumption” means the determination of the amount of Asset Costs and any other assumption (other than an Economic Assumption), and the values ascribed to such assumption, upon which each Banking Case or draft Banking Case and, in each case, the calculations and information therein are, or are to be, based.

“Technical Bank” means Credit Agricole Corporate & Investment Bank in its capacity as technical bank or any other person that replaces it in such capacity in accordance with this Agreement.

“Technical Services Agreement” means the technical services agreement between the Borrower and the Sponsor provided as a condition precedent pursuant to paragraph 2(b) of Schedule 2 (Conditions Precedent).

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or the Sponsor, as applicable, or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (f) any failure by any Plan to satisfy the Plan Funding Rules, or an application for a waiver of the Plan Funding Rules, or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon the Borrower or any ERISA Affiliate.

“Total Commitments” means, in relation to any Specified Period or any day falling in that Specified Period, the sum of the Lenders’ Commitments for that Specified Period (which, as at the date of this Agreement and subject to any increase, cancellation or reduction of any Lender’s Commitment in accordance with this Agreement, is the amount set opposite that Specified Period in the last column (headed “Total Commitments”) of the table in Schedule 1 (The Original Lenders)).

“Transaction Documents” means the Project Documents and the Finance Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each document entered into by the Borrower, the Sponsor, the Pledgor, Cobalt LP or (in the context of paragraph (d) of Clause 25.13 (Financial

Indebtedness)) any other Affiliate of the Sponsor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Borrower and/or the Sponsor under any of the Finance Documents.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in form and substance satisfactory to the Administrative Agent (acting reasonably) and executed by the Borrower.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower or Sponsor under the Finance Documents.

“US” means the United States of America.

“Unitisation” means any unitisation or redetermination of, or affecting, the Borrowing Base Asset or any readjustment of the Borrower’s interests in the Field and/or the Field Hydrocarbons derived therefrom as a result of the Field straddling two or more lease or licence areas.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in both Part I and Part II of Schedule 3 (Requests).

“U.S. Person” means any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 15.6(a).

“Withholding Agent” means the Borrower, the Sponsor, the Administrative Agent and the Security Agent.

1.2                               Construction

(a)                                 Unless a contrary indication appears, a reference in this Agreement to:

(i)                                     the “Account Bank” the “Administrative Agent”, a “Mandated Lead Arranger”, any “Administrative Secured Party”, any “Hedge Counterparty”, any “Lender”, the “Borrower”, the “Sponsor”, the “Lead Technical Bank”, the “Technical Bank”, the “Modelling Bank”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)                                  a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Administrative Agent or, if not so agreed, is in the form specified by the Administrative Agent;

(iii)                               an “amendment” includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and “amend” shall be construed accordingly;

(iv)                              “assets” includes present and future properties, revenues and rights of every description;

(v)                                 the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency” is a reference to the amount of the first currency which could be purchased with the second currency at the Administrative Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency;

(vi)                              a “Finance Document”, a “Project Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Project Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)                           a “group of Lenders” includes all the Lenders;

(viii)                        “guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(ix)                              any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to “include” shall be construed accordingly);

(x)                                 “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)                              a “modification” includes an amendment, supplement, novation, re-enactment, restatement, variation, extension, replacement or waiver or the giving of any waiver, release or consent having the same commercial effect as any of the foregoing (and “modify” shall be construed accordingly);

(xii)                           any “obligation” of any person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and “due”, “owing”, “payable” and “receivable” shall be similarly construed);

(xiii)                        a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiv)                       a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xv)                          the “winding up” of a person shall be construed so as to include any amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets;

(xvi)                       a provision of law is a reference to that provision as amended or re-enacted;

(xvii)                    a time of day is a reference to Eastern time (daylight or standard, as applicable) in the United States;

(xviii)                 the singular includes the plural (and vice versa);

(xix)                       “disposal” means any sale, lease, transfer, assignment, grant, licence or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(xx)                          the words “other”, “or otherwise” and “whatsoever” when used in any Finance Document shall not be construed ejusdem generis or construed in a narrower way by reference to any preceding words;

(xxi)                       in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”;

(xxii)                    except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with the Accounting Principles, applied in a consistent manner; and

(xxiii)                 the Sponsor paying or having paid “equity” are to it having paid up an amount in respect of the Capital Stock of the Borrower or advanced funds to the Borrower or paid amounts on behalf of the Borrower which constitute a Subordinated Liability.

(b)                                 The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)                                  Section, Clause and Schedule headings are for ease of reference only.

(d)                                 Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)                                  A Default is “continuing” if it has not been remedied or waived.

1.3                               Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.4                               Third party rights

This Agreement, the other Finance Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Sponsor, the Pledgor and the Borrower, and no other person (including, without limitation, any Subsidiary of the Borrower, any Subsidiary of the Sponsor (other than the Borrower or the Pledgor), any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Finance Document for any reason whatsoever.

1.5                               Accounts

Any reference in this Agreement to any bank account shall include any renewal, redenomination, re-designation or sub-account thereof.

1.6                               Types of Loans

Loans are distinguished by “Type.”  The “Type” of a Loan refers to the determination whether such Loan is a LIBOR Loan or Reference Rate Loan.

SECTION 2

THE FACILITY

2.                                      THE FACILITY

2.1                               The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar term loan facility in an aggregate amount equivalent to the Total Commitments.

2.2                               Secured Parties’ rights and obligations

(a)                                 The obligations of each Secured Party under the Finance Documents are several.  Failure by a Secured Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Secured Party is responsible for the obligations of any other Secured Party under the Finance Documents.

(b)                                 The rights of each Secured Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Secured Party from the Borrower or the Sponsor shall be a separate and independent debt.

(c)                                  A Secured Party may, except as otherwise stated in the Finance Documents (including pursuant to Clause 34 (Enforcement of transaction security)), separately enforce its rights to collect amounts due and payable to such Secured Party under the Finance Documents.

2.3                               Accordion

(a)                                 The Borrower may, by notice to the Administrative Agent, request that the Total Commitments be increased; provided that:

(i)                                     no Default is continuing or could reasonably be expected to result from any such increase in the Total Commitments;

(ii)                                  after giving effect to any such increase in Total Commitments occurring prior to the Completion Date, the balance standing to the credit of the Debt Service Reserve Account is not less than the Minimum Required LIBOR Amount; and

(iii)                               either:

(A)                               (x) the Borrower’s interest in the Field is proposed to be increased; and (y) the aggregate amount of all increases requested pursuant to this Clause 2.3(a)(ii)(A) do not exceed $400,000,000; or

(B)                               (x) the Borrower so requests other than in connection with such an increase; (y) the consent of all the Lenders has been obtained to any such increase; and (z) the aggregate amount of all increases requested pursuant to this Clause 2.3(a)(ii)(B) do not exceed $100,000,000,

(the requested amount of increase, the “Additional Commitments” and such notice, the

“Increase Notice”).

(b)                                 No later than ten (10) Business Days after the date of the Increase Notice, each Lender shall notify the Borrower of the maximum indicative amount of all or part of the Additional Commitments under the Facility that such Lender is willing to assume (the “Maximum Amount”), subject to the obtaining of approvals by that Lender which are necessary for such increase (the “Necessary Approvals”) and provided that:

(i)                                     failure by a Lender to so notify the Borrower shall be deemed to be a refusal by such Lender to assume any Additional Commitments; and

(ii)                                  no Lender shall be obligated to assume any Additional Commitments.

(c)                                  Subject to paragraph (g), no later than fifteen (15) Business Days after the date of the Increase Notice:

(i)                                     the Borrower shall notify the Administrative Agent and each Lender (through the Administrative Agent) which has confirmed its willingness to assume all or part of the Additional Commitments pursuant to paragraph (b) above (each a “Willing Lender”) of the dollar amount of each Willing Lender’s increased Commitment under the Facility (the “Initially Allocated Amount”); provided that:

(A)                               the dollar amount of each Willing Lender’s Initially Allocated Amount shall not exceed that Willing Lender’s Maximum Amount under the Facility;

(B)                               unless the Maximum Amount of the relevant Willing Lender is insufficient to allow for the same, the proportion borne by each Willing Lender’s increased Commitment (including the Initially Allocated Amount) to the increased Total Commitments shall be no less than the proportion borne by such Willing Lender’s Commitment to the Total Commitments immediately prior to such increase; and

(C)                               the aggregate Initially Allocated Amounts of all the Willing Lenders under the Facility shall be the lower of (1) the aggregate Maximum Amounts of all the Willing Lenders and (2) the Additional Commitments.

(d)                                 Each Willing Lender notified under paragraph (c) shall, within fifteen (15) Business Days of such notification:

(i)                                     seek to obtain the Necessary Approvals with regard to its Initially Allocated Amount; and

(ii)                                  confirm to the Borrower (through the Administrative Agent) whether or not such Necessary Approvals have been obtained,

and any Willing Lender who is unable to obtain the Necessary Approvals for its Initially Allocated Amount shall cease to be a Willing Lender for the purposes of this Clause 2.3.

(e)                                  The Borrower may request that any of the Additional Commitments:

(i)                                     which are not assumed by any of the Willing Lenders; and/or

(ii)                                  in respect of which the Necessary Approvals are not obtained by any of the Willing Lenders within the time period specified in paragraph (d) above,

be assumed by banks, financial institutions, trusts, funds or other entities (each a “New Party”) selected by the Borrower (each of which shall not be a member of the Group and shall be approved by the Administrative Agent (such approval not to be unreasonably withheld)).

(f)                                   The Borrower shall, as soon as reasonably practicable and in any event no later than thirty-five (35) Business Days after the date of the Increase Notice, notify the Administrative Agent in writing of the amount of increased Commitments to be assumed by each Willing Lender and each New Party.

(g)                                  An increase in the Total Commitments for each Specified Period will only be effective on:

(i)                                     the execution by the Administrative Agent of an Increase Confirmation from the relevant Willing Lender or New Party; and

(ii)                                  in relation to a New Party which is not a Lender immediately prior to the relevant increase:

(A)                               the relevant New Party entering into the documentation required for it to accede as a party to this Agreement; and

(B)                               the Administrative Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that New Party. The Administrative Agent shall promptly notify the Borrower and the relevant New Party upon being so satisfied.

(h)                                 Each Willing Lender or New Party (as applicable), by executing an Increase Confirmation, confirms that the Administrative Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(i)                                     Any New Party shall, on the date upon which the increase takes effect, pay to the Administrative Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 29 (Changes to the Lenders) if the increase was a transfer pursuant to Clause 29 (Changes to the Lenders) and if the New Party was an assignee.

(j)                                    In the event that the Borrower agrees to pay to the Willing Lender or New Party (as applicable) a fee in connection with the assumption of a Commitment pursuant to this Clause 2.3 (Accordion) the terms thereof shall be set forth in a Fee Letter.

(k)                                 Clause 29.3 (Terms of Assignment) shall apply mutatis mutandis in this Clause 2.3 in relation to a Willing Lender or New Party as if references in that Clause to:

(i)                                     a “Lender” were references to all the Lenders immediately prior to the relevant increase; and

(ii)                                  the “assignee” were references to that “Willing Lender” or “New Party”.

(l)                                     No Willing Lender or New Party may assume any Increased Commitments for any Specified Period (the “relevant Specified Period”) pursuant to the preceding provisions of this Clause 2.3 without also assuming increased Commitments for the other Specified Periods, in each case, in the same proportion borne by the Increased Commitments so assumed in the relevant Specified Period to the Total Commitments (before taking into account such increased Commitments) for that relevant Specified Period.

2.4                               Notes

Any Lender may request that the amount of the Loans payable to such Lender be evidenced by a single Note, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption Agreement, as of the effective date of the Assignment and Assumption Agreement, payable to such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed.

In the event that any Lender’s Commitment increases or decreases for any reason, upon the request of such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed.

3.                                      PURPOSE

3.1                               Purpose

The Borrower shall apply all Loans borrowed by it under the Facility towards:

(a)                                 paying items of Gross Expenditure to the extent such items relate to Phase 1 only, in accordance with this Agreement;

(b)                                 paying interest, fees, commission, costs and expenses incurred by the Borrower in connection with the Facility and paying any Hedging Liabilities incurred under Hedging Agreements entered into in accordance with this Agreement; provided that no Loan may be borrowed for the purpose of paying interest on or after the Capitalisation Cut-off Date;

(c)                                  re-crediting the Cost Overrun Equity Account or reimbursing the Sponsor in the circumstances provided for in Clause 4.4 (Pre-Completion credits);

(d)                                 reimbursing the Sponsor for the amount of any excess equity, to the extent that the net amount of any equity paid by or on behalf of the Sponsor to the Borrower (after such reimbursement) exceeds 30 per cent. of the Asset Costs immediately after giving effect to the proposed Utilisation Date in respect of such Loans; and

(e)                                  in relation to any Loans drawn pursuant to an increase in Total Commitments pursuant to Clause 2.3 (Accordion) purchasing any Increased Field Interest.

3.2                               Monitoring

No Secured Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                      CONDITIONS OF UTILISATION

4.1                               Initial conditions precedent

(a)                                 The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ funding obligation) in relation to any Utilisation if on or before the date of the Utilisation Request for the first Utilisation, the Administrative Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Administrative Agent (acting on the instructions of all the Lenders).  The Administrative Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)                                 Other than to the extent that the Majority Lenders notify the Administrative Agent in writing to the contrary before the Administrative Agent gives the notification described in paragraph (a) above, the Lenders authorize (but do not require) the Administrative Agent to give that notification.

4.2                               Further conditions precedent

(a)                                 Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ funding obligation), if:

(i)                                     on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)                               no Default is continuing or would result from the proposed Utilisation; and

(B)                               all the representations and warranties in Clause 22 (Borrower representations) and Clause 23 (Sponsor Representations) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof) on and as of the such proposed Utilisation Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date;

(ii)                                  the Banking Case which is due to be adopted by the most recent Recalculation Date has been so adopted in accordance with Clause 6 (Banking Cases) (unless it has not been so adopted as a result of any failure on the part of any Secured Party to perform its obligations under this Agreement), unless the Majority Lenders have otherwise agreed in connection with a proposed Utilisation in which event the Borrowing Base Amount for the purposes of paragraph (iii)(B) below shall be such amount as they may determine (acting reasonably);

(iii)                               the aggregate of:

(A)                               the amount of the Utilisation proposed to be made on the proposed Utilisation Date; and

(B)                               the aggregate amount of all outstanding Utilisations on the proposed Utilisation Date less the aggregate amount of all outstanding Utilisations due to be repaid or prepaid on or before the proposed Utilisation Date, does not exceed the lesser of:

(1)                                 the Total Commitments applicable on such proposed Utilisation Date; and

(2)                                 the Borrowing Base Amount applicable on the proposed Utilisation Date,

(except where the purpose of the proposed Loan is to pay interest, commitment fees or other fees payable to an Administrative Secured Party projected to be payable pursuant to Clause 11 (Interest) and Clause 14 (Fees) respectively) less the amount determined by the Administrative Agent from time to time (acting reasonably) (and notified by the Administrative Agent to the Borrower and the Lenders) by reference to the Banking Case as the aggregate amount of interest, commitment fees and other fees projected to be payable pursuant to Clause 11 (Interest) and Clause 14 (Fees) in the period through to the Completion Date)

(such amount being the “Maximum Available Amount”);

(iv)                              in relation to any proposed Loan, the aggregate of:

(A)                               the amount of the Loan proposed to be made on the proposed Utilisation Date; and

(B)                               the aggregate amount of all outstanding Loans on the proposed Utilisation Date less the aggregate amount of all outstanding Loans due to be repaid or prepaid on or before the proposed Utilisation Date, does not exceed 70 per cent. of the Asset Costs applicable on such proposed Utilisation Date;

(v)                                 in relation to any Utilisation Request, it does not relate to any Phase 1 Cost Overruns or Phase 2 Development Costs;

(vi)                              in relation to any Utilisation Request for payment of cash calls or joint interest bills by the Operator, the Borrower has delivered to the Administrative Agent a copy of each relevant cash call which is intended to be paid pursuant to the proposed Loan;

(vii)                           in relation to any item of Gross Expenditure other than a cash call by the Operator, the same falls due for payment within 30 days following the date of the relevant Utilisation Request and the Borrower has delivered to the Administrative Agent a copy of each relevant invoice or other evidence of the Gross Expenditure to be paid in form acceptable to the Administrative Agent and Lead Technical Bank (each acting reasonably and, in the case of the Lead Technical Bank, acting in consultation with the Technical Bank); provided that to the extent that activities that will give rise to Gross Expenditure have been completed on or prior to the Completion Date, but the amounts relating thereto have not been invoiced or fallen due for payment on or before the Completion Date but will fall due for payment within 270 days of the Completion Date, the Borrower may only deliver a single Utilisation Request in respect of such amounts (the “Completion Date Amount”) (attaching invoices or other evidence in relation to such activities, in form acceptable to the Administrative Agent and Lead Technical Bank (each acting reasonably and, in the case of the Lead Technical Bank, acting in consultation with the Technical Bank));

(viii)                        in relation to any Utilisation Request for the reimbursement to the Sponsor of any excess equity pursuant to Clause 3.1(d) (Purpose), the Borrower has:

(A)                               certified and demonstrated to the satisfaction of the Lead Technical Bank (acting reasonably and, in the case of the Lead Technical Bank, acting in consultation with the Technical Bank) before the relevant Utilisation Request has been delivered that, following such reimbursement of the Sponsor, the sum of (i) the Maximum Available Amount, (ii) the amount credited to the Cost-Overrun Equity Account and (iii) the unfunded portion of the Guaranteed Overrun Amount are in the aggregate sufficient to achieve the Completion Date and pay all items of Gross Expenditure set forth in the then current Banking Case up to and including the Completion Date (including the aggregate cost contingencies provided for in the then current Banking Case and projected Phase 1 Cost Overruns to achieve the Completion Date); and

(B)                               delivered to the Administrative Agent a summary of the amount of such excess and attaching a copy of the relevant invoices or other evidence in relation to such amounts in form acceptable to the Administrative Agent and Lead Technical Bank (each acting reasonably and, in the case of the Lead Technical Bank, acting in consultation with the Technical Bank);

(ix)                              the Borrower has delivered to the Administrative Agent the latest monthly project report prepared by the Operator and received by the Borrower (the “Latest Report”) and the Borrower certifies that to the best of its knowledge and belief, there has been no change to the aggregate of the current and projected Phase 1 Development Costs for the Borrowing Base Asset since the date of either:

(A)                               the Latest Report; or

(B)                               if the Latest Report has not been made available, the monthly project report prepared by the Operator and most recently delivered by the Borrower under this Agreement,

which has not been disclosed to the Administrative Agent; and

(x)                                 in relation to any Utilisation Request to re-credit the Cost Overrun Equity Account or reimburse the Sponsor pursuant to Clause 4.4 (Pre-Completion credits), the Borrower has certified in the relevant Utilisation Request the amount of the Phase 1 Initial Budgeted Development Cost required to be re-credited to the Cost Overrun Equity Account or reimburse the Sponsor.

(b)                                 Notwithstanding anything to the contrary contained in this Clause 4.2 (Further conditions precedent), in the event that the Borrower submits a Utilisation Request in connection with a request for a One-Day Reference Rate Loan, the Borrower need not certify as to paragraphs (a)(vi) through (ix) hereof.

4.3                               Maximum number of Loans

In the case of LIBOR Loans, the Borrower may not deliver a Utilisation Request if as a result of the proposed Loan fifteen (15) or more LIBOR Loans would be outstanding.

4.4                               Pre-Completion credits

If, no later than ninety (90) days following the payment by the Borrower or the Sponsor of a Phase 1 Cost Overrun by utilising the guarantee under Clause 27.1 (Sponsor Cost Overrun Guarantee) or utilising amounts standing to the credit of the Cost Overrun Equity Account in accordance with this Agreement, the Borrower demonstrates to the satisfaction of the Administrative Agent and Lead Technical Bank (each acting reasonably and, in the case of the Lead Technical Bank, acting in consultation with the Technical Bank) that all or a portion of the expenditure that was the subject of a Phase 1 Cost Overrun was a Phase 1 Initial Budgeted Development Cost (but which fell due for payment in a different period from that forecast in the Initial Banking Case), the Borrower may (as applicable) deliver a Utilisation Request:

(a)                                 pursuant to Clause 4.2(a)(viii) (Further conditions precedent) to reimburse the Sponsor for the amount of such Phase 1 Initial Budgeted Development Cost; or

(b)                                 pursuant to Clause 4.2(a)(x) (Further conditions precedent) to re-credit the Cost Overrun Equity Account for the amount of such Phase 1 Initial Budgeted Development Cost.

SECTION 3

UTILISATION

5.                                      UTILISATION, CONVERSION AND CONTINUATION

5.1                               Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Administrative Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                               Completion of a Utilisation Request

(a)                                 Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                     the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                                  the currency, Type and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)                               in the case of a LIBOR Loan, the proposed Interest Period complies with Clause 12 (Interest Periods); and

(iv)                              in the case of a Reference Rate Loan, whether or not such Reference Rate Loan is a One-Day Reference Rate Loan.

(b)                                 Only one Loan may be requested in each Utilisation Request.

5.3                               Currency and amount

(a)                                 The currency specified in a Utilisation Request must be dollars.

(b)                                 The amount of the proposed Loan must be an amount which is:

(i)                                     in the case of a LIBOR Loan or a Reference Rate Loan (other than a One-Day Reference Rate Loan), (A) not more than the Available Facility and (B) which is a minimum of $1,000,000 or, if less, the Available Facility, and

(ii)                                  in the case of a One-Day Reference Rate Loan, (A) not more than the Available Facility, and (B) which is a minimum of $250,000 or if less, the Available Facility; provided that, in no event shall the aggregate of all One-Day Reference Rate Loans requested in any calendar month exceed $1,000,000, nor shall the aggregate of all One-Day Reference Rate Loans requested in any Fiscal Year exceed $5,000,000.

5.4                               Lenders’ funding obligation

(a)                                 If the conditions set out in this Agreement have been met, and subject to Clause 7.2 (Repayment of Loans), each Lender shall make its Pro Rata Share in each Loan available by the Utilisation Date through its Facility Office.

(b)                                 The Administrative Agent shall notify each Lender of the amount of each Loan and the amount of such Lender’s Pro Rata Share of that Loan not later than the Specified Time.

5.5                               Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period and the Total Commitments shall be updated in accordance with Clause 8.2(c).

5.6                               Certain Limitations

(a)                                 If any Lender shall, at least one (1) Business Day before the date of any requested LIBOR Loan, Conversion, or continuation, provide written notice to the Administrative Agent that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable lending office to perform its obligations under this Agreement to make LIBOR Loans or to fund or maintain LIBOR Loans, the Administrative Agent shall notify the Borrower thereof and the right of the Borrower to select LIBOR Loans from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Loan made by such Lender in respect of such requested Loan, Conversion, or continuation shall be a Reference Rate Loan; provided that if a LIBOR Loan has been requested pursuant to any Utilization Request, Conversion or continuation but the affected LIBOR Loan has not been funded or continued, the Borrower may cancel such request by giving notice to the Administrative Agent thereof on the same date that the Borrower was notified by the Administrative Agent pursuant to this paragraph (a), subject to any amounts required to be paid under Clause 13 (Break Costs), if any;

(b)                                 if the Administrative Agent is unable to determine LIBOR for LIBOR Loans comprising any requested LIBOR Loan, the Administrative Agent shall notify the Borrower thereof within a reasonable time thereafter, and the right of the Borrower to select LIBOR Loans for such requested Loan or for any subsequent requested Loan shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such requested LIBOR Loan shall be a Reference Rate Loan; provided that if a LIBOR Loan has been requested pursuant to any Utilization Request, Conversion or continuation but the affected LIBOR Loan has not been funded or continued, the Borrower may cancel such request by giving notice to the Administrative Agent thereof on the same date that the Borrower was notified by the Administrative Agent pursuant to this paragraph (b), subject to any amounts required to be paid under Clause 13 (Break Costs), if any; and

(c)                                  if the Majority Lenders shall, at least one (1) Business Day before the date of any requested Borrowing, notify the Administrative Agent and the Borrower that LIBOR (Reserve Adjusted) for LIBOR Loans comprising such requested Loan will not adequately reflect the cost to such Lenders of making or funding their respective LIBOR Loans, as the case may be, for such requested Loan, the right of the Borrower to select LIBOR Loans for such requested Loan or for any subsequent requested LIBOR Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each LIBOR Loan comprising such requested Loan shall be a Reference Rate Loan; provided that if a LIBOR Loan has been requested pursuant to any Utilization Request, Conversion or continuation but the affected LIBOR Loan has not been funded or continued, the Borrower may cancel such request by giving notice to the Administrative Agent thereof on the same date that the Borrower was notified by the Majority Lenders or the Administrative Agent pursuant to this paragraph (c), subject to any amounts required to be paid under Clause 13 (Break Costs), if any.

(d)                                 if the Borrower shall fail deliver a Selection Note to the Administrative Agent in accordance with Clause 12.1 (Selection of Interest Periods and Terms) in connection with any existing LIBOR Loan, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such LIBOR Loan shall Convert into a Reference Rate Loan.

6.                                      BANKING CASES

6.1                               Adoption

(a)                                 Until the adoption of the first new Banking Case in accordance with this Clause 6, the Banking Case delivered to the Administrative Agent pursuant to Clause 4.1 (Initial conditions precedent) (the “Initial Banking Case”) shall be the current Banking Case for the purposes of this Agreement.

(b)                                 Subject to Clause 6.1(e), a new Banking Case (each a “Scheduled Banking Case”) shall be prepared in accordance with this Clause 6 with the intention of it being adopted as of each Scheduled Recalculation Date.

(c)                                  In addition a new Banking Case (each an “Interim Banking Case”) shall be prepared in accordance with this Clause 6:

(i)                                     if the Lead Technical Bank (acting in consultation with the Technical Bank) or the Administrative Agent so requests at any time where it reasonably determines that an event has occurred which has or is reasonably likely to have a material adverse effect on the Borrowing Base Amount or trigger a Default under Clause 28.16 (Cover ratios);

(ii)                                  if subject to Clause 6.1(f) below, any request is made by the Borrower;

(iii)                               if the Lead Technical Bank (acting in consultation with the Technical Bank) so requests in connection with the disposal of any part of the Field Interest;

(iv)                              in connection with the occurrence of the Completion Date; or

(v)                                 if the Administrative Agent so requests in connection with an increase to the Total Commitments under the Facility made pursuant to and in accordance with Clause 2.3 (Accordion).

(d)                                 As soon as reasonably practicable following any request for a new Banking Case to be prepared pursuant to Clause 6.1(c), the Lead Technical Bank (acting reasonably and in consultation with the Modelling Bank, the Technical Bank and the Borrower) shall determine, and notify the Borrower, the Administrative Agent and the Lenders of, the date (an “Interim Recalculation Date”) as of which such new Banking Case is to be adopted.

(e)                                  If any Interim Banking Case is adopted not more than two months prior to any Scheduled Recalculation Date, or is in preparation not more than two months prior to any Scheduled Recalculation Date with the intention of adopting the same by that Scheduled Recalculation Date, the Scheduled Banking Case that was scheduled to be prepared pursuant to Clause 6.1(b) for adoption by that Scheduled Recalculation Date shall not be prepared.

(f)                                   No more than one request may be made under Clause 6.1(c)(ii) for the preparation of an Interim Banking Case in any period between two consecutive Scheduled Recalculation Dates.

(g)                                  An Increased Field Interest may not be designated as part of the Borrowing Base Asset and no part of the Borrowing Base Asset may cease to be designated as such unless:

(i)                                     the Borrower has submitted a request to the Administrative Agent for such Increased Field Interest to be designated as part of the Borrowing Base Asset or that part of the Borrowing Base Asset to cease to be designated as such (as the case may be);

(ii)                                  a new Banking Case is adopted in accordance with the provisions of this Clause 6 in connection therewith; and

(iii)                               the Majority Lenders have approved, or are deemed to have approved, of the designation of the Increased Field Interest as part of the Borrowing Base Asset or that part of the Borrowing Base Asset ceasing to be designated as such (as the case may be) in accordance with the provisions of this Clause 6.

6.2                               Content

(a)                                 Each Banking Case and draft Banking Case prepared pursuant to this Clause 6 must:

(i)                                     be prepared using the Computer Model;

(ii)                                  be in a form similar to the Initial Banking Case (or such other form as the Modelling Bank and the Lead Technical Bank (each acting reasonably and, in the case of the Lead Technical Bank, acting in consultation with the Technical Bank) may approve) and include the same type of information (and in the same level of detail) as that included in the Initial Banking Case;

(iii)                               be prepared on the basis of the Assumptions that are proposed, approved, agreed and/or determined in accordance with the provisions of this Clause 6; and

(iv)                              without prejudice to Clause 6.2(a)(ii), include:

(A)                               details of all the Assumptions on which it is based;

(B)                               the Projected Net Revenues for each Calculation Period ending on or before the Calculation End Date determined on the basis of the Assumptions;

(C)                               the NPV (Project Life) and the PLCR relating to each Calculation Period ending on or before the Calculation End Date;

(D)                               the NPV (Loan Life) and the LLCR relating to each Calculation Period ending on or before the Final Maturity Date;

(E)                                on and from the Completion Date, the DSCR relating to each Calculation Period commencing on or before the Final Maturity Date;

(F)                                 the Borrowing Base Amount relating to each Calculation Period ending on or before the Final Maturity Date;

(G)                               the Reserve Tail Date; and

(H)                              the Abandonment Date.

(b)                                 Each Banking Case must include data, forecasts and calculations for:

(i)                                     the Calculation Period that commences on the day after the Recalculation Date on which that Banking Case is due to be adopted or (if the Recalculation Date on which that Banking Case is due to be adopted does not coincide with the last day of a Calculation Period) the Calculation Period in which that Recalculation Date occurs; and

(ii)                                  each subsequent Calculation Period ending on or before the Calculation End Date.

6.3                               Key principles

In proposing, agreeing and/or determining Assumptions, preparing and/or approving any Banking Case or draft Banking Case and otherwise in carrying out their obligations and exercising their rights, under this Clause 6, the Parties shall comply with the following principles:

(a)                                 each Banking Case shall be based on:

(i)                                     the P90 Reserves of the Borrowing Base Asset (in each case) risk adjusted in such manner as the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank) may determine; or

(ii)                                  such other reserves basis as may be agreed between the Lead Technical Bank (acting in consultation with the Technical Bank) and the Borrower;

(b)                                 each Banking Case shall disregard any Gross Expenditure or Gross Income relating to the Borrowing Base Asset which is projected to arise after the Field Life End Date for the Borrowing Base Asset other than Abandonment Costs relating to the Borrowing Base Asset;

(c)                                  each Banking Case must, in projecting interest rates, exchange rates and Hydrocarbon prices, take due account of the terms of any existing Hedging Agreement:

(i)                                     that has been entered into by the Borrower in compliance with this Agreement;

(ii)                                  that has been entered into with a hedge counterparty that meets the minimum rating criteria or whose obligations under such Hedging Agreement are guaranteed upon terms satisfactory to the Administrative Agent by a person that meets the minimum rating criteria; and

(iii)                               over which the Secured Parties have, or Security Agent (in its capacity as such) has, Security pursuant to a Transaction Security Document,

where, for these purposes, “minimum rating criteria” means:

(iv)                              at the time the Hedging Agreement is or was entered into, a credit rating of at least A- from S&P or A3 from Moody’s or a comparable rating from another internationally recognised credit rating agency; and

(v)                                 thereafter, a credit rating of not lower than BBB from S&P or Baa2 from Moody’s or a comparable rating from another internationally recognised credit rating agency.

(d)                                 all figures for Taxes included in any Banking Case must be based on tax legislation in force on the relevant Recalculation Date and on any official announcements or publications in force as at such date stating that such legislation is to be altered, supplemented or replaced in whole or in part.

(e)                                  any proceeds of insurance paid or payable to the Borrower in respect of the Borrowing Base Asset shall only be included as an item of Gross Income to the extent that:

(i)                                     the Borrower can demonstrate to the reasonable satisfaction of the Lead Technical Bank (acting in consultation with the Technical Bank) that such proceeds will be received by the Borrower when projected; and

(ii)                                  such proceeds are not paid or payable to the Borrower in respect of any third party liability (other than to the extent that the associated third party liability has already been paid by or on behalf of the Borrower); and

(f)                                   the discount rate shall at all times be eight (8) per cent. per annum.

6.4                               Preparatory Steps

(a)                                 By the date falling forty (40) Business Days before the relevant Recalculation Date or, in relation to any Interim Banking Case, such later date as the Lead Technical Bank (acting in consultation with the Technical Bank) may specify:

(i)                                     the Lead Technical Bank (acting in consultation with the Technical Bank) shall submit to the Borrower its proposals for the Economic Assumptions to be used for that Banking Case; and

(ii)                                  the Borrower shall submit to the Lead Technical Bank its proposals for the Technical Assumptions to be used for that Banking Case,

provided that any Technical Assumption that is proposed by the Borrower shall be based on the Reserves Report and the Borrower Update most recently delivered to the Lead Technical Bank.

(b)                                 The Borrower and the Lead Technical Bank (acting in consultation with the Technical Bank) shall seek to agree the Assumptions to be used for each Banking Case based on the proposals submitted in accordance with Clause 6.4(a) by the date falling thirty (30) Business Days before the relevant Recalculation Date or, in relation to any Interim Banking Case, such later date as the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank) may specify.

(c)                                  If the Borrower and the Lead Technical Bank (acting in consultation with the Technical Bank) are not able to agree on any such Assumption by the date referred to in Clause 6.4(b) then such Assumption shall be determined by the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank).

6.5                               Draft Banking Cases

(a)                                 The Modelling Bank shall (in consultation with the Lead Technical Bank, the Technical Bank and the Borrower) prepare a draft Banking Case using all the Assumptions that have been agreed or determined pursuant to Clause 6.4 (Preparatory Steps).

(b)                                 The Borrower and the Modelling Bank shall use commercially reasonable efforts to provide (through the Administrative Agent) each draft Banking Case to the Lenders (together with such additional information or documents that have been provided to the Lead Technical Bank, the Technical Bank or Modelling Bank under this Agreement in connection with such draft Banking Case as the Lead Technical Bank (acting in consultation with the Technical Bank) and/or Modelling Bank (as the case may be) (acting reasonably) shall deem appropriate) no later than twenty-five (25) Business Days prior to the Recalculation Date on which such Banking Case is due to be adopted or, in the case of any draft Interim Banking Case, such later date as the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank) may specify.

(c)                                  If:

(i)                                     the Borrower has made a request under Clause 6.10(a) (Designation and de-designation of an Increased Field Interest as part of the Borrowing Base Asset) in connection with the preparation of the relevant Banking Case; or

(ii)                                  the relevant Banking Case is being prepared pursuant to Clause 6.1(c)(ii) (Adoption) in connection with any request by the Borrower for a part of the Borrowing Base Asset to cease to be designated as such or for any Increased Field Interest to be designated as part of the Borrowing Base Asset, then the Borrower (through the Administrative Agent) shall ensure that the draft Banking Case provided to the Lenders pursuant to Clause 6.5(b) is accompanied by details of the conditions (“CPs”) (if any) that the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank) considers necessary to be satisfied (such CPs to include, without limitation in the case of (i) above, evidence of good title in respect of the Increased Field Interest and Security in form and substance satisfactory to the Security Agent over the Increased Field Interest, and in the case of (ii) above, completion of a disposal of the relevant part of the Borrowing Base Asset by the Borrower) in order for the Increased Field Interest to be designated as part of the Borrowing Base Asset and/or, as the case may be, the relevant part of the Borrowing Base Asset to cease to be so designated.

6.6                               Consideration of draft Banking Case by Lenders

(a)                                 For the purposes of this Clause 6, the “Delivery Date” means, in relation to any draft Banking Case, the date on which the Administrative Agent delivers copies of the draft Banking Case and other information (if any) to all the Lenders under Clause 6.5(b) (Draft Banking Cases).

(b)                                 Each Lender may, within fifteen (15) Business Days of the Delivery Date, notify the Administrative Agent and the Lead Technical Bank of whether it approves of (as the case may be):

(i)                                     the Assumptions used in the preparation of the draft Banking Case; and/or

(ii)                                  the relevant Increased Field Interest being designated as part of the Borrowing Base Asset and the CPs relating thereto (if any); and/or

(iii)                               the relevant part of the Borrowing Base Asset ceasing to be so designated and the CPs relating thereto (if any).

(c)                                  Any Lender that does not inform the Administrative Agent and the Lead Technical Bank to the contrary within fifteen (15) Business Days of the Delivery Date shall be deemed to have approved of (as the case may be):

(i)                                     the Assumptions used in the preparation of the draft Banking Case; and/or

(ii)                                  the relevant Increased Field Interest being designated as part of the Borrowing Base Asset and the CPs relating thereto (if any); and/or

(iii)                               the relevant part of the Borrowing Base Asset ceasing to be so designated and the CPs relating thereto (if any).

(d)                                 In any event, the Lead Technical Bank (acting in consultation with the Technical Bank) and the Modelling Bank shall on the date falling fifteen (15) Business Days after the Delivery Date notify (through the Administrative Agent) the Borrower and the Lenders of whether Clause 6.7 (Lenders approve) or Clause 6.8 (Lenders do not approve) applies with respect to the relevant draft Banking Case.

6.7                               Lenders approve

If (as the case may be) the Majority Lenders approve, or are deemed to have approved:

(a)                                 the use of each of the Assumptions for the preparation of the relevant Banking Case; and/or

(b)                                 any Increased Field Interest being designated as part of the Borrowing Base Asset and the CPs relating thereto; and/or

(c)                                  the relevant part of the Borrowing Base Asset ceasing to be so designated and the CPs relating thereto,

then (as the case may be):

(d)                                 the draft Banking Case shall be adopted as the current Banking Case in accordance with Clause 6.9 (Adoption of Banking Cases); and/or

(e)                                  the Increased Field Interest shall be designated as part of the Borrowing Base Asset in accordance with Clause 6.9 (Adoption of Banking Cases); and/or

(f)                                   the relevant part of the Borrowing Base Asset shall cease to be so designated in accordance with Clause 6.9 (Adoption of Banking Cases).

6.8                               Lenders do not approve

(a)                                 If the Majority Lenders do not approve of any Assumption (the “rejected Assumption”) used in any draft Banking Case, then:

(i)                                     the Borrower and the Majority Lenders (through the Lead Technical Bank acting in consultation with the Technical Bank) shall seek to agree the Assumption to be used for the purposes of the relevant Banking Case instead of the rejected Assumption(s);

(ii)                                  if the Majority Lenders (through the Lead Technical Bank acting in consultation with the Technical Bank) and the Borrower have not been able to reach agreement on the relevant Assumption(s) to be used in the preparation of the relevant Banking Case instead of the rejected Assumption by the date falling five (5) Business Days before the Recalculation Date on which the Banking Case is due to be adopted then the relevant Assumption(s) shall be determined by the Majority Lenders (acting reasonably); and

(iii)                               the Modelling Bank (in consultation with the Lead Technical Bank, the Technical Bank and the Borrower) shall promptly upon the relevant Assumption(s) being agreed between the Majority Lenders and the Borrower or being determined pursuant to Clause 6.8(a)(ii):

(A)                               prepare a revised draft Banking Case using the Assumption(s) so agreed or determined instead of the rejected Assumption(s); and

(B)                               deliver (through the Administrative Agent) a copy of such revised draft Banking Case to the Borrower, the Lead Technical Bank, the Technical Bank and the Lenders (and such draft Banking Case shall be adopted as the current draft Banking Case in accordance with Clause 6.9 (Adoption of Banking Cases)).

(b)                                 If the Majority Lenders do not approve the Increased Field Interest being designated as part of the Borrowing Base Asset or require conditions which are more onerous than the CPs relating thereto in order for such designation to be effected and not acceptable to the Borrower or, in any event, if the CPs relating to the Increased Field Interest being designated as part of the Borrowing Base Asset are not acceptable to the Borrower, then the Modelling Bank shall promptly:

(i)                                     (in consultation with the Lead Technical Bank and the Technical Bank) prepare a revised draft Banking Case:

(A)                               based on the Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 6; and

(B)                               that does not take account of the proposed Increased Field Interest as part of the Borrowing Base Asset; and

(ii)                                  deliver (through the Administrative Agent) a copy of such revised draft Banking Case to the Lead Technical Bank, the Technical Bank, the Lenders and the Borrower (and such draft Banking Case shall be adopted as the current draft Banking Case in accordance with Clause 6.9 (Adoption of Banking Cases)).

(c)                                  If the Majority Lenders do not approve of the relevant part of the Borrowing Base Asset ceasing to be so designated or require conditions which are more onerous than the CPs relating thereto in order for such designation to cease and not acceptable to the Borrower or, in any event, if the CPs relating to the relevant part of the Borrowing Base Asset ceasing to be so designated are not acceptable to the Borrower, then the Modelling Bank shall promptly:

(i)                                     (in consultation with the Lead Technical Bank and the Technical Bank) prepare a revised draft Banking Case:

(A)                               based on the Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 6; and

(B)                               that continues to take account of the whole Borrowing Base Asset as a Borrowing Base Asset; and

(ii)                                  deliver (through the Administrative Agent) a copy of such revised draft Banking Case to the Lead Technical Bank, the Technical Bank and the Lenders and the Borrower (and such draft Banking Case shall be adopted as the current draft Banking Case in accordance with Clause 6.9 (Adoption of Banking Cases)).

6.9                               Adoption of Banking Cases

(a)                                 Each draft Banking Case prepared pursuant to Clauses 6.5 (Draft Banking Cases) or 6.8 (Lenders do not approve) shall not be adopted as the current Banking Case for the purposes of this Agreement until the latest of:

(i)                                     the relevant Recalculation Date on which the relevant Banking Case is due to be adopted; and

(ii)                                  (in the case of any Banking Case to be adopted in connection with the designation of any Increased Field Interest as part of the Borrowing Base Asset

(the “relevant designation”) or the ceasing of the relevant part of the Borrowing Base Asset to be so designated (the “relevant de-designation”)) the date on which any relevant CPs (together with any additional conditions that the Majority Lenders may reasonably require pursuant to the preceding provisions of this Clause 6) are satisfied.

(b)                                 If Clause 6.8 (Lenders do not approve) does not apply, the Lead Technical Bank (acting in consultation with the Technical Bank) and the Modelling Bank (through the Administrative Agent and at the same time as issuing any notice under Clause 6.6(d) (Consideration of draft Banking Case by Lenders)) shall promptly confirm to the Borrower and the Lenders:

(i)                                     that the relevant Banking Case will be adopted in accordance with Clause 6.9(a) (Adoption of Banking Cases); and

(ii)                                  the Borrowing Base Amount for each Calculation Period ending on or before the Final Maturity Date that will be applicable upon the adoption of such Banking Case.

(c)                                  If Clause 6.8 (Lenders do not approve) applies for any reason, the Lead Technical Bank (acting in consultation with the Technical Bank) and the Modelling Bank (through the Administrative Agent) shall, upon the adoption of the relevant Banking Case in accordance with Clause 6.9(a) or as soon as reasonably possible before such adoption, confirm to the Borrower and the Lenders:

(i)                                     that the relevant Banking Case has been, or (as the case may be) will be, adopted in accordance with Clause 6.9(a) (Adoption of Banking Cases); and

(ii)                                  the Borrowing Base Amount for each Calculation Period ending on or before the Final Maturity Date that will be applicable upon the adoption of such Banking Case.

(d)                                 If any Banking Case has been prepared and adopted in connection with the designation of any Increased Field Interest as part of the Borrowing Base Asset, then on the adoption of that Banking Case in accordance with paragraph (a) above, the Borrowing Base Asset shall be revised to accommodate the Borrower’s increased interest.

(e)                                  If any Banking Case has been prepared and adopted in connection with a part of the Borrowing Base Asset ceasing to be designated so, then on the adoption of that Banking Case in accordance with paragraph (a) above, the relevant part of the Borrowing Base Asset shall automatically cease to be designated as such.

6.10                        Designation and de-designation of an Increased Field Interest as part of the Borrowing Base Asset

(a)                                 On or before the date falling ten (10) Business Days before the date by which the Lead Technical Bank (acting in consultation with the Technical Bank) and the Borrower are required under Clause 6.4(a) (Preparatory Steps) to submit their proposals in respect of the Assumptions to be used for any Banking Case, the Borrower may submit a request to the Administrative Agent, the Lead Technical Bank and the Lenders for any Increased

Field Interest to be designated as part of the Borrowing Base Asset and/or for a part of the Borrowing Base Asset to cease to be designated as such.

(b)                                 If the Borrower has made a request under paragraph (a) above for any Increased Field Interest to be designated as part of the Borrowing Base Asset or a Banking Case is being prepared pursuant to Clause 6.1(c) (Adoption) in connection with any request by the Borrower for any Increased Field Interest to be designated as part of the Borrowing Base Asset, the Borrower must deliver to the Lenders, the Administrative Agent and the Lead Technical Bank (at the same time it makes the relevant request for the Increased Field Interest to be designated as part of the Borrowing Base Asset) all such information, documentation and evidence as any Lender, the Lead Technical Bank (acting in consultation with the Technical Bank) and/or the Administrative Agent may reasonably require with respect to such increase.

6.11                        Computer Model

(a)                                 The Modelling Bank may, with the prior consent of the Borrower and the Majority Lenders (in each case, such consent not to be unreasonably withheld or delayed), make amendments to the Computer Model from time to time to correct any errors in such Computer Model, to take into account natural gas liquids or otherwise to reflect any changes in circumstance since the date of this Agreement.

(b)                                 Following any material amendment to the Computer Model, the Majority Lenders may request for the amended Computer Model to be audited. If the Majority Lenders so request, the amended Computer Model shall be audited (at the cost of the Borrower) by a firm of model auditors appointed by the Modelling Bank (in consultation with the Borrower) approved by the Majority Lenders. Where an audit has been so requested, until a satisfactory audit in relation to the amended Computer Model has been delivered to the Majority Lenders, the existing unamended version shall continue to be the “Computer Model” for the purpose of this Agreement.

6.12                        Initial Approved Reserves

(a)                                 Subject to the remaining provisions of this Clause 6.12 (Initial Approved Reserves), the “Initial Approved Reserves” shall be the figure included in the Initial Banking Case as the aggregate quantities of Hydrocarbons forecast in the Initial Banking Case to be produced from the Initial Borrowing Base Asset in the period commencing on the first day of the first Calculation Period shown in the Initial Banking Case and ending on the Calculation End Date for the Initial Banking Case.

(b)                                 In preparing any Banking Case pursuant to the preceding provisions of this Clause 6, the Lead Technical Bank (acting reasonably and in consultation with the Borrower and the Technical Bank) shall adjust the Initial Approved Reserves to reflect (as the case may be):

(i)                                     any increase in the aggregate quantities of Hydrocarbons produced, or forecast to be produced, from the Borrowing Base Asset by reason of an Increased Field Interest being designated part of the Borrowing Base Asset; and/or

(ii)                                  any decrease in the aggregate quantities of Hydrocarbons produced, or forecast to be produced, from the Borrowing Base Asset by reason of a part of the Borrowing Base Asset ceasing to be so designated.

(c)                                  The Lead Technical Bank (acting in consultation with the Technical Bank) shall promptly after making any adjustment pursuant to Clause 6.12(b) (Initial Approved Reserves), notify the Lenders and the Borrower of the same and until the next adjustment is made pursuant to Clause 6.12(b) (Initial Approved Reserves), the adjusted figure so notified by the Lead Technical Bank shall be the “Initial Approved Reserves” for the purposes of this Agreement.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.                                      REPAYMENT

7.1                               Reduction of Facility

Notwithstanding any other provision of this Agreement, the Total Commitments shall be reduced to zero on the Final Maturity Date.

7.2                               Repayment of Loans

(a)                                 The Borrower shall repay such amount of the Loans as is required to ensure that at all times the aggregate amount of the Loans does not exceed the Total Commitments at that time.

(b)                                 In addition, subject to paragraph (d) below, on or before each Reduction Date, the Borrower shall repay such amount of the Loans as is required to reduce the aggregate amount of the Loans to the Borrowing Base Amount applicable on the day after such Reduction Date.

(c)                                  Any repayments under paragraphs (a) or (b) of Loans shall be applied as the Borrower shall notify in writing to the Administrative Agent or, failing any election by the Borrower, as the Administrative Agent shall determine.

(d)                                 Without prejudice to paragraph (a) above, where:

(i)                                     a Borrowing Base Deficiency in relation to the Facility has arisen (except as a result of a disposal or, a de-designation of part of the Borrowing Base Asset); and

(ii)                                  the Borrowing Base Amount then applicable is less than the Borrowing Base Amount that would have been applicable had the most recent Banking Case not been adopted (such difference being the “Borrowing Base Reduction Amount”), an amount of any repayment required pursuant to paragraph (b) up to a maximum of the Borrowing Base Reduction Amount shall be made, on or before the date falling five (5) Business Days after the relevant Reduction Date (provided that, in any event, no Borrowing Base Deficiency under the Facility may continue after such date).

(e)                                  Without limiting the Sponsor’s ability to make other payments on behalf of the Borrower hereunder, the Sponsor may, at its election, pay the amount of any repayment referred to in paragraph (a) or (b) above within the grace period referred to in paragraph (d) above. Each amount paid by the Sponsor pursuant to this paragraph (e) shall be subscribed by the Sponsor by way of equity in the Borrower or (at the Sponsor’s election) by way of a loan by the Sponsor to the Borrower which loan shall be subordinated to the Financial Indebtedness incurred under the Finance Documents in accordance with Clause 10 (Subordination of Claims).

(f)                                   Notwithstanding any other provision of this Agreement, all Utilisations and any amounts outstanding under the Facility shall be repaid by the Borrower on the Final Maturity Date.

7.3                               Cash sweep

On each Quarter Date following the Completion Date, to the extent that there is cash standing to the credit of the Proceeds Account (less, in relation to the each Quarter Date occurring on or prior to the 270th day following the Completion Date only, any balance of the Completion Date Amount to the extent the items that were the subject of the Completion Date Amount have not already been paid, as certified by the Borrower to the satisfaction of the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank)) (the “Remaining Balance”) after the application of paragraphs (i) through (iv) of Clause 21.3(b) (Proceeds Account), 33.33 per cent. of the Remaining Balance shall be applied by the Borrower towards prepayment of the outstanding Loans at the end of each of their relevant Interest Periods.

8.                                      ILLEGALITY, PREPAYMENT AND CANCELLATION

8.1                               Illegality

Subject to Clause 5.6 (Certain Limitations), if any Lender shall notify the Administrative Agent and the Borrower that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for a Lender or a Lender’s applicable lending office to perform any of its obligations as contemplated by this Agreement or to fund or maintain its Pro Rata Share in any LIBOR Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)                                 the Borrower shall no later than 11:00 am. (New York time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding LIBOR Loan made by such Lender or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the LIBOR Loans made by such Lender then outstanding, together with accrued interest on the principal amount prepaid (or deemed prepaid) to the date of such prepayment and amounts, if any, required to be paid pursuant to Clause 11 (Interest) as a result of such prepayment being made on such date,

(b)                                 such Lender shall simultaneously make a Reference Rate Loan to the Borrower on such date in an amount equal to the aggregate principal amount of the LIBOR Loan prepaid (or deemed prepaid) to such Lender, and

(c)                                  the right of the Borrower to select LIBOR Loans from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

8.2                               Voluntary cancellation

(a)                                 At any time prior to the Completion Date, the Borrower may, if it gives the Administrative Agent not less than five (5) Business Days’ (or such shorter period as the Administrative Agent and Lead Technical Bank (acting in consultation with the Technical Bank) may agree) prior notice, cancel in whole or any part (being a minimum amount of $1,000,000) of the Available Facility; provided that notwithstanding anything to the contrary in this Clause 8.2(a), if any Loans are to remain outstanding on the date of such cancellation, the Borrower shall have, prior to the delivery of the relevant notice, demonstrated to the satisfaction of the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank) that, notwithstanding any cancellation of any Available Facility pursuant to that notice, it will have sufficient funds available to it to enable it to achieve the Completion Date and pay all items of Gross Expenditure set forth in the then current Banking Case up to and including the Completion Date (including the aggregate cost contingencies provided for in the then current Banking Case and projected Phase 1 Cost Overruns as of the date of such cancellation).

(b)                                 Any cancellation under this Clause 8.2 shall reduce the Commitments of the Lenders rateably.

(c)                                  On the date (the “cancellation date”) on which the cancellation of any Commitment pursuant to paragraph (a) or pursuant to Clause 5.5 (Cancellation of Commitment) or Clause 9.8 (Effect of repayment and prepayment on Commitments) takes effect:

(i)                                     the Total Commitments for the Specified Period (the “Initial Specified Period”) in which the cancellation date occurs shall be reduced by the amount of the Commitments so cancelled pursuant to paragraph (a), Clause 5.5 (Cancellation of Commitment) or Clause 9.8 (Effect of repayment and prepayment on Commitments) and the Commitment of each Lender for the Initial Specified Period shall be reduced by the same proportion by which the Total Commitments for the Initial Specified Period is reduced; and

(ii)                                  if, as a result of the reduction of the Total Commitments for the Initial Specified Period pursuant to paragraph (i) above, the Total Commitments for any subsequent Specified Period exceeds the reduced Total Commitments for the initial Specified Period, the Total Commitments for each Specified Period shall be reduced to an amount equal to the reduced Total Commitments for the initial Specified Period and the Commitments of each Lender in each subsequent Specified Period shall be reduced by the same proportion by which the Total Commitments for that Specified Period are reduced.

8.3                               Voluntary prepayment of Loans

(a)                                 The Borrower may, at any time up to and including the Completion Date, if it gives the Administrative Agent not less than two (2) Business Days’ (or such shorter period as the Administrative Agent may agree) prior notice, prepay, without penalty or premium, the whole or any part of the Loans at such time.

(b)                                 The Borrower may, at any time following the Completion Date, if it gives the Administrative Agent not less than two (2) Business Days’ (or such shorter period as the Administrative Agent may agree) prior notice, prepay, without penalty or premium, the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $1,000,000).

8.4                               Mandatory Prepayment — Insurance Proceeds

The Borrower shall prepay the outstanding Loans in accordance with Clause 21.7 (Insurance Proceeds Account).

9.                                      RESTRICTIONS

9.1                               Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 8 (Illegality, prepayment and cancellation), shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2                               Interest and other amounts

Any repayment or prepayment under this Agreement shall be made together with accrued interest on the amount repaid or prepaid and, subject to any amounts required to be paid under Clause 13 (Break Costs), without premium or penalty.

9.3                               No Reborrowing of Facility

The Borrower may not reborrow any part of the Facility which is repaid or prepaid.

9.4                               Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Total Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5                               No reinstatement of Commitments

Subject to Clause 2.3 (Accordion), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6                               Administrative Agent’s receipt of Notices

If the Administrative Agent receives a notice under Clause 8 (Illegality, prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

9.7                               Application of prepayments

Any prepayment of a Loan (other than a prepayment pursuant to Clause 8.1 (Illegality)) shall be applied pro rata to each Lender’s Pro Rata Share of that Loan.

9.8                               Effect of repayment and prepayment on Commitments

If all or part of any Lender’s Pro Rata Share of a Loan is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of the Loan which is repaid or prepaid to that Lender) will be deemed to be cancelled on the date of repayment or prepayment. and the Total Commitments shall be updated in accordance with Clause 8.2(c) (Voluntary cancellation).

10.                               SUBORDINATION OF CLAIMS

10.1                        Restriction on Payment: Subordinated Liabilities

Prior to Security Termination, the Borrower shall not make any Payment of the Subordinated Liabilities at any time unless:

(a)                                 that Payment is permitted under Clause 10.2 (Permitted Payments: Subordinated Liabilities); or

(b)                                 the taking or receipt of that Payment is permitted under Clause 10.7 (Permitted Enforcement).

10.2                        Permitted Payments: Subordinated Liabilities

The Borrower may make Payments in respect of the Subordinated Liabilities (whether of principal, interest or otherwise) from time to time when due if:

(a)                                 the Payment is made from the Dividend and Distribution Account; or

(b)                                 the Majority Lenders consent to that Payment being made.

10.3                        Payment obligations continue

Neither the Borrower nor the Sponsor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Finance Document by the operation of Clause 10.1 (Restriction on Payment: Subordinated Liabilities) and Clause 10.2 (Permitted Payments: Subordinated Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

10.4                        No acquisition of Subordinated Liabilities

Prior to Security Termination, the Borrower will not:

(a)                                 enter into any Liabilities Acquisition; or

(b)                                 beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in respect of any of the Subordinated Liabilities at any time, unless the prior consent of the Majority Lenders is obtained.

10.5                        Security:  Subordinated Liabilities

Prior to Security Termination, the Sponsor may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of the Subordinated Liabilities.

10.6                       Restriction on Enforcement

Subject to Clause 10.7 (Permitted Enforcement), the Sponsor shall not be entitled to take any Enforcement Action in respect of any of the Subordinated Liabilities at any time prior to Security Termination.

10.7                        Permitted Enforcement

After the occurrence of an Insolvency Event in relation to the Borrower, the Sponsor may (unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of the Sponsor in accordance with Clause 10.10 (Filing of claims)), exercise any right it may otherwise have against the Borrower to:

(a)                                 accelerate any of the Borrower’s Subordinated Liabilities or declare them prematurely due and payable or payable on demand;

(b)                                 make a demand under any guarantee, indemnity or other assurance against loss given by the Borrower in respect of any Subordinated Liabilities;

(c)                                  exercise any right of set-off or take or receive any Payment in respect of any Subordinated Liabilities of the Borrower; or

(d)                                 claim and prove in the liquidation of the Borrower for the Subordinated Liabilities owing to it.

10.8                        Distributions

(a)                                 After the occurrence of an Insolvency Event in relation to the Borrower, the Sponsor shall, to the extent it is able to do so, direct the person responsible for the distribution of the assets of the Borrower to make that distribution to the Security Agent (or to such other person as the Security Agent shall direct) until the Liabilities owing to the Secured Parties have been paid in full.

(b)                                 The Security Agent shall apply distributions made to it under paragraph (a) above in accordance with Clause 33.1 (Order of Application).

10.9                        Set-Off

To the extent that the Borrower’s Subordinated Liabilities are discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event in relation to the Borrower, the Sponsor shall pay an amount equal to the amount of the Subordinated Liabilities owed to it which are discharged by that set-off to the Security Agent for application in accordance with Clause 33.1 (Order of Application).

10.10                 Filing of claims

After the occurrence of an Insolvency Event in relation to the Borrower, the Sponsor irrevocably authorises the Security Agent, on its behalf, to:

(a)                                 take any Enforcement Action (in accordance with the terms of this Agreement) against the Borrower;

(b)                                 demand, sue, prove and give receipt for any or all Subordinated Liabilities owing to it;

(c)                                  collect and receive all distributions on, or on account of, any or all of the Borrower’s Subordinated Liabilities; and

(d)                                 file claims, take proceedings and do all other things the Security Agent considers reasonably necessary to recover the Borrower’s Subordinated Liabilities.

10.11                 Turnover by the Sponsor

If at any time prior to Security Termination, the Sponsor receives or recovers:

(a)                                 any Payment or distribution of, or on account of or in relation to, any of the Subordinated Liabilities which is not permitted by this Clause 10;

(b)                                 other than where Clause 10.9 (Set-Off) applies, any amount by way of set-off in respect of any of the Subordinated Liabilities owed to it; or

(c)                                  other than where Clause 10.9 (Set-Off) applies, any distribution or Payment of, or on account of or in relation to, any of the Subordinated Liabilities and which is made as a result of, or after, the occurrence of an Insolvency Event in respect of the Borrower, the Sponsor will:

(i)                                     in relation to receipts and recoveries not received or recovered by way of set-off, hold an amount of that receipt or recovery equal to the relevant Subordinated Liabilities (or if less, the amount received or recovered) on trust for the Security Agent and promptly pay or distribute that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(ii)                                  in relation to receipts and recoveries received or recovered by way of set-off, promptly pay an amount equal to that recovery to the Security Agent for application in accordance with the terms of this Agreement.

10.12                 Saving provision

If, for any reason, any of the trusts expressed to be created in this Clause 10 should fail or be unenforceable, the Sponsor will promptly pay or distribute an amount equal to that receipt or recovery to the Security Agent to be held by the Security Agent for the benefit of the Secured Parties for application in accordance with the terms of this Agreement.

10.13                 Turnover of Non-Cash Consideration

For the purposes of this Clause 10, if the Sponsor receives or recovers any amount or distribution in a form other than cash which is subject to Clause 10.11 (Turnover by the Sponsor) the cash value of that non cash consideration shall be determined by the Security Agent (acting reasonably).

10.14                 Waiver of defences

The provisions of this Clause 10 or any Transaction Security will not be affected by an act, omission, matter or thing which, but for this Clause 10.14, would reduce, release or prejudice the subordination and priorities expressed to be created by this Clause 10 including (without limitation and whether or not known to any Party):

(a)                                 any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)                                 the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or other person;

(e)                                  any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any agreement or other arrangement relating to the Subordinated Liabilities or any other document or security;

(f)                                   any unenforceability, illegality or invalidity of any obligation of any person under any agreement or other arrangement relating to the Subordinated Liabilities or any other document or security;

(g)                                  any intermediate Payment of any of the Subordinated Liabilities in whole or in part; or

(h)                                 any insolvency or similar proceedings.

10.15                 Continuing subordination

The subordination provisions in this Clause 10 shall remain in full force and effect until Security Termination (or such earlier date notified by the Security Agent to the Borrower) by way of continuing subordination and extend to the ultimate balance of the Subordinated Liabilities, regardless of any intermediate payment or discharge of the Subordinated Liabilities in whole or in part.

10.16                 Non creation of charge

Nothing in this Clause 10 is intended to or shall create a charge or Security.

10.17                 Amount of Subordinated Liability

Until Security Termination, the Borrower will on request by the Security Agent from time to time notify the Security Agent of details of the amount of its Subordinated Liabilities.

10.18                 Assignments and transfers by the Borrower and the Sponsor

Neither the Borrower nor the Sponsor may assign any of its rights or transfer any of its obligations under, or declare any trust of, or otherwise dispose of, any of its rights, title, interests or benefits under any agreement in respect of the Subordinated Liabilities to, or in favour of any person, unless with the prior written consent of the Security Agent (such consent not to be unreasonably withheld or delayed).

SECTION 5

COSTS OF UTILISATION

11.                               INTEREST

11.1                        Calculation of interest

The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(a)                                 If such Loan is a Reference Rate Loan, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Margin in effect at such time for Reference Rate Loans.

(b)                                 If such Loan is a LIBOR Loan, a rate per annum equal at all times during the Interest Period for such Loan to the LIBOR (Reserve Adjusted) for such Interest Period plus the Margin in effect at such time for LIBOR Loans.

11.2                        Payment of interest

The Borrower shall pay accrued interest on each Loan made to it,

(a)                                 in the case of Reference Rate Loans, on the last day of each March, June, September, and December and on the date such Reference Rate Loan shall be paid in full; and

(b)                                 in the case of LIBOR Loans, on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three Monthly intervals after the first day of the Interest Period).

11.3                        Default interest

(a)                                 If the Borrower or the Sponsor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Administrative Agent (acting reasonably).  Any interest accruing under this Clause 11.3 shall be immediately payable by the Borrower on demand by the Administrative Agent.

(b)                                 If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                     the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                  the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

11.4                        Notification of rates of interest

(a)                                 The Administrative Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)                                 The Administrative Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

11.5                        Interest Rate Limitation

It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Finance Documents or any agreement entered into in connection with or as security for the Secured Obligations, it is agreed as follows:

(a)                                 the aggregate of all consideration which constitutes interest under law applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Finance Documents or agreements or otherwise in connection with the Notes held by such Lender, if any, shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be cancelled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and

(b)                                 in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).

All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.

If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Clause 11.5 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Clause 11.5.

12.                               INTEREST PERIODS

12.1                        Selection of Interest Periods and Terms

(a)                                 The Borrower may select an Interest Period for a LIBOR Loan in the Utilisation Request for that LIBOR Loan or (if the LIBOR Loan has already been borrowed or if a Reference Rate Loan will be Converted to a LIBOR Loan) in a Selection Notice.

(b)                                 Each Selection Notice for a Loan is irrevocable and must be delivered to the Administrative Agent by the Borrower not later than the Specified Time.

(c)                                  If the Borrower fails to select the duration of any Interest Period in any Selection Notice, the relevant Interest Period will be one Month.

(d)                                 Subject to this Clause 12, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Administrative Agent and all the Lenders.

(e)                                  An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(f)                                   Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

12.2                        Conversion

The Borrower may elect to Convert any Loan by delivering an irrevocable Selection Notice to the Administrative Agent at the Administrative Agent’s office no later than the Specified Time and otherwise subject to this Clause 12.  In no event shall the Borrower be permitted to Convert a Reference Rate Loan that could not meet the minimum amounts required under Clause 5.3(b)(i) (Currency and amount) into a LIBOR Loan.

12.3                        Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.4                        Consolidation and division of Loans

(a)                                 Subject to paragraph (b) below, if two or more Interest Periods end on the same date, the relevant LIBOR Loans to which they relate will (or, in the case of a Reference Rate Loan that Converts to a LIBOR Loan on the same date that an Interest Period expires as to any LIBOR Loan, the relevant LIBOR Loan and such Reference Rate Loan that is subject to the Conversion will), unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single LIBOR Loan on the last day of the Interest Period.

(b)                                 Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Loan immediately before its division.

13.                               BREAK COSTS

If:

(a)                                 any payment of principal of any LIBOR Loan is made other than on the last day of the Interest Period for such LIBOR Loan, whether as a result of any payment pursuant to Clause 8 (Illegality, prepayment and cancellation), the acceleration of the maturity of the Loans pursuant to Clause 28.22 (Acceleration) or otherwise;

(b)                                 the Borrower fails to make a principal or interest payment on the date such payment is due and payable;

(c)                                  the Borrower fails to borrow any LIBOR Loan on the date specified in any Utilisation Request delivered pursuant hereto; or

(d)                                 the Borrower fails to convert any LIBOR Loan into a Reference Rate Loan or to continue any LIBOR Loan, in either case, on the date specified in any Selection Notice delivered pursuant hereto;

the Borrower shall, within ten (10) days of any written demand (which written demand shall include a calculation of the losses, costs and expenses referred to below, and shall be conclusive in the absence of manifest or finally judicially determined error) sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or non-payment or failure to borrow, excluding loss of anticipated profit and of margin but including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

14.                               FEES

14.1                        Commitment fee

(a)                                 The Borrower shall pay to the Administrative Agent (for the account of each Lender) such Lender’s Pro Rata Share of a commitment fee computed at the rate of 40 per cent per annum of the Margin payable on the daily amount (if any) by which the Total Commitments exceed the amount of all outstanding Loans.

(b)                                 The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period or, if any Lender’s Commitment has been cancelled in full, on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

14.2                        Fees to the Administrative Secured Parties

The Borrower shall pay to the Mandated Lead Arrangers (for their own account) and each Administrative Secured Party a fee in the amount and at the times agreed in a Fee Letter.

ADDITIONAL PAYMENT OBLIGATIONS

15.                               TAX GROSS UP AND INDEMNITIES

15.1                        Any and all payments by or on account of any obligation of the Borrower or the Sponsor under any Finance Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the Sponsor shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Clause), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

15.2                        The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

15.3                        The Borrower shall indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes imposed or asserted on or attributable to any payments made by or on behalf of the Borrower under any Finance Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Clause) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability (together with a summary calculation thereof and reasonable details as to the determination of the Indemnified Tax being claimed) delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

15.4                        Each Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Clause 29.6 (Participations) related to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Finance Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Clause 15.4.

15.5                        As soon as practicable after any payment of Taxes by the Borrower or the Sponsor to a Governmental Authority pursuant to this Clause 15, the Borrower or the Sponsor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

15.6                        Any Lender that is entitled to an exemption from, or reduction of, any applicable Tax with respect to any payments under any Finance Document shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without the imposition of, or at a reduced rate of, such Tax. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Clause 15.6(a)(i) through (a)(v) and (b) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent any Lender shall update any form or certification previously delivered pursuant to this Clause 15.6. If any form or certification previously delivered pursuant to this Clause 15.6 expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(a)                                 Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower or the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto (and from time to time thereafter when the prior form expires or becomes invalid or obsolete, or otherwise upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:

(i)                                     in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(ii)                                  in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Finance Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iii)                               in the case of a Non-U.S. Lender for whom payments under any Finance Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(iv)                              in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate (a “U.S. Tax Compliance Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(v)                                 in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (i), (ii), (iii) and (iv) of this Clause 15.6(a) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided that if the Lender is a partnership and one or more of its direct or indirect partners are claiming the exemption for portfolio interest under Section 871(c) of the Code, such Lender may provide a U.S. Tax Compliance Certificate on behalf of such partners; or

(vi)                              any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(b)                                 if a payment made to a Recipient under any Finance Document would be subject to United States federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (b), FATCA shall include any amendments made to FATCA after the date of this Agreement.

15.7                        If any Recipient determines, in its sole reasonable discretion exercised in good faith, that it has received a refund of any Taxes (or would have received a refund of any Taxes it has been indemnified for by the Borrower under this Clause 15 but for an election to apply such refund to reduce its Tax liability in the next applicable Tax year) as to which it has been indemnified by the Borrower or with respect to which the Borrower or the Sponsor has paid additional amounts pursuant to this Clause 15, it shall pay to the Borrower or the Sponsor, as the case may be, an amount equal to such refund (or such refund of any Taxes that would have been received but for an election to apply such refund to reduce its Tax liability in the next applicable Tax year) (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Sponsor under this Clause with respect to the Taxes giving rise to such refund (or amount equal to such refund that would have been received but for an election to apply such refund to reduce its Tax liability in the next applicable Tax year)), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund (or amount equal to such refund that would have been received but for an election to apply such refund to reduce its Tax liability in the next applicable Tax year)); provided that the Borrower or the Sponsor, as the case may be, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower or the Sponsor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund (or for a refund that would have been received but for an election to apply such refund to its Tax liability in a subsequent Tax year, is not allowed to so apply such refund in the subsequent Tax year) to such Governmental Authority.  Notwithstanding anything to the contrary in this Clause 15.7, in no event will the applicable Recipient be required to pay any amount to the Borrower or the Sponsor pursuant to this Clause 15.7 the payment of which would place the Recipient in a less favourable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund (or amount equal to such refund that would have been received but for an election to apply such refund to reduce its Tax liability in the next applicable Tax year) had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Clause 15.7 shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower, the Sponsor or any other Person.

16.                               INCREASED COSTS

16.1                        Increased costs

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto with; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower or the Sponsor will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Clause and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Secured Party to demand compensation pursuant to this Clause 16 shall not constitute a waiver of such Secured Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Clause 16 for any increased costs or reductions incurred more than 270 days prior to the date that such Secured Party notifies the Borrower of the event giving rise to such increased costs or reductions and of such Secured Party’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include there period of retroactive effect thereof).

17.                               OTHER INDEMNITIES

17.1                        Judgment

(a)                                 If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under any Finance Document in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency at the lending office at 11:00 A.M. on the Business Day preceding that on which final judgment is given.

(b)                                 The obligations of the Borrower in respect of any sum due to the Lenders under any Finance Document shall, notwithstanding any judgment in any currency other than dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency, the Administrative Agent may in accordance with normal banking procedures purchase dollars with such other currency.  If the amount of dollars so purchased is less than such sum due to the Lenders, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lenders against such loss, and if the amount of dollars so purchased exceeds such sum due to the Lenders, the Lenders agree to remit to Borrower such excess.

17.2                        Other indemnities

The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Secured Party, each Administrative Secured Party and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented expenses (which, in the case of legal expenses, shall be limited to the reasonable and documented fees, charges and disbursements of a single counsel for all Indemnitees and the reasonable and documented fees, charges and disbursements of a single local counsel for all Indemnities in each relevant jurisdiction and of a single special counsel for all Indemnities in each relevant specialty (in each case except allocated costs of in-house counsel) for any of the foregoing; provided that solely in the case of any actual or potential conflict of interest as determined by the affected Indemnitee, such expenses may include the fees, charges and disbursements of one additional counsel for the affected Indemnitees as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or the Sponsor arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Finance Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower, or any Environmental Liability otherwise attributable to the Borrower, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or wilful misconduct of such Indemnitee, (ii) a material breach in bad faith under this Agreement or any other Finance Document by such Indemnitee or (iii) disputes between and among Indemnitees and not arising out of any act or omission of the Borrower or any Affiliate of the Borrower (other than any claim against the Administrative Agent, the Security Agent, any Mandated Lead Arranger or any of their respective Affiliates in their respective capacities as such or in fulfilling their role under the Finance Documents (other than their role as Lender)).  All amounts due under this Clause 17.2 shall be payable within ten (10) business days after demand therefor.  The agreements in this clause shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.  This Clause 17.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

18.                               MITIGATION

18.1                        Mitigation by the Lenders

If any Lender requests compensation under Clause 16 (Increased Costs), or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental

Authority for the account of any Lender pursuant to Clause 15 (Tax gross up and indemnities), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Clause 16.1 (Increased costs) or Clause 15 (Tax gross up and indemnities), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

19.                               COSTS AND EXPENSES

19.1                        Transaction expenses

The Borrower shall, within ten (10) Business Days of demand, pay the Administrative Secured Parties the amount of all reasonable and documented costs and expenses (including legal fees) incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)                                 this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)                                 any other Finance Documents executed after the date of this Agreement.

19.2                        Amendment costs

If the Borrower or the Sponsor requests an amendment, waiver or consent, the Borrower shall, within ten (10) Business Days of demand, reimburse each of the Administrative Agent and the Security Agent for the amount of all reasonable and documented costs and expenses (including legal fees) incurred by the Administrative Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

19.3                        Enforcement costs

The Borrower shall, within ten (10) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

19.4                        Advisers’ fees

(a)                                 Subject to Clauses 19.1 (Transaction expenses), 19.2 (Amendment costs) and 19.3 (Enforcement costs), any Administrative Secured Parties may appoint any legal adviser, insurance adviser, financial adviser, accounting or tax consultant, environmental consultant, engineering consultant or other independent expert or adviser (each, a “Lenders’ Adviser”) in connection with the exercise of that Administrative Secured Party’s or, as the case may be, the Lenders’ or the Secured Parties’ rights and discretions, or the performance of its or their duties and obligations, under the Finance Documents;

provided that (except where such appointment is made in circumstances where an Event of Default has occurred and is continuing) the relevant Administrative Secured Party shall consult with the Borrower prior to making any such appointment.

(b)           The Borrower shall, within ten (10) Business Days of demand of the Administrative Agent pay, or reimburse the relevant Administrative Secured Party, for any payments that it has made in relation to, the reasonable and documented fees, costs and expenses of any Lenders’ Adviser appointed by that Administrative Secured Party; provided that (except where (i) such Lenders’ Adviser has been appointed in circumstances where an Event of Default has occurred and is continuing or (ii) such fee, costs and expenses have been incurred pursuant to Clause 19.2 (Amendment costs) or Clause 19.3 (Enforcement costs)) the Borrower has approved the fee arrangements for that Lenders’ Adviser (such approval not to be unreasonably withheld or delayed).

20.          INITIAL, BORROWING BASE ASSET COMPLETION TEST

(a)           The Borrower shall:

(i)            notify the Lead Technical Bank and the Administrative Agent of the date on which it anticipates that the conditions set out in paragraphs (a) and (b) of the definition of “Initial Borrowing Base Asset Completion Test” will be satisfied (the “relevant conditions”); and

(ii)           at or following the time of such notification, deliver to the Lead Technical Bank documents or other evidence to demonstrate the satisfaction of the relevant conditions.

(b)           Upon being satisfied that the Initial Borrowing Base Asset Completion Test has been met, the Lead Technical Bank (having consulted with the Technical Bank) shall (acting through the Administrative Agent) promptly notify the Borrower and the Lenders of the same.

21.          PROJECT ACCOUNTS

21.1        General

(a)           The Borrower shall maintain Project Accounts in accordance with this Clause 21 with the Account Bank in New York.

(b)           Each Project Account must be denominated in dollars or such other currency(ies) as may be agreed between the Borrower and the Security Agent (each, a “permitted currency”). If the Borrower receives any moneys for crediting to a Project Account in a currency other than a permitted currency, the Borrower must convert those moneys into a permitted currency on the date on which they are received. The amount must be paid into the relevant Project Account promptly after it is converted into a permitted currency.  All amounts maintained in the Project Accounts may be invested in Cash Equivalents at the direction of the Borrower (except, if a Notice of Exclusive Control has been delivered pursuant to Clause 21.10(f) (Security), such direction shall be made solely in the discretion of the Security Agent) so long as the Secured Agent shall have an Acceptable Security Interest in such Cash Equivalents.

(c)           The restrictions on the withdrawal of funds from Project Accounts contained in this Agreement will not affect the obligations of the Borrower to make all payments required to be made to the Secured Parties on the respective due dates for payment in accordance with the Finance Documents.

(d)           Neither the ability of the Borrower to make any withdrawal from a Project Account in accordance with this Agreement nor any such withdrawal will be construed as a waiver of any Security over the Project Accounts.

(e)           The detailed operating procedures for the Project Accounts will be agreed (with the consent of the Administrative Agent and the Security Agent (such consent not to be unreasonably withheld or delayed) from time to time between the Borrower and the

Account Bank. In the event of any inconsistency between this Agreement and those procedures, this Agreement will prevail.

(f)            The Borrower must pay to the Account Bank such transaction charges and other fees as the Borrower and the Account Bank may from time to time agree.

(g)           The Account Bank will not be obliged to make available to the Borrower any sum which it is expecting to receive for the account of the Borrower until it has been able to establish that it has received that sum.

21.2        Withdrawals

(a)           No payments to, or withdrawals from, any Project Account may be made except as expressly permitted by this Agreement.

(b)           The Borrower may not make any withdrawal from any Project Account:

(i)            if such Project Account would become overdrawn as a result; or

(ii)           if, prior to the date of the relevant proposed withdrawal, the Administrative Agent or the Security Agent notifies the Account Bank that the withdrawal is not or would not be permitted under any Finance Document; or

(iii)          upon receipt of a Notice of Exclusive Control pursuant to Clause 21.10(f) (Security).

(c)           Notwithstanding any other provision of this Agreement, if the Enforcement Date has occurred:

(i)            no amount will be payable to the Borrower, or may be withdrawn by the Borrower, with respect to the Project Accounts; and

(ii)           the Security Agent will be entitled (but not obliged) without prior notice to, or the consent of, the Borrower to be the sole signatory on the Project Accounts (other than the Dividend and Distribution Account).

(d)           Notwithstanding any of the other provisions of this Agreement, the restrictions set forth in this Clause 21.2 (other than Clause 21.2(a) and 21.2(b)(i)) shall not apply to the Dividend and Distribution Account.

21.3        Proceeds Account

(a)           The Borrower shall:

(i)            maintain an account for the purpose, among other things, of receiving all its revenues derived from the Borrowing Base Asset (the “Proceeds Account”); and

(ii)           procure that:

(A)          all proceeds of the Loans made to it (other than the proceeds of any Loan made to reimburse the Sponsor for excess equity pursuant to Clause 3.1(d) (Purpose));

(B)          all amounts received by it (or to its order) under each Hedging Agreement to which it is a party;

(C)          all other items of Gross Income received by it (or to its order);

(D)          all other amounts received by it (or to its order) in connection with the Borrowing Base Asset and/or its interest therein (including the proceeds of disposal of any part of the Borrowing Base Asset or any part of the Field Interest);

(E)           any amounts transferable from the Insurance Proceeds Account pursuant to Clause 21.7(b) (Insurance Proceeds Account);

(F)           (1) any Insurance Proceeds received by it in respect of a third party liability or business interruption and (2) Insurance Proceeds received by it in respect of a claim or series of related claims to the extent such proceeds do not exceed US$5,000,000 in the aggregate; and

(G)          any amounts transferable from the Debt Service Reserve Account pursuant to Clause 21.6 (Debt Service Reserve Account),

but excluding any Insurance Proceeds (other than those referred to in paragraphs (E) and (F) above), in each case, are paid directly to the Proceeds Account.

(b)           Subject to Clause 21.2 (Withdrawals), the Borrower may withdraw amounts from the Proceeds Account at the following times and for the following purposes:

(i)            first,

(A)          at any time prior to the Completion Date, in or towards payment of any item of Gross Expenditure (other than any Hedging Costs and Hedging Termination Payments falling within paragraphs (ii) or (iii) below) when the same falls due for payment; provided that the aggregate amounts of all such Gross Expenditure in the period commencing on the Inception Date through to the end of the Calculation Period (the “relevant period”) in which the withdrawal is made is no greater than 10% in excess of the aggregate amount of all such Gross Expenditure shown in the relevant period in “Section A” of the Initial Monthly Management Spreadsheet; and

(B)          at any time on and from the Completion Date, in or towards payment of any item of Gross Expenditure (other than any Hedging Costs and Hedging Termination Payments falling within paragraphs (ii) or (iii) below) when the same falls due provided that:

(1)           such payment of amount(s) of such Gross Expenditure is not in excess of a maximum of 110% in aggregate of the amount(s) for such categories of Gross Expenditure in the relevant Calculation Period taken into account in the then current Banking Case; and

(2)           to the extent that the amount of such Gross Expenditure provided for in the first Calculation Period following a Recalculation Date in the then current Banking Case exceeds the actual amount of Gross Expenditure which fell due for payment in that Calculation Period, the amount of such excess will be credited to the Gross Expenditure which may be withdrawn in the second Calculation Period following that Recalculation Date in the then current Banking Case; and

(ii)           second, at any time, in or towards payment pro rata of any fees, commission costs, expenses, accrued interest or Hedging Costs (including any interest accruing on any Hedging Termination Payments) due but unpaid under the Finance Documents or any Secured Hedging Agreement;

(iii)          third, at any time, in or towards payment pro rata of any principal or Hedging Termination Payments due but unpaid under the Finance Documents or any Secured Hedging Agreement (provided that, in the case of any such Hedging Termination Payments, the same is payable under a Secured Hedging Agreement that has been terminated in accordance with this Agreement by the relevant Hedge Counterparty that is a party thereto):

(iv)          fourth, (xx) at any time, in or towards payment to the Debt Service Reserve Account of such amount as may be necessary to ensure that on and from the Completion Date, the aggregate balance standing to the credit of the Debt Service Reserve Account is not less than the DSRA Required Balance on such date; and (yy) at any time up to the Completion Date, in or towards payment to the Cost Overrun Equity Account and the reimbursement of the Sponsor pursuant to Clause 4.4 (Pre-Completion credits);

(v)           fifth, on each Recalculation Date to make any mandatory prepayment of the Loans together with accrued interest required as a result of the application of Clause 7.3 (Cash sweep); and

(vi)          sixth, (xx) in or towards voluntary prepayment of any Loans or any other outstanding amounts under the Finance Documents or payment of any Hedging Termination Payments that are payable under a Secured Hedging Agreement as a result of the termination of that Secured Hedging Agreement in accordance with this Agreement by the Borrower or (yy) to transfer all or part of the balance then standing to the credit of the Proceeds Account to the Dividend and Distribution Account, in each case provided that:

(A)          the Banking Case that was due to be adopted on the most recent Recalculation Date (the “relevant Recalculation Date”) has been so adopted in accordance with Clause 6 (Banking Cases) unless it has not been so adopted as a result of any failure by any Secured Party to perform its obligations under Clause 6 (Banking Cases);

(B)          the Completion Date has occurred;

(C)          no Default is continuing at such time (or would result from the making of the withdrawal);

(D)          the balance standing to the credit of the Debt Service Reserve Account is not less than the DSRA Required Balance;

(E)           an additional amount equal to the DSRA Required Balance remains in the Proceeds Account following any such withdrawal;

(F)           the Borrower delivers a Compliance Certificate certifying that the amount of outstanding Loans is not more than 70 per cent. of the Asset Costs;

(G)          if the withdrawal occurs within 270 days of the Completion Date, an amount equal to the balance of the Completion Date Amount (to the extent the items that were subject to the Completion Date Amount have not already been paid) remains in the Proceeds Account following any such withdrawal;

(H)          no Borrowing Base Deficiency exists or will arise as a result of making such withdrawal; and

(I)            the relevant withdrawal is made no later than ten (10) Business Days after the relevant Recalculation Date.

(c)           Any withdrawals from the Proceeds Account may only be made in the order of priority set out in Clause 21.3(b). Accordingly, no withdrawal may be made for a purpose set out in any paragraph or sub-paragraph of Clause 21.3(b) if any amount of a kind referred to in a preceding paragraph or sub-paragraph is due but unpaid.

21.4        Dividend and Distribution Account

(a)           The Borrower:

(i)            shall maintain an account for the purpose, among other things, of holding amounts that it is entitled to withdraw from its Proceeds Account pursuant to Clause 21.3(b)(vi) (the “Dividend and Distribution Account”);

(ii)           may transfer amounts from the Proceeds Account into the Dividend and Distribution Account maintained by it in accordance with Clause 21.3(b)(vi); and

(iii)          may transfer the amount standing to the credit of the Cost Overrun Equity Account into the Dividend and Distribution Account maintained by it in accordance with Clause 21.5(c) (Cost-Overrun Equity Account).

(b)           Proceeds from any Loan made to reimburse the Sponsor for excess equity pursuant to Clause 3.1(d) (Purpose) shall be deposited directly into the Dividend and Distribution Account.

(c)           Subject to Clause 21.2(b)(i) (Withdrawals), the Borrower may withdraw amounts from the Dividend and Distribution Accounts maintained by it at any time for its lawful general corporate purposes.

21.5        Cost-Overrun Equity Account

(a)           (i)            The Borrower shall maintain an account denominated in dollars for the purpose, among other things, of holding the equity contributions to be made in connection with the Borrowing Base Asset prior to the Completion Date (the “Cost-Overrun Equity Account”); and

(ii)           The Sponsor shall pay fifty (50) per cent of the Phase 1 Cost Overruns Threshold into the Cost-Overrun Equity Account on or before the date on which the first Utilisation Request is issued under this Agreement.

(b)           The Borrower shall withdraw amounts standing to the credit of the Cost-Overrun Equity Account at any time before the Completion Date, in or towards payment of any item of Phase 1 Cost Overruns when the same falls due (but without double counting any withdrawals made for the same purpose pursuant to Clause 21.3(b) (Proceeds Account)) to the extent there are insufficient funds in the Proceeds Account to make the relevant payment; and provided that the guarantee at Clause 27.1 (Sponsor Cost Overrun Guarantee) has already been fully drawn.

(c)           On the Completion Date, the Borrower shall close the Cost-Overrun Equity Account and shall, on the same date, transfer all monies standing to the credit of the Cost-overrun Equity Account to the Dividend and Distribution Account except to the extent the balance standing to the credit of the Debt Service Reserve Account is less than the DSRA Required Balance, in which case the Borrower shall transfer such monies to the Debt Service Reserve Account in an amount up the DSRA Required Balance (with any remaining proceeds being credited to the Dividend and Distribution Account).

21.6        Debt Service Reserve Account

(a)           The Borrower shall at all times:

(i)            maintain the Debt Service Reserve Account; and

(ii)           transfer funds to the Debt Service Reserve Account in accordance with Clause 21.3(b)(iv) (Proceeds Account).

Pre-Completion

(b)           At all times on and from the day prior to the date on which the first Utilisation Request is issued up to the Completion Date, the Borrower shall ensure that the balance standing to the credit of the Debt Service Reserve Account is not less than the Minimum Required LIBOR Amount less any amount withdrawn pursuant to paragraph (c) below.

(c)           If, on any date falling prior to the Completion Date, an amount of interest on any Loan falls due for payment and:

(i)            no Utilisation may be made by reason of Clause 4.2(a)(iii) (Further conditions precedent); and

(ii)           there are insufficient amounts standing to the credit of the Proceeds Account to meet such interest payment,

the Borrower shall utilise any amounts standing to the credit of the Debt Service Reserve Account at such time to meet the relevant interest payment.

On and from Completion

(d)           At all times on and from the Completion Date, the Borrower shall ensure that the balance standing to the credit of the Debt Service Reserve Account is not less than the DSRA Required Balance.

(e)           If at any time following the Completion Date, the amounts standing to the credit of the Debt Service Reserve Account exceed the DSRA Required Balance, the Borrower may transfer an amount equal to such excess to the Proceeds Account.

21.7        Insurance Proceeds Account

(a)           The Borrower shall procure that all Insurance Proceeds (other than those referred to in Clause 21.3(a)(ii)(F) (Proceeds Account) are promptly credited to the Insurance Proceeds Account.

(b)           If any loss of, or damage to, the Borrowing Base Asset and/or related Infrastructure results in the receipt by the Borrower of Insurance Proceeds, the Borrower shall (subject to the following proviso) withdraw amounts from the Insurance Proceeds Account and apply such proceeds in prepayment of all the Loans at the next Reduction Date (with any excess amounts being transferred to the Proceeds Account); provided that notwithstanding, the foregoing, if within forty-five (45) days of the receipt of such Insurance Proceeds, the Borrower demonstrates to the satisfaction of the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank) that all or any part of the Borrowing Base Asset can reasonably be expected to be rebuilt, or otherwise restored, the Borrower may apply such Insurance Proceeds in repair or reinstatement of the Borrowing Base Asset and/or related Infrastructure within six (6) months of receipt of such Insurance Proceeds; provided further that if the aggregate amount of Insurance Proceeds to be applied to such repair or reinstatement exceeds $20,000,000, such application shall be approved by the Majority Lenders.

21.8        Administration and miscellaneous

(a)           The Borrower shall not open or maintain any account with any bank or financial institution other than a Project Account without the prior written consent of the Administrative Agent.

(b)           The Borrower shall provide the Administrative Agent and/or the Security Agent and any of their representatives with access on reasonable notice and during normal business hours to review the books and records of the Project Accounts. The Account Bank must, and the Borrower authorises the Account Bank to, give the Administrative Agent, the Security Agent and their representatives unrestricted access to review such books and records held by the Account Bank.

(c)           The Account Bank must provide to the Administrative Agent, the Security Agent and the Borrower, not less than five Business Days after the end of each month, a full statement of all payments into and from the Project Accounts.

(d)           The Borrower must, within three (3) Business Days of demand, indemnify the Account Bank against any cost, loss or liability incurred by the Account Bank (otherwise than by reason of its gross negligence or wilful misconduct) in acting as the Account Bank under or in connection with the Finance Documents.

(e)           Except where this Agreement specifically provides otherwise, the Borrower may not exercise any right which it may have under any applicable law to direct the Account Bank to transfer any amount standing to the credit of a Project Account to it or to its order. The Account Bank must notify the Administrative Agent and the Security Agent if the Borrower purports to exercise any such right.

(f)            The Account Bank will not be under any obligation to enquire as to the purpose of any withdrawal from a Project Account.

(g)           The Account Bank must notify the Administrative Agent promptly if it becomes aware of the occurrence of a Default.

(h)           The Account Bank may not be required to act in a manner inconsistent with the Finance Documents.

(i)            Each sum credited to a Project Account will, from the time it is credited until the time it is withdrawn, bear interest at such rate as the Borrower may from time to time agree with the Account Bank. Such interest will be credited to the relevant Project Account.

21.9        Resignation of the Account Bank

(a)           The Account Bank may, after consulting with the Borrower and the Security Agent, resign at any time and appoint as its successor one of its Affiliates acting through an office in the same location(s) in which the Project Accounts are located by giving notice to the Security Agent and the Borrower.

(b)           Alternatively, the Account Bank may resign by giving notice to the Security Agent and the Borrower or may be removed by the Borrower at any time with or without cause by the Borrower upon thirty (30) days’ written notice to the Account Bank, the Security Agent and the Administrative Agent.  In each case, the Borrower, with the consent of the Security Agent (such consent not to be unreasonably withheld or delayed), may appoint a successor Account Bank provided that such successor Account Bank is a Lender as at the date of its appointment.

(c)           If the Borrower has not appointed a successor Account Bank in accordance with Clause 21.9(b) within thirty (30) days after notice of resignation was given, the incumbent Account Bank (after consultation with the Borrower and the Security Agent) may appoint a successor Account Bank (acting through an office in the same location(s) in which the Accounts are located or such other location as may be approved by the Security Agent, the Majority Lenders and the Borrower).

(d)           The retiring Account Bank shall, at its own cost, make available to the successor Account Bank such documents and records and provide such assistance as the successor Account Bank may reasonably request for the purposes of performing its functions as an Account Bank.

(e)           The resignation of the retiring Account Bank and the appointment of any successor Account Bank shall only take effect upon:

(i)            the successor Account Bank notifying all the Parties that it accepts its appointment; and

(ii)           the successor Account Bank, the retiring Account Bank and/or the Borrower completing all such steps as may reasonably be required by the Security Agent in order to (1) ensure that the successor Account Bank accedes, and becomes a party, to this Agreement (or an equivalent agreement upon terms substantially similar to those set out in this Agreement) in its capacity as Account Bank; (2) ensure that the Security Agent and/or the Secured Parties continue to have an Acceptable Security Interest over the Project Accounts (or any replacement accounts) and the amounts standing to the credit thereto (subject to other Security permitted hereunder); and (3) generally facilitate the change in identity of the relevant Account Bank (including all such steps relating to the transfer of the amounts standing to the credit of the Project Accounts to the replacement accounts held with the successor Account Bank).

(f)            Upon the appointment of a successor, the retiring Account Bank shall be discharged from any further obligation under this Agreement but shall remain entitled to the benefit of this Clause 21. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)           If the Security Agent (acting reasonably) determines that the Account Bank is not fulfilling its obligations as Account Bank, then (after consultation with the Borrower) the Administrative Agent may, by notice to the Account Bank, require it to resign in accordance with Clause 21.9(b). In this event, the Account Bank shall resign in accordance with Clause 21.9(b).

(h)           Unless the Security Agent and the Majority Lenders otherwise provides consent (such consent not to be unreasonably withheld or delayed), the Account Bank must be at all times an institution approved, licensed and authorised to accept deposits in New York.

(i)            The Parties shall take such action as the Security Agent may consider necessary in order that the Security Agent and/or the Secured Parties are granted, or continue to have the benefit of, an Acceptable Security Interest over the Project Accounts or any replacement accounts) and the amounts standing to the credit thereto (subject to other Security permitted hereunder).

21.10      Security

(a)           The Account Bank consents to the grant of the Security in the Project Accounts and on the date on which such Security is granted in favour of the Security Agent for the benefit of the Secured Parties.

(b)           The Account Bank confirms that it has received no other notice of any Security in respect of any Project Account in favour of any person other than the Security Agent.

(c)           Terms defined in Article 8 or 9 of the Uniform Commercial Code in effect in the State of New York (the “New York UCC”) are used in this Section 21.10 below as such terms are defined in such Article 8 or 9.

(d)           The Account Bank represents and warrants to, and agrees with, the Borrower and the Security Agent that:

(i)            The Account Bank will maintain each Project Account for the Borrower, and all property held by the Account Bank for the account of the Borrower shall be credited to a Project Account in accordance with the terms of this Agreement.  The Account Bank will not change the name, owner or account number of any Project Account after such Project Account is established without the prior written consent of the Security Agent and the Borrower.

(ii)           Each Project Account will be maintained as a securities account within the meaning of Section 8-501 of the New York UCC.  The Account Bank is the securities intermediary with respect to the property credited from time to time to each Project Account.  The Borrower is the entitlement holder with respect to the property credited from time to time to each Project Account.

(iii)          The Account Bank agrees with the Security Agent and the Borrower that all property credited from time to time to a Project Account will be treated as financial assets under Article 8 of the New York UCC.  No financial asset credited to any Project Account will be registered in the name of the Borrower, payable to the order of the Borrower, or specially indorsed to the Borrower, unless such financial asset has been further indorsed by the Borrower to the Account Bank or in blank.

(iv)          The State of New York will be the Account Bank’s jurisdiction for purposes of Section 8-110(e) of the New York UCC so long as the Security over the Project Accounts shall remain in effect.

(e)           The Borrower and Account Bank do not know of any claim to or interest in any Project Account or any property credited to any Project Account, except for claims and interests of the Security Agent, the Account Bank and the Borrower.

(f)            The Account Bank will comply with instructions of the Security Agent directing it to transfer or redeem any property in any Project Account (each an “Entitlement Order”) or other directions concerning any Project Account (including, without limitation, directions to distribute to the Security Agent proceeds of any such transfer or redemption or interest or dividends on property in any Project Account) without further consent of the Borrower or any other person or entity.  Unless and until the Account Bank receives a Notice of Exclusive Control (as defined below), the Account Bank will comply with instructions originated by the Borrower directing disposition of funds in each Project Account without further consent of the Security Agent in accordance with any applicable Transactions Security Document.  Following the receipt by the Account Bank of a Notice of Exclusive Control, the Account Bank shall not comply with any instructions or Entitlement Orders originated by the Borrower directing disposition of funds in any Project Account and the Account Bank will comply with (i) all instructions originated solely by the Security Agent directing disposition of the funds in any Project Account, and (ii) all other instructions or other directions originated by the Security Agent concerning the Project Accounts, in each case under clause (i) or (ii) above without further consent by the Borrower or any other person or entity.  “Notice of Exclusive Control” means a written notice from the Security Agent to the Account Bank (A) making specific reference to the terms of this Agreement and in particular, Clause 21.10 of this Agreement, (B) specifying that the Security Agent is exercising exclusive control over the Project Accounts, and (C) ordering the Account Bank to cease complying with any Entitlement Orders and any other directions from the Borrower with respect to the Project Accounts, and to transfer funds and securities therein from the Project Accounts as directed by Security Agent.

(g)           The Account Bank subordinates in favor of the Security Agent any security interest, lien, or right of setoff or other claim it may have, now or in the future, against any Project Account or property in any Project Account, except that the Account Bank will retain its lien on property in each Project Account to secure payment for normal commissions and fees for such Project Account.

(h)           The Account Bank has not agreed with, and will not agree with, any person or entity not party to this Agreement that the Account Bank will comply with Entitlement Orders originated by such person or entity.

(i)            When the Account Bank knows of any claim or interest in any Project Account or any property credited to any Project Account other than the claims and interests of the Borrower, the Security Agent or the Account Bank, the Account Bank will promptly notify the Security Agent and the Borrower of such claim or interest.

(j)            The terms of this Clause 21.10 do not create any obligation of the Account Bank except for those expressly set forth in this Clause and in Part 5 of Article 8 of the New York UCC.  In particular, the Account Bank need not investigate whether the Security Agent and/or the Borrower is entitled under any of the Security Agent’s agreements with the Borrower to give an Entitlement Order or other direction concerning any Project Account.  The Account Bank may rely on notices and communications it believes given by the appropriate party.

(k)           The Security Agent may terminate the Security over the Project Accounts and the obligations of the Account Bank in connection therewith under this Clause 21.10 by notice to the Account Bank and the Borrower.  If the Security Agent notifies the Account Bank that such Security has terminated, this Clause 21.10 will immediately terminate.

(l)            In the event that any Project Account (other than the Dividend and Distribution Account) is ever held at a bank other than the Administrative Bank, the Borrower shall enter into an Account Control Agreement for the purposes of creating Security over such Project Account (other than the Dividend and Distribution Account) (and the sums standing to the credit of such Project Accounts) in favour of the Security Agent.

(m)          At any time during the continuance of an Event of Default, the Security Agent or the Administrative Agent may (at its discretion) deliver a Notice of Exclusive Control.

SECTION 6

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22.          BORROWER REPRESENTATIONS

22.1        General

The Borrower makes the representations and warranties set out in this Clause 22 to each Secured Party.  The representations and warranties are made at the times stated in Clause 22.24 (Times when representations made).

22.2        Status

(a)           It is a limited liability company, duly formed and validly existing under the law of its Original Jurisdiction.

(b)           It has the power to own its assets and carry on its business as it is being conducted.

(c)           It has not carried on any business or activity other than the ownership of the Field Interest, and matters reasonably incidental or ancillary thereto.

22.3        Binding obligations

(a)           Each Finance Document is the legal, valid, and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity; and

(b)           the Transaction Security Documents to which it is a party are effective to create in favour of the Security Agent for the benefit of the Secured Parties an Acceptable Security Interest in the Charged Properties described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices required by the applicable provision of the Transaction Security Documents and (ii) upon the taking of possession or control by the Security Agent of such Charged Properties with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Security Agent to the extent required by the Security Agreement (if in effect)), the Security created by such Transaction Security Documents shall constitute an Acceptable Security Interest in (to the extent intended to be created thereby), all right, title and interest of the Borrower in such Charged Properties to the extent perfection can be obtained by filing financing statements or taking possession or control, in each case subject to no Security other than Security permitted hereunder.

22.4        Non-conflict with other obligations

The execution, delivery and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the Transaction Security do not and will not conflict with:

(a)           any law or regulation applicable to it;

(b)           its constitutional documents; or

(c)           any agreement or instrument binding upon it,

except, in the case of any Project Document, with respect to any conflict referred to in paragraph (a), to the extent that such conflict could not reasonably be expected to have a Material Adverse Effect.

22.5        Power and authority

It has the requisite power and authority to execute, deliver and perform, and has taken all necessary action to authorise its execution, delivery and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

22.6        Solvency

The Borrower is Solvent.

22.7        Governmental Authorization; Other Consents

No Authorisation or other action by, or notice to, or filing with any Governmental Authority or any other person is necessary or required to be made or obtained by the Borrower in connection with (a) the execution, delivery or performance by the Borrower of this Agreement or any other Transaction Document, in each case, to which it is a party, or for the consummation of the transactions contemplated thereby, (b) the grant by the Borrower of the Security granted by it pursuant to the Transaction Security Documents, or (c) the perfection or maintenance of an Acceptable Security Interest in the Charged Property created under the Transaction Security Documents (including the priority thereof), except for (i) filings and registrations necessary to perfect the Security on the Charged Property granted by the Borrower in favor of the Security Agent for its benefit and the benefit of the Secured Parties, (ii) the Authorisations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the transactions contemplated thereby, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii), in the case of any such Authorisation, action or filing necessary or required to be made or obtained by the Borrower in connection with the execution, delivery or performance by the Borrower of the Project Documents, to the extent such Authorisation, action or filing is not material.

22.8        No Default

No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

22.9        No misleading information

The written information, documents and data (other than as set forth below and other than information of a general economic or industry nature or the Banking Case) furnished by or on behalf of the Borrower or the Sponsor to any Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Finance Document (as modified or supplemented by other information so furnished, and when taken as a whole with such other information), did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, financial estimates, forecasts and other forward-looking information other than the Banking Case (collectively, “Projected Information”), the Borrower represents only that such

Projected Information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that Projected Information as it relates to future events is not to be viewed as fact, that Projected Information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance can be given that any particular Projection Information will be realized, that actual results may differ and that such differences may be material.

22.10      Original Financial Statements

(a)           The Sponsor’s Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied throughout the period covered thereby, and fairly present the financial condition of the Group as of the date thereof and its results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with the Accounting Principles consistently applied throughout the period covered thereby.  As of the date of the Sponsor’s Original Financial Statements, there were no material contingent obligations, liabilities for taxes, extraordinary forward or long-term commitments, or unrealized or anticipated losses of the Parent or any of its Subsidiaries except as disclosed therein and adequate reserves for such items have been made in accordance with Accounting Principles.

(b)           Since December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect or a Sponsor Material Adverse Effect.

(c)           The Borrower’s most recent financial statements delivered pursuant to paragraphs (a)(i) and (ii) of Clause 24.1 (Financial statements) have been prepared in accordance with the Accounting Principles consistently applied throughout the period covered thereby, and fairly present the financial condition of the Borrower as of the date thereof and its results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with the Accounting Principles consistently applied throughout the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end audit adjustments).

(d)           The Sponsor’s most recent financial statements delivered pursuant to paragraphs (a)(i) and (ii) of Clause 24.1 (Financial statements) have been prepared in accordance with the Accounting Principles consistently applied throughout the period covered thereby, and fairly present the financial condition of the Group as of the date thereof and its results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with the Accounting Principles consistently applied throughout the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end audit adjustments).

22.11      Banking Case assumptions and preparation

(a)           The proposals for the Technical Assumptions submitted to the Lead Technical Bank by the Borrower pursuant Clause 6.4(a)(ii) (Preparatory Steps) in connection with the then current Banking Case were considered to be reasonable by the Borrower on the date submitted.

(b)           The then current Banking Case is, to the best of its knowledge and belief, consistent with the provisions of the Transaction Documents in all material respects.

(c)           With respect to those portions prepared by it, the then current Banking Case has been prepared by the Borrower in good faith and with due care.

(d)           The Computer Model is consistent with the provisions of the Transaction Documents in all material respects and to the best of its knowledge and belief does not contain any error which would render any information produced using it misleading.

22.12      No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

22.13      No breach of laws

(a)           Except where such event could, in the aggregate, not reasonably be expected to have a Material Adverse Effect:

(i)            no Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code;

(ii)           no Plan has failed to satisfy the Plan Funding Rules, and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan;

(iii)          neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability; and

(iv)          neither the Borrower nor any of its ERISA Affiliates has received notice that any Multiemployer Plan is insolvent or in reorganization or incurred any liability with respect to a Multiemployer Plan for such reason.

(b)           The Borrower is in compliance with all laws applicable to it except where non-compliance with such laws could not reasonably be expected to have a Material Adverse Effect.

(c)           The proceeds of the Loans will be used by the Borrower for the purposes described in Clause 3 (Purpose).  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the F.R.S. Board).  No proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulation T, U or X of the F.R.S. Board.

(d)           The Borrower is not an “investment company” under the Investment Company Act of 1940, as amended.

22.14      Development Consents

All Development Consents that are currently required have been received and no other Development Consents which have not been obtained and disclosed to the Administrative Agent in writing are currently required from any person in order to bring the Borrowing Base Asset into commercial production as contemplated by the Banking Case or for the performance by the Borrower or the Sponsor of any of their obligations under any of the Field

Agreements except, in each case, where the failure to receive such Development Consents could not reasonably be expected to have a Material Adverse Effect, other than, until the BOEMRE Approval Date, any Development Consents required to formalize the transfer of title to the Sponsor’s interest in the Field from Cobalt International Energy, L.P. to the Borrower.

22.15      Field Insurances

(a)           It has insured, or has procured that insurance has been obtained within a group insurance policy under which claims attributable to its interests will be paid directly to it for all its properties, assets and activities and in respect of all liabilities arising out of the operation or development of such properties and assets in accordance with Good Industry Field Practice in the relevant jurisdiction and such insurance remains in full force and effect.

(b)           All Insurances which are required to be maintained or effected under or pursuant to the Finance Documents are in full force and effect and no event or circumstances or act or omission has occurred which would entitle any insurer under those Insurances to avoid its liability or otherwise reduce its liability.

22.16      Environmental Matters

(a)           It:

(i)            has obtained all Environmental Permits necessary for the ownership and operation of its properties and the conduct of its respective businesses, except where the failure to obtain such Environmental Permit could not reasonably be expected to have a Material Adverse Effect;

(ii)           has at all times been and is in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect;

(iii)          has not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit, except for any notice that has been resolved or that could not reasonably be expected to have a Material Adverse Effect; and

(iv)          is not subject to any actual or, to its actual knowledge, contingent Environmental Claim, which could reasonably be expected to have a Material Adverse Effect.

(b)           To its actual knowledge, none of the present or previously owned or operated property of the Borrower, wherever located:

(i)            has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs;

(ii)           is subject to a Security, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any property owned or operated by the Borrower, wherever located, which could reasonably be expected to have a Material Adverse Effect; or

(iii)          has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could reasonably be expected to have a Material Adverse Effect.

(c)           Without limiting the foregoing:

(i)            all necessary notices have been properly filed by or on behalf of the Borrower, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower on any of its presently or formerly owned or operated property, except where the failure to file such notices or the further action required could not reasonably be expected to have a Material Adverse Effect; and

(ii)           the present and, to the Borrower’s actual knowledge, future liability, if any, of the Borrower based on its operations to date which could reasonably be expected to arise in connection with requirements under Environmental Laws could not reasonably be expected to have a Material Adverse Effect.

22.17      Taxation

(a)           It has timely filed all U.S. federal income and all other material Tax returns it is required by law to file and has paid all U.S. federal income and all other material Taxes due and payable by it (except where the validity or amount thereof is being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been set aside on its books in accordance with GAAP).

(b)           No material Security with respect to Taxes has been filed with respect to the Borrowing Base Asset other than Security for Taxes not yet due.  As of the Closing Date, the Borrowing Base Asset is not subject to any material Tax liability or Tax proceeding, and no such Tax proceeding has been threatened in writing with respect to the Borrowing Base Asset.

(c)           Except as disclosed in writing to the Administrative Agent, no claims or investigations are being, or are to the best of its knowledge and belief, reasonably likely to be, made or conducted against it with respect to any material Taxes.

(d)           The Computer Model accurately reflects all material Taxes that, under present law as of the date hereof are expected to be due and payable by the Borrower based on the income and expenses of the Borrower that are contained in the Computer Model.

22.18      Security and Financial Indebtedness

(a)           No Security or Quasi-Security exists over all or any of its assets other than as permitted by this Agreement.

(b)           It has no Financial Indebtedness outstanding other than as permitted by this Agreement.

22.19      Good title to assets; Title to Field Interest; Condition of Property

(a)           The Borrower has good and marketable title to all of its properties (other than the Leases) of any material value, free and clear of all Security except for Security permitted by Clause 25.3 (Negative Pledge).  The Borrower has good and defensible title, as is customary in the oil and gas industry, to all of its Leases free and clear of all Security except for Security permitted by Clause 25.3 (Negative Pledge).

(b)           The Borrower has all requisite power and authority to own or lease its assets and carry on its business as currently conducted (subject, until the BOEMRE Approval Date, to the Development Consents necessary to formalize the transfer of title in the Field to the Borrower).

(c)           The material properties used or to be used in the continuing operations of the Borrower are in reasonably good repair, working order and condition (ordinary wear and tear excepted).

(d)           Specifically in connection with the foregoing, none of the wells comprising a part of the Borrowing Base Asset (or properties unitized therewith) of the Borrower is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are bottomed under and are producing from, and the well bores are wholly within, the Borrowing Base Asset (or in the case of wells located on properties unitized therewith, such unitized properties) of the Borrower.

(e)           With respect to each Reserves Report delivered, including the Initial Reserves Report, as of the date of such Reserves Report:

(i)            the portions of the Borrowing Base Asset that are categorized as “proved, developed and producing” identified therein, if any, were developed for Hydrocarbons, and the wells pertaining to such portions of the Borrowing Base Asset that are described therein as producing wells (“Wells”), were each producing Hydrocarbons in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells;

(ii)           the descriptions of quantum and nature of the record title and beneficial interests of the Borrower set forth in such Reserves Report include the entire record title and beneficial interests of the Borrower in such Borrowing Base Asset, are complete and accurate in all material respects, and take into account all Security permitted by this Agreement;

(iii)          except as disclosed in the Reserves Report and except for the Preferential Rights, there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Borrower in the Borrowing Base Asset as set forth in the Reserves Report; and

(iv)          no operating or other agreement to which the Borrower is a party or by which the Borrower is bound affecting any part of the Borrowing Base Asset requires the Borrower to bear any of the costs relating to such Borrowing Base Asset greater than the record title interest of the Borrower in such portion of the Borrowing Base Asset as set forth in such Reserves Report, except in the event the Borrower is obligated under an operating agreement to assume a portion of a defaulting or non-consenting party’s share of costs.

(v)           Except as otherwise permitted herein, where applicable, and to the best of its knowledge and belief, all of the wells located on the Borrowing Base Asset and production of Field Hydrocarbons therefrom have been properly classified under appropriate governmental regulations.

(vi)          Except as otherwise permitted hereunder, there are no obligations with respect to the Borrowing Base Asset or under any contract related thereto which require the drilling of additional wells or operations to earn or to continue to hold all or any portion of the Borrowing Base Asset in force and effect, except those under customary continuous operations provisions that may be found in one or more of the oil and gas and/or oil, gas and mineral leases.

22.20      Existence of Project Documents

(a)           Each of the Project Documents is in full force and effect and constitutes the legal, valid, binding and enforceable obligations of the Borrower, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity, all terms thereof have been complied with in all material respects by the Borrower and (during any prior period whilst it was party thereto) the Sponsor and (to the best of its knowledge and belief) the other parties thereto; no notice of any intention to revoke or terminate any Project Document has been received by either the Borrower or Sponsor, and neither it nor has (to the best of its knowledge) any other person that is party thereto has repudiated or disclaimed any material liability or obligation thereunder or formally given notice that it does not consider itself bound by or does not intend to comply with any material provision thereof.

(b)           The Borrower has furnished the Administrative Agent or its legal advisors with copies of all Project Documents available to it as at the date of this Agreement.

22.21      Shares

(a)           All membership interests of the Borrower have been validly issued and are owned by the Pledgor free and clear of all Security except as otherwise permitted under this Agreement, and such membership interests are not subject to any option to purchase or similar rights.

(b)           The constitutional documents of the Borrower do not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

22.22      Intellectual Property

(a)           The Borrower or the Sponsor is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the material Intellectual Property that is reasonably necessary to carry on the Borrower’s business as it is being conducted and as contemplated in the Banking Case.

(b)           To the Borrower’s knowledge, the Borrower does not in carrying on its businesses, infringe any material Intellectual Property of any third party.

(c)           The Borrower has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

22.23      Sanctions; Anti-Corruption Laws

(a)           The Borrower has implemented and maintains, or caused to be implemented and maintained in effect, policies, and procedures designed to ensure compliance by the Borrower, its directors, officers and employees and agents currently engaged by it and carrying out activities on its behalf, with applicable Anti-Corruption Laws and applicable Sanctions, and the Borrower and, to its knowledge, its Affiliates, officers and employees and directors or any of their respective agents currently engaged by them and carrying out activities on their behalf, are in compliance with Anti-Corruption Laws and applicable Sanctions.

(b)           The Borrower (i) is not a Sanctioned Person, (ii) has none of its assets located in a Sanctioned Country; and (iii) derives no revenues from investments in, or transactions with, Sanctioned Persons.  The Borrower will not use the proceeds of any extension of credit hereunder to fund any operation in, finance any investments or activities in, or make payments to, a Sanctioned Person.

(c)           None of the Borrower, any director, officer or employee of the Borrower, nor, to its knowledge, any of its Affiliates or agents currently engaged by it and carrying out activities on its behalf, has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower and, to its knowledge, its Affiliates have conducted their businesses in material compliance with the FCPA.

22.24      Times when representations made

(a)           Except as set out in paragraph (b) below, all the representations and warranties in this Clause 22 are made by the Borrower on the date of this Agreement and are deemed to be made by the Borrower on the date of each Utilisation Request and each Utilisation Date.

(b)           The representations and warranties contained in Clause 22.19(e) (Good title to assets; Title to Field Interest; Condition of Property) are made by the Borrower on the date of this Agreement and are deemed to be made by the Borrower on the date of each Utilisation Request, each Utilisation Date and on the date of delivery of each Reserves Report pursuant to Clause 24.5 (Reserves Reports and Borrower Updates).

(c)           Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

23.          SPONSOR REPRESENTATIONS

23.1        General

The Sponsor makes the representations and warranties set out in this Clause 23 to each Secured Party. The representations and warranties are made at the times stated in Clause 23.16 (Times when representations made).

23.2        Status

(a)           It is a corporation, duly formed and validly existing under the law of its Original Jurisdiction.

(b)           It has the power to own its assets and carry on its business as it is being conducted.

23.3        Binding obligations

(a)           Each Finance Document to which it is a party is the legal, valid, and binding obligation of the Sponsor enforceable against the Sponsor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity; and

(b)           the Transaction Security Documents to which it is a party are effective to create in favour of the Security Agent for the benefit of the Secured Parties an Acceptable Security Interest in the Charged Properties described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices required by the applicable provision of the Transaction Security Documents to which it is a party and (ii) upon the taking of possession or control by the Security Agent of such Charged Properties with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Security Agent to the extent required by the Sponsor Pledge Agreement), the Security created by such Transaction Security Documents shall constitute an Acceptable Security Interest in (to the extent intended to be created thereby), all right, title and interest of the Sponsor in such Charged Properties to the extent perfection can be obtained by filing financing statements or taking possession or control, in each case subject to no Security other than Security permitted hereunder.

23.4        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)           any law or regulation applicable to it;

(b)           its constitutional documents; or

(c)           any agreement or instrument binding upon it;

except with respect to any conflict referred to in clause (a) or (c), to the extent that such conflict could not reasonably be expected to have a Sponsor Material Adverse Effect.

23.5        Power and authority

It has the requisite power and authority to execute, deliver and perform, and has taken all necessary action to authorise its execution, delivery and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

23.6        Governmental Authorization; Other Consents

No Authorisation, or other action by, or notice to, or filing with any Governmental Authority or any other person is necessary or required to be made or obtained by the Sponsor in connection with (a) the execution, delivery or performance by the Sponsor of this Agreement or any other Transaction Document, in each case to which it is a party, or for the consummation of the transactions contemplated thereby, (b) the grant by the Sponsor of the Security granted by it pursuant to the Transaction Security Documents, or (c) the perfection or maintenance of an Acceptable Security Interest in the Charged Property created under the Transaction Security Documents to which it is a party (including the priority thereof), except for (i) filings and registrations necessary to perfect the Security on the Charged Property granted by the Sponsor in favor of the Security Agent for its benefit and the benefit of the Secured Parties, (ii) the Authorisations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the transactions contemplated thereby, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii) in the case of Project Documents to be entered into or performed by the Sponsor only, any such Authorisation, action or filing necessary or required to be made or obtained by the Sponsor that is not material.

23.7        Solvency

The Sponsor, individually and together with its subsidiaries, is Solvent.

23.8        Original Financial Statements

(a)           The Sponsor’s Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied throughout the period covered thereby, and fairly present the financial condition of the Group as of the date thereof and its results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with the Accounting Principles consistently applied throughout the period covered thereby.

(b)           Since December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Sponsor Material Adverse Effect.

(c)           The Sponsor’s most recent financial statements delivered pursuant to paragraphs (a)(i) and (ii) of Clause 24.1 (Financial statements) have been prepared in accordance with the Accounting Principles consistently applied throughout the period covered thereby, and fairly present the financial condition of the Group as of the date thereof and its results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with the Accounting Principles consistently applied throughout the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end audit adjustments).

23.9        No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Sponsor Material Adverse Effect, have (to the best of its knowledge and belief) been started or threatened against it.

23.10      Investment Company Act

The Sponsor is not an “investment company” under the Investment Company Act of 1940, as amended.

23.11      Field Insurances

(a)           It has insured, or has procured that insurance has been obtained within a group insurance policy under which claims attributable to the Borrower’s interests will be paid directly to the Borrower for all of the Borrower’s properties, assets and activities and in respect of all liabilities arising out of the operation or development of such properties and assets in accordance with Good Industry Field Practice and such insurance remains in full force and effect.

(b)           All Insurances which are required to be maintained or effected under or pursuant to the Finance Documents are in full force and effect and no event or circumstances or act or omission has occurred which would entitle any insurer under those Insurances to avoid its liability or otherwise reduce its liability.

23.12      Environmental Matters

The present and, to the Sponsor’s actual knowledge, future liability, if any, of the Sponsor based on its operations to date which could reasonably be expected to arise in connection with requirements under Environmental Laws will not have a Sponsor Material Adverse Effect.

23.13      Taxation

(a)           It is not overdue in the filing of any U.S. federal income and all other material Tax returns and it is not overdue in the payment of any amount in respect of all U.S. federal income and all other material Tax which is due and payable by it.

(b)           No material Security with respect to Taxes has been filed with respect to the Borrowing Base Asset other than Security for Taxes not yet due.  As of the Closing Date, the Borrowing Base Asset is not subject to any material Tax liability or Tax proceeding, and no such Tax proceeding has been threatened in writing with respect to the Borrowing Base Asset.

(c)           As of the Closing Date, the Sponsor is not the parent of a Consolidated Group of which the Borrower is a member.

(d)           Except as disclosed in writing to the Administrative Agent, no claims or investigations are being, or are to the best of its knowledge and belief, reasonably likely to be, made or conducted against it with respect to any material Taxes.

23.14      Security

No Security or Quasi Security exists over all or any of its present or future assets which are, or are intended to be, the subject of the Transaction Security Documents other than as permitted by this Agreement.

23.15      Sanctions

(a)           The Sponsor has implemented and maintains in effect policies and procedures designed to ensure compliance by itself and the Group and their directors, officers, employees and agents currently engaged by them and conducting activities on their behalf with applicable Anti-Corruption Laws and applicable Sanctions, and the Sponsor and each member of the Group and, to the Sponsor’s knowledge, its and each member of the Group’s respective Affiliates, officers and employees and directors and all of their respective agents currently engaged by them and conducting activities on their behalf, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects.

(b)           Neither the Sponsor nor any member of the Group nor, to its knowledge, any Affiliate, director, officer, employee or agent of the Sponsor or any member of the Group currently engaged by it and conducting activities on its behalf (i) is a Sanctioned Person; (ii) has any of its assets located in a Sanctioned Country; and (iii)

derives any revenues from investments in, or transactions with, Sanctioned Persons. Neither the Sponsor nor any member of the Group nor, to the Sponsor’s knowledge, any Affiliate, director, officer, employee or agent of the Sponsor or any member of the Group currently engaged by them and conducting activities on their behalf will use the proceeds of any extension of credit hereunder to fund any operation in, finance any investments or activities in, or make payments to, a Sanctioned Person.

(c)           None of the Sponsor nor any member of the Group, nor, to its knowledge, any Affiliate, director or officer, employee or agent of the Sponsor or of any member of the Group currently engaged by it and conducting activities on its behalf, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

23.16      Times when representations made

(a)           All the representations and warranties in this Clause 23 are made by the Sponsor on the date of this Agreement and are deemed to be made by the Sponsor on the date of each Utilisation Request and each Utilisation Date.

(b)           Each representation or warranty deemed to be made by the Sponsor after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

24.          INFORMATION UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1        Financial statements

(a)           The Borrower will furnish to the Administrative Agent for prompt further distribution to each Lender:

(i)            as soon as available and in any event not later than ninety (90) days after the end of each Financial Year (commencing with Financial Year ending December 31, 2015), on a consolidated basis, a certificate of a Responsible Officer of the Borrower certifying that attached thereto are true and correct copies of the Annual Financial Statements for that year (without a “going concern” or like qualification and without any qualification as to the scope of the audit) setting forth in comparative form the audited figures as of the end of and for the previous Fiscal Year, if any, all prepared in conformity with Accounting Principles consistently applied and all as audited by a certified public accountant of recognized national standing; and

(ii)           as soon as available and in any event not later than sixty (60) days after each Quarter Date in each year (except the last Quarter Date in any Fiscal Year), a certificate of a Responsible Officer of the Borrower certifying that attached thereto are true and correct copies of the Quarterly Financial Statements for the Borrower for the period commencing at the end of the previous year and ending with the end of such Quarter Date, and setting forth in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, if any, all in reasonable detail and certified (subject to the absence of footnotes and to year-end audit adjustments) as having been prepared in accordance with Accounting Principles and as fairly presenting, in all material respects, the financial condition, results of operations, and cash flows of the Borrower in accordance with Accounting Principles;

provided that the financial statements required to be delivered pursuant to paragraphs (i) and (ii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed by the Sponsor for public availability on the U.S. Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (in which case the Borrower shall not be required to deliver a certificate of a Responsible Officer pursuant to paragraph (i) or (ii) above with respect to such financial statements); provided, further, that the Borrower shall notify (which may be by telecopy or electronic transmission) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(b)           Each set of financial statements supplied under this Clause 24.1 must include income statements, cash flows and balance sheets.

24.2        Requirements as to Financial Statements

(a)           Each set of Financial Statements delivered pursuant to Clause 24.1 (Financial statements) shall be made and prepared in accordance with the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Sponsor unless, in relation to any set of Financial Statements, the Borrower notifies the Administrative Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and the Borrower (or, if appropriate, the Sponsor) promptly after such events delivers to the Administrative Agent:

(i)            a description of any change necessary for those Financial Statements to reflect Accounting Principles or accounting practices and reference periods upon which the Sponsor’s Original Financial Statements were prepared; and

(ii)           sufficient information, in form as may be reasonably required by the Administrative Agent, to make an accurate comparison between the financial position indicated in those financial statements and the Sponsor’s Original Financial Statements.

(b)           Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

24.3        Compliance Certificate

(a)           The Borrower shall deliver a Compliance Certificate to the Administrative Agent with each set of Financial Statements delivered pursuant to Clause 24.1 (Financial statements).

(b)           Each Compliance Certificate shall be signed by a Responsible Officer of the Borrower.

24.4        Field Information

The Borrower undertakes that it will:

(a)           Claims:  promptly upon becoming aware of the same, give notice in writing to the Administrative Agent of every notice of material default or material claim or demand or material dispute under any Project Document;

(b)           New Project Documents and Changes to Project Documents: promptly upon becoming aware of the same give notice in writing to the Administrative Agent and the Lead Technical Bank of any proposed material modification to, and of any proposed surrender, abandonment, revocation or termination in respect of any Project Document and supply the Administrative Agent and the Lead Technical Bank promptly after it is made with a copy of any modification to any such document and of any new material Project Document and of any new Development Document.  Furthermore, the Borrower undertakes that it will promptly inform the Administrative Agent of any proposed variation of any Development Plan if such variation would result in a material increase in the costs associated with the Borrowing Base Asset or a material delay to the Completion Date;

(c)           Production Interruptions:  notify the Administrative Agent and the Lead Technical Bank of any unplanned suspension or interruption which has exceeded or could reasonably be expected to exceed five (5) continuous days in the production of any Field Hydrocarbons forthwith after becoming aware of the same;

(d)           Material deviations from Assumptions:  promptly upon becoming aware of the same, give to the Administrative Agent full details of any event or information (other than general information relating to fluctuations in the price of Hydrocarbons) which renders any Assumption in the then current Banking Case materially inaccurate in an adverse way;

(e)           Operations:  provide to the Lead Technical Bank, in connection with the preparation of each new Banking Case in accordance with Clause 6 (Banking Cases), all material information in relation to the operation and development of the Borrowing Base Asset including (without limitation) any information of a material nature which relates to:

(i)            the estimated quantities of P50 Reserves and P90 Reserves attributable to the Field;

(ii)           the production profile of the Borrowing Base Asset; or

(iii)          the amount of operating costs, Abandonment Costs or Development Costs with respect to the Borrowing Base Asset; and

(f)            Force Majeure: promptly upon becoming aware of the same, provide to the Administrative Agent in writing any details of any event of force majeure under any material Project Document.

24.5        Reserves Reports and Borrower Updates

(a)           The Borrower shall procure that a Reserves Report is commissioned, at its expense, and prepared:

(i)            on an annual basis for the purposes of each Banking Case to be adopted in accordance with Clause 6 (Banking Cases) (which Reserves Report shall be prepared as of 31 December of each year);

(ii)           if the Majority Lenders so request in connection with the preparation and adoption of any new Banking Case pursuant to Clause 6 (Banking Cases) where the Majority Lenders (acting reasonably) determine that if a new Reserves Report were to be prepared, it is likely to include data, analyses or other information which is different from that contained in the latest Reserves Report delivered under this Agreement in one or more material respects; and

(iii)          in connection with the occurrence of the Completion Date (provided that, if the anticipated Completion Date falls on or before 31 March in any given year, a new Reserves Report shall not be commissioned in connection with the occurrence of the Completion Date).

(b)           The Borrower shall use commercially reasonable efforts to ensure that each Reserves Report which is commissioned and prepared:

(i)            pursuant to Clause 24.5(a)(i), is delivered to the Lead Technical Bank and the Modelling Bank on or before the first sixty (60) days to occur after the 31 December as of which that Reserves Report is to be prepared;

(ii)           pursuant to Clause 24.5(a)(ii), is delivered to the Lead Technical Bank and the Modelling Bank within ninety (90) days of the same being required by the Majority Lenders; and

(iii)          pursuant to Clause 24.5(a)(iii), is delivered to the Lead Technical Bank and the Modelling Bank no later than ten (10) days prior to the anticipated Completion Date and has an effective date no earlier than ninety (90) days prior to the anticipated Completion Date.

(c)           The Borrower shall ensure that each Reserves Report that is prepared pursuant to this Clause 24.5 may be relied upon by the Secured Parties.

(d)           The Borrower shall prepare or procure the preparation of Borrower Updates and deliver each such Borrower Update to the Lead Technical Bank on or before 31 July in each year and within ten (10) Business Days of any request by the Lead Technical Bank to do so.

24.6        Monthly Reports, budgets and other information

The Borrower will provide to the Administrative Agent:

(a)           promptly upon receipt by the Borrower, copies of any report, update or other material information prepared by or on behalf of the Operator or operating committee of the Borrowing Base Asset;

(b)           promptly upon receipt by the Borrower, the approved annual budget and work programme for the Borrowing Base Asset for that year;

(c)           promptly upon request, any other information, data and analysis relating to the Borrowing Base Asset that the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank) may require and that the Borrower is able to procure following use of commercially reasonable efforts; and

(d)           promptly upon becoming aware of the same, the details of any Phase 1 Cost Overruns projected by the Borrower (acting reasonably) to be incurred to achieve the Completion Date shown in the then-current Banking Case.

24.7        Insurances

(a)           The Borrower will provide to the Administrative Agent:

(i)            promptly upon receipt of the same, a copy of the policy certificate or cover note relating to any Insurances and the receipt for the payment of any premium;

(ii)           within five (5) Business Days of the relevant renewal date evidence that any Insurance has been renewed;

(iii)          promptly upon becoming aware of same, details of any incident involving any material damage to the Borrowing Base Asset or Infrastructure and any proposal for reinstatement; and

(iv)          promptly, details of any event reasonably expected to give rise to any material claim under any Insurances, details of any material claim made in relation to any Insurances and the conduct of any such claim.

(b)           The Borrower shall procure that its insurance adviser, broker or provider issues, on an annual basis on such dates as may be determined by the Administrative Agent (acting reasonably), a customary certificate (in form and substance satisfactory to the Administrative Agent (acting reasonably)) confirming that the insurances are in full force and effect and opining on the level and adequacy of the insurances being effected with respect to each of the Borrower and the Sponsor and with respect to the Borrowing Base Asset in compliance with its obligations under Clause 25.10 (Insurances) and Clause 26.7 (Insurances), respectively.

24.8        Information: Miscellaneous

The Borrower shall provide to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

(a)           at the same time as delivered, all documents delivered by it to its creditors and all documents that are required by law to be delivered by it to its shareholders (or any class of them);

(b)           promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against it;

(c)           promptly following any relevant change, information related to any changes in any Tax law or regulation in any jurisdiction in which it is subject to taxation which change is relevant to the calculation of the Projected Net Revenues for any Calculation Period;

(d)           promptly, such further information regarding its financial condition, business, assets and operations as any Secured Party (through the Administrative Agent) may reasonably request;

(e)           promptly upon becoming aware of the same, written notice of the occurrence of any Default;

(f)            for each a calendar month, a report setting forth the production and associated lease operating statements of the Borrower for such month attributable to the Leases and in form reasonably satisfactory to the Administrative Agent;

(g)           promptly upon receipt, copies of all cash call invoices issued by the Operator of the Borrowing Base Asset and promptly provide evidence that each cash call invoice referred to in this paragraph (g) has been paid when due;

(h)           promptly upon receipt, copies of all material governmental or regulatory notices (including any notices relating to Sanctions); and

(i)            at least thirty (30) days prior to joining any Consolidated Group, written notice that the Borrower will consent to join such group which notice shall contain, in form reasonably satisfactory to the Administrative Agent, a detailed explanation of the reasons for joining such Consolidated Group and a financial model reflecting the current and expected taxable income of the Borrower and the other Consolidated Group members.

24.9        Environmental Matters

Each of the Borrower and the Sponsor (as applicable) shall:

(a)           promptly upon the receipt thereof by the Borrower or the Sponsor (as applicable), deliver to the Administrative Agent a copy of any form of written request, notice, summons or citation received from any Governmental Authority, concerning:

(i)            violations or alleged violations of Environmental Laws or any Environmental Permits by the Borrower, which seeks to impose material liability therefor;

(ii)           any action or omission on the part of the Borrower in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of material liability therefor, including without limitation any information request related to, or notice of, potential responsibility under CERCLA; or

(iii)          the filing of a Security arising under Environmental Law upon, against or in connection with the Borrower or any of its leased or owned property, wherever located as a result of a violation or alleged violation of Environmental Laws; and

(b)           promptly notify the Administrative Agent of any actual or, to its actual knowledge, contingent Environmental Claim, which could reasonably be expected to have a Material Adverse Effect.

24.10      ERISA

The Borrower shall deliver:

(a)           As soon as possible and in any event (i) within thirty (30) days after the Borrower or any ERISA Affiliate knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within five (5) days after the Borrower or any ERISA Affiliate knows that any other Termination Event with respect to any Plan has occurred, a statement of an officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

(b)           Promptly and in any event within three (3) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the PBGC, copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and

(c)           Promptly and in any event within three (3) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA.

24.11      Quality of Information

The Borrower shall ensure that the written information, documents and data (other than as set forth below and other than information of a general economic or industry nature or the Banking Case) prepared by or on behalf of the Borrower and furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or pursuant to any Finance Document (as modified or supplemented by other information so furnished, and when taken as a whole with such other information), do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not materially misleading; provided that, with respect to projected financial information, financial estimates, forecasts and other forward-looking information other than the Banking Case (collectively, “Projected Information”), the Borrower shall ensure only that such Projected Information is prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that Projected Information as it relates to future events is not to be viewed as fact, that Projected Information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance can be given that any particular Projection Information will be realized, that actual results may differ and that such differences may be material.

24.12      “Know your customer” checks

Promptly, following a request by any Lender or the Administrative Agent, the Borrower shall deliver all documentation and other information that such Lender or Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

25.          GENERAL UNDERTAKINGS - BORROWER

The undertakings and covenants contained in this Clause 25 remain in force from the date of this Agreement so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1        Authorisations

(a)           The Borrower shall promptly:

(i)            obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)           supply certified copies to the Administrative Agent of,

any Authorisation required under any law or regulation of any Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of those Finance Documents.

(b)           The Borrower shall promptly:

(i)            obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)           supply copies to the Administrative Agent upon request of,

any Authorisation required under any law or regulation or any Development Consent required to enable it to perform its obligations under the Project Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of the Project Documents, except, in each case, where the failure to obtain, comply with and do all that is necessary to maintain in full force and effect such Authorisations or Development Consents could not reasonably be expected to have a Material Adverse Effect.

25.2        Compliance with Laws

The Borrower shall comply with all laws and regulations applicable to it, the Borrowing Base Asset, the Field Interest or any activity related to the Borrowing Base Asset or the Field Interest, except where the non-compliance with such laws and regulations could not reasonably be expected to have a Material Adverse Effect.

25.3        Negative Pledge

(a)           The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)           The Borrower shall not:

(i)            sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it;

(ii)           sell, transfer or otherwise dispose of any of its receivables or book debts on recourse or non-recourse terms;

(iii)          enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)          enter into any other preferential arrangement having a similar effect,

in each case, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset (each being “Quasi Security”).

(c)           Paragraphs (a) and (b) above do not apply to:

(i)            any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting its debit and credit balances;

(ii)           any payment or close out netting or set-off arrangement pursuant to any Hedging Agreement entered into by the Borrower in accordance with this Agreement;

(iii)          any Security arising by operation of law in the ordinary course of business to secure obligations not more than thirty (30) days overdue;

(iv)          any Security entered into pursuant to any Finance Document;

(v)           any Security that arises under or pursuant to a Project Document which secures only amounts owing under a Project Document to another party thereto and does not secure Financial Indebtedness;

(vi)          any Security arising out of retention of title arrangements entered into in the ordinary course of business;

(vii)         any Security created or outstanding with the prior written consent of the Majority Lenders;

(viii)        any Security for taxes, assessments, or other governmental charges or levies not yet due or that are not required to be paid under Clause 25.15 (Taxes);

(ix)          any pledges or deposits over cash not in a Project Account to secure the performance of bids, trade contracts and leases (other than Financial Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business;

(x)           any Security that arises from judgments that do not constitute an Event of Default under Clause 28.15 (Judgments);

(xi)          any easements, rights of way and other similar encumbrances on title to real property that are customarily accepted in the oil and gas industry, none of which interfere with the ordinary conduct of the business of Borrower in any material respect or materially detract from the value or use of the property to which they apply;

(xii)         the Preferential Rights; and

(xiii)        any Security evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business.

25.4        Disposals

(a)           The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of all or part of any Field Interest.

(b)           Paragraph (a) above does not apply to:

(i)            disposals of damaged, defective, obsolete or surplus assets or materials or of any other assets or materials that are, as soon as reasonably required, replaced with assets or materials of equivalent utility;

(ii)           sales of Field Hydrocarbons on arms’ length terms for cash-only consideration in the ordinary course of business;

(iii)          any Unitisation (provided that the effects of such Unitisation have been taken into account in the then current Banking Case);

(iv)          disposals of Field Hydrocarbons to pay for processing, transportation or other services pursuant to the Project Documents;

(v)           the sale of Field Hydrocarbons and subsequent re-purchase of such Field Hydrocarbons at the same price plus associated transportation costs, pursuant to Project Documents relating to the transportation of Field Hydrocarbons;

(vi)          disposals of Field Hydrocarbons pursuant to the Producers Side Agreement;

(vii)         the reinjection or other use of Field Hydrocarbons in connection with the operation of the Infrastructure in the ordinary course of business;

(viii)        the liquidation, sale or use of Cash Equivalents credited to a Project Account, where the cash proceeds are re-credited to the same Project Account;

(ix)          any Lease or portion thereof relinquished by the Borrower where there are no Field Hydrocarbons associated with that Lease taken into account in the Banking Case; and

(x)           disposals made with prior written consent of the Majority Lenders.

25.5        Acquisitions

(a)           The Borrower may not make any acquisition of any shares, securities or any business, undertaking or any interest in any Hydrocarbon Asset.

(b)           Paragraph (a) above does not apply to:

(i)            the acquisition of any asset reasonably required in connection with or incidental to the development, exploitation and ownership of the Borrowing Base Asset;

(ii)           the acquisition of any Increased Field Interest; and

(iii)          investments by the Borrower in Cash Equivalents pursuant to the terms of this Agreement.

25.6        Merger and Maintenance of Limited Liability Company Existence

(a)           The Borrower shall not enter into or permit to occur any liquidation, dissolution, amalgamation, demerger, merger, corporate reconstruction, or commence any winding-up or similar corporate action without the prior written consent of the Administrative Agent (acting on behalf of the Majority Lenders).

(b)           The Borrower shall maintain its limited liability company existence under the laws of its Original Jurisdiction.

(c)           The Borrower shall qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its properties except where the failure to qualify and remain qualified could not reasonably be expected to have a Material Adverse Effect.

25.7        Change of Business and Joint Ventures

(a)           The Borrower will not carry on any business other than the ownership of the Borrowing Base Asset and the exploitation of such assets and matters reasonably incidental or ancillary thereto.

(b)           The Borrower shall not enter into any joint ventures or partnerships apart from in relation to the Borrowing Base Asset.

25.8        Field Operations

The Borrower undertakes that it will:

(a)           Field Development and Operation: use commercially reasonable efforts to ensure that each Development Document to which it is a party is adhered to and implemented and the Borrowing Base Asset is operated in all material respects in accordance with Good Industry Field Practice and the provisions of the Project Documents;

(b)           Non-operator role: seek all material information, reports and other information in relation to the Borrowing Base Asset to which it is entitled and exercise all of its rights to which it is entitled and would be customary for a non-operator to exercise as a matter of Good Industry Field Practice, having regard to all relevant circumstances at the relevant time;

(c)           Performance of Project Documents: perform its obligations under the Project Documents and take all reasonable steps to maintain the same in effect and to enforce its rights thereunder, except, in each case, where the failure to perform such obligations and maintain and enforce such rights could not reasonably be expected to have a Material Adverse Effect (except that in paragraph (b) of that definition, the reference to “Transaction Documents” shall instead be read as a reference to “Finance Documents”);

(d)           Maintain consents: obtain and maintain in full force and effect all Authorisations and Development Consents that are directly obtainable by the Borrower, and use commercially reasonable efforts to maintain all other Authorisations and Development Consents, in each case necessary for the performance of its obligations under the Project Documents and for the exploration and development of the Borrowing Base Asset and the production of Hydrocarbons therefrom and shall comply with all conditions and obligations to which such Authorisations and Development Consents may be subject, except, in each case, where the failure to obtain and maintain such Authorisations or Development Consents and to comply with all such conditions and obligations could not reasonably be expected to have a Material Adverse Effect; and

(e)           Maintenance of Infrastructure: use commercially reasonable efforts to procure that all Infrastructure in which the Borrower has a legal or beneficial interest is:

(i)            diligently operated for the production of Hydrocarbons in a good and workmanlike manner in accordance with Good Industry Field Practice, the provisions of all Project Documents and all applicable laws and regulations; and

(ii)           kept in all material respects in good, efficient operating condition and that all repairs, renewals, replacements, additions and improvements thereto as are required shall promptly be made.

25.9        Environmental

The Borrower shall:

(a)           comply in all material respects with all Environmental Laws and all applicable laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower does business except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect;

(b)           abstain from knowingly or wilfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to have a Material Adverse Effect;

(c)           not create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or in any liability to any Secured Party; and

(d)           not release any Hazardous Substance or Hazardous Waste into the environment and shall use commercially reasonable efforts (including pursuant to Clause 25.8(c) (Field Operations)) not to permit the Borrower’s properties to be subjected to any release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or in any liability on any Secured Party.

25.10      Insurances

(a)           The Borrower shall:

(i)            take out and maintain, or cause to be taken out and maintained on its behalf, insurance policies with respect to its properties, assets and activities in such amounts and on such terms and against such risks as are normally insured against by comparable prudent owners and/or operators of comparable assets in the Gulf of Mexico (including insurances in respect of well-control, pollution and third party liability);

(ii)           ensure that all Insurances:

(A)          are maintained with insurers or underwriters, each of which is rated at least “A-” by A.M. Best Company or at least “A-” by S&P; and

(B)          are maintained on terms consistent with the good practice of prudent owners and/or operators of comparable assets;

(iii)          procure that all moneys received or receivable by it under any Insurances relating to third party liability are applied to the person to whom the liability to which the sum relates was incurred, or to the relevant insured party in reimbursement of moneys expended in satisfaction of such liability;

(iv)          ensure that all such policies of insurance shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent and the Security Agent, as loss payee in form reasonably satisfactory to the Administrative Agent and the Security Agent or shall name each of the Administrative Agent and the Security Agent as an additional insured, as applicable, and all such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower and the applicable insurance company, such policies will not be cancelled, allowed to lapse without renewal or surrendered or amended in a way that materially reduces the scope or limits of coverage) without at least thirty (30) days’ prior written notice to the Administrative Agent and the Security Agent (or, if less, the maximum advance notice that the applicable carrier will agree to provide);

(v)           not do, or knowingly permit anything to be done, which may make any Insurance void, voidable, unavailable or unenforceable or render any sums which may be paid out under any Insurances repayable in whole or in part;

(vi)          promptly pay all premiums, calls and contributions and do all other things necessary to keep all Insurances maintained in full force and effect;

(vii)         promptly following the reasonable request by the Administrative Agent, produce to the Administrative Agent:

(A)          the policy, certificate or cover note relating to any Insurance;

(B)          the receipt for the payment of any premium for any Insurance; and

(C)          such other details of any Insurances as the Administrative Agent may reasonably request; and

(viii)        use commercially reasonable efforts to ensure that every policy relating to each Insurance contains a non-vitiation clause and any other lender endorsements that the Administrative Agent may reasonably request, in each case, to the extent such clause or endorsements are available in the market at minimal incremental cost to the Borrower, in such form as the Administrative Agent (acting reasonably) may approve (where, for these purposes, “lender endorsements” means any endorsements or clauses relating to the protection of the Security Agent and/or the Secured Parties with respect to its or their interests in any Insurances);

(ix)          ensure that no Secured Party shall have any liability for the payment of premiums or any other amount owing in respect of any Insurances and the Borrower shall ensure that this is the case notwithstanding the inclusion of the Security Agent or the Administrative Agent as co-insured, additional insured and/or loss-payee upon the policy, certificate or cover note relating to any Insurances;

(x)           to the extent that insurance is carried by a third-party operator on behalf of the Borrower, upon request by the Administrative Agent, use its commercially reasonable efforts to obtain and provide the Administrative Agent with copies of certificates of insurance showing the Borrower as a named insured; and

(xi)          on an annual basis from the first Utilisation Date, obtain a letter (in form satisfactory to the Administrative Agent (acting reasonably)) from the Borrower’s insurance brokers confirming the items listed in paragraph 4 (Insurances) of Schedule 2 (Conditions Precedent) as of the date of such letter.

(b)           If the Borrower fails to pay any costs or premia relating to any Insurances the Administrative Agent may, at its sole discretion, pay any costs or premia due and the Borrower shall, immediately pay to the Administrative Agent the cost or premia of such Insurance.

25.11      Use of Proceeds

The Borrower will not permit the proceeds of any Loan to be used for any purpose other than those permitted by Clause 3 (Purpose).  The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  Neither the Borrower nor any person acting on behalf of the Borrower has taken or shall take any action which might cause any of the Finance Documents to violate Regulation T, U or X of the F.R.S. Board, in each case as now in effect or as the same may hereinafter be in effect, including the use of the proceeds of any Loan to purchase or carry any margin stock in violation of Regulation T, U or X of the F.R.S. Board.

25.12      Field Preservation

The Borrower undertakes that it will:

(a)           Abandonment/decommissioning: not make, or agree to, any proposal for the:

(i)            suspension, abandonment or cancellation of the development, operation or maintenance; or

(ii)           the decommissioning,

of the Borrowing Base Asset or the related Infrastructure in which the Borrower has a legal or beneficial interest or any material part thereof without the prior written consent of the Majority Lenders, except under emergency circumstances requiring immediate action in accordance with Good Industry Field Practice or to avert imminent threat to human life or property or the Environment;

(b)           Alterations to Project Documents: not, without the prior written consent of the Lead Technical Bank acting in consultation with the Technical Bank (such consent not to be unreasonably withheld or delayed):

(i)            terminate or concur in the termination of any Project Document (other than at the end of its term in the absence of default thereunder); provided that any Replaceable Project Document may be terminated:

(A)          if such termination could not reasonably be expected to have a Material Adverse Effect; or

(B)          where such Replaceable Project Document is replaced with a new

Project Document prior to the termination of the Replaceable Project Document, and the effect of such termination and replacement (when taken together) could not reasonably be expected to have a Material Adverse Effect;

(ii)           accept any repudiation, revocation or termination of any Project Document (other than at the end of its term in the absence of default thereunder); provided that any Replaceable Project Document may be terminated:

(A)          if such termination could not reasonably be expected to have a Material Adverse Effect; or

(B)          where such Replaceable Project Document is replaced with a new Project Document promptly, and in any event within sixty (60) days of the termination of the Replaceable Project Document, and the effect of such termination and replacement (when taken together) could not reasonably be expected to have a Material Adverse Effect;

(iii)          enter into any new Project Document, unless such new Project Document and the performance by the Borrower of its obligations thereunder could not reasonably be expected to have a Material Adverse Effect; or

(iv)          modify any Project Document unless such modification could not reasonably be expected to have a Material Adverse Effect;

(c)           Alterations to Sponsor Side Letter and Technical Services Agreement: not, without the prior written consent of the Lead Technical Bank acting in consultation with the Technical Bank (such consent not to be unreasonably withheld or delayed) terminate or concur in the termination or accept any repudiation, revocation or termination of the Sponsor Side Letter or the Technical Services Agreement, or amend the Sponsor Side Letter or the Technical Services Agreement;

(d)           Maintenance of Borrowing Base Asset: use its voting rights and make all payments required in order to maintain its interest in the Borrowing Base Asset;

(e)           Sales Contracts:

(i)            not, without the prior written consent of the Administrative Agent, assign the benefit of any contract for the sale of Field Hydrocarbons or the proceeds of sale or disposal thereof;

(ii)           promptly following entry into any contract for the sale of Field Hydrocarbons, deliver irrevocable instructions to the offtaker to pay any proceeds of sale directly into the Proceeds Account; and

(iii)          promptly following the receipt of any proceeds of sale of Field Hydrocarbons other than to the Proceeds Account, transfer those proceeds into the Proceeds Account;

(f)            Phase 2: not exercise such voting rights as it has for the approval of Phase 2:

(i)            without the prior written consent of the Administrative Agent (acting on behalf of the Majority Lenders); and

(ii)           unless the Borrower or the Sponsor demonstrates to the satisfaction of the Majority Lenders that the Borrower has adequate liquidity to meet all projected Phase 2 Development Costs in the then current Banking Case;

(g)           Non-budgeted costs: not vote in favour of or approve costs that are outside of the budget prepared by the Operator in any year without the prior written consent of the Lead Technical Bank acting in consultation with the Technical Bank (such consent not to be unreasonably withheld or delayed), except under emergency circumstances requiring immediate action in accordance with Good Industry Field Practice or to avert imminent threat to human life or property or the Environment;

(h)           Gas Imbalances: not allow gas imbalances, take-or-pay or other prepayments with respect to the Borrowing Base Asset which would require the Borrower to deliver any volumes of its Hydrocarbons produced on a monthly basis from the Borrowing Base Asset at some future time without then or thereafter receiving full payment therefor, that exceed, at any time, the greater of (i) one-half bcf of gas (or an mcf equivalent basis) in the aggregate, and (ii) 2% of the Borrowing Base Amount then in effect; and

(i)            Marketing Activities:  not engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than:

(i)            contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from the Borrowing Base Asset during the period of such contract;

(ii)           contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved oil and gas properties of third parties during the period of such contract associated with the Borrowing Base Asset that the Borrower has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business;

(iii)          other contracts for the purchase and/or sale of Hydrocarbons of third parties which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken.

25.13      Financial Indebtedness

The Borrower shall not incur or assume or permit to subsist any Financial Indebtedness from any person except for any Financial Indebtedness:

(a)           incurred pursuant to the terms of the Finance Documents;

(b)           arising under any Hedging Agreement entered into in compliance with this Agreement;

(c)           which is subordinated to the obligations of the Lenders on substantially the same terms as those set out in Clause 10 (Subordination of Claims) or on other terms approved by the Majority Lenders;

(d)           incurred by the Borrower under any loans made to it by the Sponsor or any of its Affiliates; provided that such Financial Indebtedness has been subordinated to the Financial Indebtedness under the Finance Documents pursuant to Clause 10

(Subordination of Claims) or otherwise upon terms satisfactory to the Majority Lenders; and

(i)            Security, in form and substance satisfactory to the Security Agent (acting reasonably), has been granted by the relevant Affiliate over its rights and interests in respect of such Financial Indebtedness (and any agreement relating thereto) to the Secured Parties or the Security Agent (in its capacity as such) in the same form as the Sponsor Pledge Agreement; and

(ii)           the Borrower and the relevant Affiliate have taken all such steps and delivered all such documents and opinions as the Security Agent may reasonably request with respect to the creation of such Security; and

(e)           incurred by the Borrower having an aggregate principal amount not in excess of $5,000,000 at any time outstanding, which is incurred in the ordinary course of business and is not monies borrowed.

25.14      Loans and Financial Guarantees

(a)           The Borrower shall not make any loan or grant any credit to any person or provide any other form of credit or financial accommodation to any person.

(b)           Paragraph (a) above shall not apply:

(i)            to any Financial Indebtedness arising under a Hedging Agreement entered into in compliance with the Finance Documents;

(ii)           to any credit on normal trade terms given in the ordinary course of the Borrower’s business;

(iii)          any loans made or credit granted by the Borrower with the consent of the Majority Lenders; and

(iv)          any loans made or credit granted with the funds on deposit in the Dividend and Distribution Account.

25.15      Taxes

The Borrower shall:

(a)           pay and discharge all of the Borrower’s U.S. federal income Taxes and all other material Taxes, assessments and governmental charges prior to the date on which the same shall become overdue unless and to the extent that:

(i)            such payment shall be contested by any of them in good faith by appropriate proceedings; and

(ii)           adequate reserves are being maintained with respect to any such Taxes, assessments or charges so contested (and the costs required to contest them) in accordance with generally accepted principles.

(b)           file all U.S. federal income and all other material Tax returns required to be filed by it within the period required by law;

(c)           apply all tax credits, losses, reliefs and allowances taken into account in the Banking Case in the manner at the time and to the extent they were so taken into account;

(d)           not change its residence for Tax purposes without the prior written consent of the Administrative Agent; and

(e)           not take or fail to take any action that would subject it to (a) any material U.S. income Taxes other than as set forth in the Computer Model or (b) any material obligations under any agreements or arrangements with respect to any income Taxes.

25.16      Distributions

(a)           The Borrower shall not make or pay, or permit to be made or paid, any Distribution.

(b)           Paragraph (a) does not apply to any Distribution paid:

(i)            on or following the Completion Date which is funded from a withdrawal from the Dividend and Distribution Account in accordance with Clause 21.2 (Withdrawals); or

(ii)           with the proceeds of any Loan made to reimburse the Sponsor for excess equity pursuant to Clause 3.1(d) (Purpose), in each case provided that prior to any such Distribution, the Borrower certifies that, immediately prior to and following such Distribution, the amount of equity paid by or on behalf of the Sponsor to the Borrower is and continues to be at least 30 per cent. of the Asset Costs; or

(iii)          to the Sponsor under the terms of a Tax Sharing Agreement which shall be used solely to pay the Tax liabilities of the Borrower attributable to its taxable income for the taxable period in which the Distribution is paid.

25.17      Further Assurances

The Borrower shall cure promptly any defects in the issuance of the Notes and the execution and delivery of this Agreement.  The Borrower at its expense will promptly execute and deliver to the Administrative Agent upon reasonable request all such other documents, agreements and instruments required to comply with or accomplish the covenants and agreements of the Borrower in this Agreement.

25.18      Corporate Action

The Borrower shall not, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) make any alteration to its corporate structure or its limited liability company agreement (or equivalent constitutional documents) other than (i) alterations that are required by applicable law or (ii) alterations that are not adverse to the interests of the Lenders.

25.19      Arm’s length basis

The Borrower shall not enter into any transaction with any Affiliate unless such transaction is fair and equitable to the Borrower and is on terms no less favourable to the Borrower than a transaction of the kind that would be entered into by a prudent person in the position of the Borrower with a person that is not an Affiliate of the Borrower, except for the Technical Services Agreement.

25.20      Capital

The Borrower shall not issue any membership interests or grant or allow to subsist any right (including options, warrants or convertible securities) to acquire or be issued any of its membership interests other than in favour of the person which has entered into the relevant Transaction Security Document.

25.21      Sanctions; Anti-Corruption

(a)           The Borrower shall not, directly or indirectly, use, permit any of its directors, officers or employees to use, or, to its knowledge, permit any of its Affiliates or agents currently engaged by it and carrying out activities on its behalf to use, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary of the Borrower, joint venture partner or other person or entity:

(i)            in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable Anti-Corruption Laws;

(ii)           for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or

(iii)          in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b)           The Borrower shall not, directly or indirectly, use, permit any of its directors, officers or employees to use, or, to its knowledge, permit any of its Affiliates or agents currently engaged by it and carrying out activities on its behalf to use, proceeds of the Loans for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(c)           The Borrower will maintain, or will cause to be maintained, in effect policies and procedures designed to promote compliance by the Borrower and its directors, officers, employees, and agents with the FCPA and any other applicable Anti-Corruption Laws.

(d)           The Borrower shall not fund all or part of any repayment of a Loan from proceeds derived from transactions which would be prohibited by Sanctions.

25.22      Title

(a)           The Borrower shall from time to time, upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall have received satisfactory title evidence, including (to the extent there is, in the reasonable opinion of the Majority Lenders, a dispute as to title) satisfactory title opinions, each in form and substance acceptable to the Administrative Agent (acting reasonably), and which title opinions or other title evidence shall collectively cover the Borrowing Base Asset shown on the most recently delivered Reserves Report.

(b)           Within thirty (30) days after:

(i)            a request by the Administrative Agent to the Borrower to cure any title defects or exceptions which are not Security permitted under this Agreement raised by such information;

(ii)           a notice by the Administrative Agent to the Borrower that the Borrower has failed to comply with paragraph (a) above, the Borrower shall use commercially reasonable efforts to:

(A)          cure such title defects or exceptions; and

(B)          deliver to the Administrative Agent satisfactory evidence in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s ownership of the Borrowing Base Asset and the Administrative Agent’s Security therein as are required to maintain compliance with paragraph (a) above.

25.23      Compliance with ERISA

Except where such event or circumstance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall not, nor shall the Borrower permit any of its ERISA Affiliates to, directly or indirectly:

(a)           engage in, or permit any of its ERISA Affiliates to engage in, any transaction with respect to any Plan in connection with which the Borrower or any ERISA Affiliate of the Borrower could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)           terminate, or permit any of its ERISA Affiliates to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower or any ERISA Affiliate of the Borrower to the PBGC;

(c)           fail to make, or permit any of its ERISA Affiliates to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or legal requirements, the Borrower or any ERISA Affiliate of the Borrower is required to pay as contributions thereto;

(d)           fail to satisfy the Plan Funding Rules with respect to any Plan;

(e)           incur, or permit any of its ERISA Affiliates to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or

(f)            permit to exist any occurrence of any Reportable Event or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of a termination by the PBGC of any Plan.

25.24      Expenditure

The Borrower undertakes that it shall not incur any exploration expenditure relating to any Hydrocarbon Assets after the date hereof, save to the extent paid out of proceeds from the Dividend and Distributions Account.

25.25      BOEMRE approval

The Borrower shall use commercially reasonable efforts to obtain the BOEMRE’s approval in relation to the transfer of the Field Interest from Cobalt International Energy, L.P. to the Borrower as promptly as practicable after the date hereof.

25.26      Banking case assumptions and preparation

The Borrower shall:

(a)           ensure that the proposals for the Technical Assumptions that are submitted by or on behalf of the Borrower to the Lead Technical Bank pursuant to Clause 6.4(a)(ii) (Preparatory Steps) in connection with a Banking Case are considered to be reasonable by the Borrower on the date submitted;

(b)           procure that each Banking Case is, to the best of its knowledge and belief, consistent with the provisions of the Transaction Documents in all material respects;

(c)           procure that, with respect to those portions prepared by it, each Banking Case is prepared by the Borrower in good faith and with due care; and

(d)           ensure that the Computer Model is consistent with the provisions of the Transaction Documents in all material respects and to the best of its knowledge and belief does not contain any error which would render any information produced using it misleading.

26.          SPONSOR UNDERTAKINGS

The undertakings and covenants contained in this Clause 26 remain in force from the date of this Agreement so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1        Authorisations

(a)           The Sponsor shall promptly:

(i)            obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)           supply copies to the Administrative Agent upon request of,

any Authorisation required under any law or regulation to enable it to enter into and perform its obligations under the Finance Documents to which it is party and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of those Finance Documents.

26.2        Compliance with Laws

The Sponsor shall comply with all laws and regulations applicable to it except where the non-compliance with such laws and regulations could not reasonably be expected to have a Sponsor Material Adverse Effect.

26.3        Negative Pledge

(a) The Sponsor shall not create or permit to subsist any Security or Quasi Security over any of its assets which are the subject of the Transaction Security.

(b) Paragraph (a) above does not apply to:

(i)            any Security arising by operation of law in the ordinary course of business to secure obligations not more than thirty (30) days overdue;

(ii)           any Security entered into pursuant to any Finance Document;

(iii)          any Security created or outstanding with the prior written consent of the Majority Lenders;

(iv)          any Security for taxes, assessments, or other governmental charges or levies not yet due or that are not required to be paid under Clause 26.8 (Taxes); and

(v)           any Security that arises from judgments that do not constitute an Event of Default under Clause 28.15 (Judgments).

26.4        Disposals

The Sponsor shall procure that the Borrower complies with its obligations under Clause 25.4 (Disposals).

26.5        Maintenance of Corporate Existence

(a)           The Sponsor shall maintain its corporate existence under the laws of its Original Jurisdiction.

(b)           The Sponsor shall qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its properties, except where the failure to qualify and remain qualified could not reasonably be expected to have a Sponsor Material Adverse Effect.

26.6        Environmental

The Sponsor shall procure that the Borrower complies with its obligations under Clause 25.9 (Environmental).

26.7        Insurances

(a)           The Sponsor shall procure that the Borrower shall comply with its obligations under Clause 25.10 (Insurances).

(b)           If the Borrower fails to pay any costs or premia relating to any Insurances the Administrative Agent may, at its sole discretion, pay any costs or premia due and the Sponsor shall procure that the Borrower shall, promptly pay to the Administrative Agent the cost or premia of such Insurance.

26.8        Taxes

The Sponsor shall, and if the Sponsor elects to form a Consolidated Group a member of which is the Borrower shall cause each of its Subsidiaries to:

(a)           pay and discharge all U.S. federal income and all other material Taxes, assessments and governmental charges prior to the date on which the same shall become overdue unless and to the extent that:

(i)            such payment shall be contested by any of them in good faith by appropriate proceedings; and

(ii)           adequate reserves are being maintained with respect to any such Taxes, assessments or charges so contested (and the costs required to contest them) in accordance with generally accepted principles;

(b)           file all U.S. federal income and all other material Tax returns required to be filed by it and if the Sponsor is the parent of a Consolidated Group, each member of the Consolidated Group within the period required by law;

(c)           on or promptly after the formation of a Consolidated Group that includes the Borrower, require each current and future Subsidiary of the Sponsor that is or will become a member of the Consolidated Group to enter into a Tax Sharing Agreement; and

(d)           not take or fail to take any action that would subject the Borrower to (a) any material U.S. income Taxes other than as set forth in the Computer Model or (b) any material obligations under any agreements or arrangements with respect to any income Taxes.

26.9        Further Assurances

The Sponsor shall cure promptly any defects in the execution and delivery of this Agreement.  The Sponsor at its expense will promptly execute and deliver to the Administrative Agent upon reasonable request all such other documents, agreements and instruments required to comply with or accomplish the covenants and agreements of the Sponsor in this Agreement.

26.10      Technical Services Agreement and Sponsor Side Letter

(a)           The Sponsor shall perform its obligations under the Technical Services Agreement in all material respects.

(b)           The Sponsor shall perform its obligations under the Sponsor Side Letter.

26.11      Sanctions; Anti-Corruption

(a)           Neither the Sponsor nor any other member of the Group shall, directly or indirectly, use, nor shall any of them permit any of their respective directors, officers or employees to use, nor shall any of them permit, to their knowledge, any of their Affiliates or agents currently engaged by them and conducting activities on their behalf to use, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary of the Sponsor, joint venture partner or other person or entity:

(i)            in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable Anti-Corruption Laws;

(ii)           for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or

(iii)          in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b)           Neither the Sponsor nor any other member of the Group shall, directly or indirectly use, nor shall any of them permit any of their respective directors, officers or employees to use, nor shall any of them permit, to their knowledge, any of their Affiliates or agents currently engaged by them and conducting activities on their behalf to use, the proceeds of the Loans for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(c)           The Sponsor will maintain in effect policies and procedures designed to promote compliance by the Sponsor and its directors, officers, employees and agents currently engaged by it and carrying out activities on its behalf with the FCPA and any other applicable Anti-Corruption Laws.

26.12     Compliance with ERISA

Except where such event or circumstance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, the Sponsor shall not, nor shall the Sponsor permit any of its ERISA Affiliates to, directly or indirectly:

(a)           terminate, or permit any of its ERISA Affiliates to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower or any ERISA Affiliate of the Sponsor to the PBGC;

(b)           fail to make, or permit any of its ERISA Affiliates to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or legal requirements, the Sponsor or any ERISA Affiliate of the Sponsor is required to pay as contributions thereto;

(c)           fail to satisfy the Plan Funding Rules with respect to any Plan;

(d)           incur, or permit any of its ERISA Affiliates to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or

(e)           permit to exist any occurrence of any Reportable Event or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of a termination by the PBGC of any Plan.

27.          SPONSOR GUARANTEES

27.1        Sponsor Cost Overrun Guarantee

(a)           In the event that at any time prior to the Completion Date, there is a Phase 1 Cost Overrun, the Sponsor shall promptly fund, or procure the funding of, each such Phase 1 Cost Overrun up to an aggregate maximum of the Guaranteed Overrun Amount.

(b)           Each amount paid by the Sponsor pursuant to this Clause 27.1 shall be subscribed by way of equity in the Borrower or (at the Sponsor’s election) by way of a loan by the Sponsor to the Borrower which loan shall be subordinated to the Financial Indebtedness incurred under the Finance Documents in accordance with Clause 10 (Subordination of Claims).

27.2        Excess Cost Overruns and Phase 2 Development Costs

(a)           To the extent that the amount of the Phase 1 Cost Overruns exceed the Phase 1 Cost Overruns Threshold (such amounts being “Excess Cost Overruns”), the Sponsor may (at its discretion but without any obligation to do so) pay the amount of such Excess Cost Overruns by the due date for payment of each such Excess Cost Overrun.

(b)           The Sponsor shall pay all Phase 2 Development Costs by the due date for payment of each such Phase 2 Development Cost.

(c)           Each amount paid by the Sponsor pursuant to this Clause 27.2 shall be subscribed by way of equity in the Borrower or (at the Sponsor’s election) by way of a loan by the Sponsor to the Borrower which loan shall be subordinated to the Financial Indebtedness incurred under the Finance Documents in accordance with Clause 10 (Subordination of Claims).

28.          EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 28 is an Event of Default (except for Clause 28.22 (Acceleration)).

28.1        Non-payment

The Borrower or (to the extent the Pledgor or the Sponsor is required to make any such payment hereunder) the Pledgor or the Sponsor:

(a)           shall fail to pay when due any principal hereunder, under the Notes, if any, or any other Finance Document; or

(b)           shall fail to pay any interest, fees, reimbursements, indemnifications, or other amounts due and payable by it hereunder, under the Notes, if any, or under any other Finance Document, and such failure shall continue for a period of three (3) Business Days after the due date therefor.

28.2        Other obligations

The Borrower, the Sponsor or the Pledgor (to the extent applicable to any such person) shall fail to:

(a)           perform or observe any covenant contained in Clause 24.8(e) (Information: Miscellaneous), Clause 25.3 (Negative Pledge), Clause 25.4 (Disposals), Clause 25.5 (Acquisitions), Clause 25.6(a) and (b) (Merger and Maintenance of Limited Liability Company Existence), Clause 25.7 (Change of Business and Joint Ventures), Clause 25.10(a) (i), (ii) or (v) (Insurances), Clause 25.13 (Financial Indebtedness), Clause 25.16 (Distributions), Clause 25.19 (Arm’s length basis), Clause 25.20 (Capital), Clause 26.3 (Negative Pledge), Clause 26.5(a) (Maintenance of Corporate Existence), or, as to the Pledgor only, Section 4.02, Section 4.05(c), or Section 4.05(d) of the Pledge Agreement; or

(b)           fail to perform or observe any other term or covenant set forth in this Agreement or in any other Finance Document which is not covered by clause (a) above or any other provision of this Clause 28 (Events of Default) if such failure continues for thirty (30) days after the earlier of (i) the date on which the Borrower, the Sponsor or the Pledgor, as applicable, becomes aware of such default or (ii) notice thereof is given to the Borrower, the Sponsor or the Pledgor, as applicable, by the Administrative Agent.

28.3        Misrepresentation

(a)           Any representation or warranty made or deemed to be made by the Borrower, the Sponsor or the Pledgor in the Finance Documents or any other certificate, Utilisation Request or Compliance Certificate delivered by or on behalf of the Borrower, the Sponsor or the Pledgor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed to be made (or if any representation or warranty is expressly stated to have been made as of a specified date, inaccurate in all material respects as of such specific date, except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

(b)           No Event of Default under paragraph (a) will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within thirty (30) days of the earlier of (i) the Administrative Agent giving notice to the Borrower or the Sponsor (as applicable) and (ii) the Borrower or the Sponsor (as applicable) becoming aware of the failure to comply.

28.4        Cross default

(a)           At any time on or prior to the Completion Date:

(i)            any Financial Indebtedness of the Borrower or the Sponsor is not paid when due nor within any originally applicable grace period.

(ii)           any Financial Indebtedness of the Borrower or the Sponsor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)          any creditor of the Borrower or the Sponsor becomes entitled to declare any Financial Indebtedness of the Borrower or the Sponsor due and payable prior to its specified maturity as a result of an event of default (however described).

(b)           At any time after the Completion Date:

(i)            any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(ii)           any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)          any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(c)           No Event of Default will occur under this Clause 28.4 (i) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) and (b) above is less than $2,000,000 in respect of the Borrower and $100,000,000 in respect of the Sponsor (or its equivalent in any other currency or currencies) or (ii) with respect to secured Financial Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness and such indebtedness that becomes due is paid upon such sale or transfer.

28.5                        Insolvency

The Borrower, the Sponsor or the Pledgor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such person seeking to adjudicate it as bankrupt or insolvent (including, for the avoidance of doubt, any voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy”), or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its assets or property and, in the case of any such proceeding instituted against such person either such proceeding shall remain undismissed for a period of sixty (60) days or any of the actions sought in such proceeding shall occur; or such person shall take any corporate action to authorize any of the actions set forth above in this Clause 28.5.

28.6                        Change of Control

A Change of Control shall have occurred or the Pledgor ceases to directly own 100% of the Capital Stock of the Borrower.

28.7                        Unlawfulness and invalidity

(a)                                 It is or becomes unlawful for the Borrower, the Sponsor or the Pledgor (i) to perform any of its payment obligations or any of its other material obligations under the Finance Documents or (ii) to perform any of its non-material obligations under the Finance Documents and such failure to perform such non-material obligation is not corrected or otherwise cured within thirty (30) days after the earlier of (x) the date on which the Borrower, the Sponsor or the Pledgor, as applicable, becomes aware of the unlawful nature of such obligation or (y) notice thereof is given to the Borrower, the Sponsor or the Pledgor, as applicable, by the Administrative Agent.

(b)                                 It is or becomes unlawful for the Borrower to perform any of its material obligations under any Project Document to which it is a party (and, if such Project Document is a Replaceable Project Document, such Replaceable Project Agreement has not been replaced in accordance with Clause 25.12(b) (Field preservation; Alterations to Project Documents)).

(c)                                  Other than in the case of Replaceable Project Documents that are replaced in accordance with Clause 25.12(b) (Field preservation; Alterations to Project Documents), any obligation or obligations of the Borrower, the Sponsor or the Pledgor under any Finance Documents or Project Documents are not or cease to be legal, valid, binding or enforceable, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity, and the same individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(d)                                 Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Secured Party) to be ineffective.

28.8                        Cessation of business

The Borrower ceases to carry on (or threatens to cease to carry on) all or a material part of its business.

28.9                        Transaction Security Documents

The Security Agent shall fail to have an Acceptable Security Interest in any portion of the Transaction Security (in each case, other than Charged Property that is released in accordance with this Agreement or any other Finance Document or any Charged Property that is disposed of in accordance with paragraphs (i) to (vi), (viii) and (ix) of Clause 25.4(b) (Disposals)).

28.10                 Tax Sharing Agreement

The Sponsor, on behalf of itself or any member of the Consolidated Group that includes the Borrower, shall fail to make an aggregate amount of payments equal to $2,000,000 or more that are owing to the Borrower under the terms of the Tax Sharing Agreement.

28.11                 Borrowing Base Asset

(a)                                 The authority or ability of the Borrower to conduct its business with respect to the Borrowing Base Asset is limited or wholly or substantially curtailed by any seizure, expropriation or nationalisation by or on behalf of any Governmental Authority or a Governmental Authority announces its intention to do any of the foregoing.

(b)                                 All or part of the Borrowing Base Asset or all or part of the shares of the Borrower or any Field Hydrocarbons or revenues from the sale of Field Hydrocarbons derived or to be derived from the Borrowing Base Asset is or are seized, expropriated, nationalised or compulsorily acquired by any Governmental Authority or any Governmental Authority announces its intention to do any of the foregoing.

(c)                                  Any decision is taken by the Borrower, its co-venturers in the Borrowing Base Asset or the Operator, without the prior written consent of the Administrative Agent, to abandon or decommission all or part of the Borrowing Base Asset; provided that any such decision to abandon or decommission shall not give rise to an Event of Default under this Clause 28.11 if:

(i)            the abandonment or decommissioning has already been taken into account in the then current Banking Case; or

(ii)           the Borrower can demonstrate to the satisfaction of the Administrative Agent and Lead Technical Bank (acting in consultation with the Technical Bank) that, if the abandonment or decommissioning were taken into account in the then current Banking Case, no Borrowing Base Deficiency or Default pursuant to Clause 28.16 (Cover ratios) would arise.

(d)                                 Any Infrastructure is destroyed or damaged or all or part of the Borrowing Base Asset is damaged where the same:

(i)            has or could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Finance Documents; or

(ii)           could reasonably be expected to trigger an Event of Default pursuant to Clause 28.17 (Cessation of Production).

28.12                 Repudiation, breach and rescission of agreements

(a)                                 The Borrower, Pledgor or the Sponsor (or any other Affiliate of the Borrower) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)                                 Any Project Document (other than a Replaceable Project Document where the same is replaced in accordance with Clause 25.12(b) (Field Preservation) or any Authorisation (including any Development Consent) relating to the Borrowing Base Asset or the Sponsor Side Letter is revoked, relinquished, rescinded, repudiated, terminated, varied or otherwise ceases to be legal, valid, binding and enforceable or any Development Consent that is currently required is not obtained and the same has or is reasonably likely in the reasonable opinion of the Majority Lenders to have a Material Adverse Effect.

(c)                                  The Borrower breaches a term of a Project Document and such breach has or, in the reasonable opinion of the Majority Lenders, is likely to have a Material Adverse Effect.

28.13                 Maintenance of Borrowing Base Asset

(a)                                 The Borrower does not pay when due any fee under any Lease or cash call under any Project Document which has been made validly and to which there is no reasonable defence and such non-payment continues for more than five (5) Business Days.

(b)                                 The Borrower does not use its voting rights in order to maintain its interest in the Borrowing Base Asset.

28.14                 Default under Project Documents

(a)                                 Any notice of termination (however called) is issued under or a default occurs by any party to any Project Document (other than a Replaceable Project Document) and the same, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

(b)                                 Any notice of termination (however called) is issued under or a default occurs by any party to any Replaceable Project Document and such Replaceable Project Document has not been replaced pursuant to Clause 25.12(b) (Field Preservation).

28.15                 Judgments

There is entered against the Borrower or, prior to the Completion Date, the Sponsor (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding, in the case of the Borrower, an aggregate principal amount of $2,000,000 and, in the case of the Sponsor, an aggregate principal amount of $100,000,000 (in either case, to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A-” by A.M. Best Company or at least “A-” by S&P, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

28.16                 Cover ratios

(a)                                 The then current Banking Case demonstrates that the DSCR for the current Calculation Period and/or the immediately subsequent Calculation Period is 1.2:1 or less,

unless:

(i)            in the opinion of the Lead Technical Bank (acting reasonably and in consultation with the Technical Bank) there is no projected Default pursuant to Clause 28.17 (Cessation of Production); and

(ii)           within ten (10) Business Days of the adoption of such Banking Case, the Borrower or the Sponsor pays an amount equal to the amount of shortfall in Projected Net Revenues for each relevant period(s) into the Proceeds Account, provided that the remedy referred to in this paragraph (a) may:

(iii)          not be exercised in respect of consecutive Banking Cases; and

(iv)          only be exercised up to a maximum of three times before the Final Maturity Date.

(b)                                 The then current Banking Case demonstrates that the:

(i)            PLCR for any Calculation Period is 1.5:1 or less;

(ii)           LLCR for any Calculation Period is 1.3:1 or less; or

(iii)          DSCR for any Calculation Period is 1.2:1 or less (except as referred to in paragraph (a) above),

unless, in each case, within ten (10) Business Days of the adoption of such Banking Case, the Borrower pre-pays such amount of Loans as is required to ensure that the ratios would have been met had such prepayment occurred prior to the adoption of such Banking Case.

(c)                                  At any time, the amount of outstanding Loans is greater than 70 per cent. of the Asset Costs or the amount of equity invested by the Sponsor in the Borrower is less than 30 per cent. of the Asset Costs (unless due to an administrative or technical error on the part of a member of the Group and where the same is remedied within five (5) Business Days).

28.17                 Cessation of Production or Suspension of business

At any time on and from the Completion Date, the production of Hydrocarbons from all or part of the Borrowing Base Asset ceases or the Borrower suspends all or a material part of its business for a period in excess of sixty (60) consecutive days other than:

(a)                                 because of planned maintenance;

(b)                                 where the impact of the same has been taken into account in the then current Banking Cases; or

(c)                                  where the subsequent financial impact will not, in the reasonable opinion of the Majority Lenders, have a Material Adverse Effect.

28.18                 Field Completion

The Completion Date has not occurred on or before the Completion Long-Stop Date.

28.19                 Accounts

(a)                                 At any time before the Completion Date, the amount standing to the Cost-Overrun Equity Account is zero and any amount of Gross Expenditure is not paid when due and payable or within five (5) Business Days of the due date for its payment.

(b)                                 The Borrower shall have terminated or closed any of the Project Accounts as provided in Clause 21 (Project Accounts) without the prior written consent of the Administrative Agent or otherwise as permitted under Clause 21.

28.20                 Title Defect

Pursuant to Clause 25.22 (Title), the Administrative Agent has requested the Borrower to cure any title defects or exceptions which are not Security permitted under this Agreement, and:

(a)                                 the Administrative Agent (acting reasonably) considers the title defect or exception to be material; and

(b)                                 either:

(i)            the Borrower fails to cure such title defect or exception to the satisfaction of the Administrative Agent within the time period referred to in Clause 25.22 (Title); or

(ii)           the relevant title defect or exception is, in the reasonable opinion of the Administrative Agent, not capable of being cured.

28.21                 ERISA

(a)                                 A Termination Event occurs which, when taken together with all other Termination Events that have occurred, results in liability of any of the Borrower or, prior to the Completion Date, the Sponsor, in an aggregate amount in excess of, in the case of the Borrower, $2,000,000, and, in the case of the Sponsor, $100,000,000.

(b)                                 The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount in excess of, in the case of the Borrower, $2,000,000, or, prior to the Completion Date, in the case of the Sponsor, $100,000,000.

28.22                 Acceleration

(a)                                 On and at any time after the occurrence of an Event of Default (other than an Event of Default under Clause 28.5 (Insolvency)) which is continuing:

(i)            the Administrative Agent (x) may, or shall at the request of the Majority Lenders, by notice to the Borrower, declare the Commitments of each Lender hereunder to be terminated, whereupon the same shall forthwith terminate, and (y) may, or shall at the request of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Finance Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of non-payment, protest, notice of protest, grace, notice of dishonour, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

(ii)           the Administrative Agent may, or shall at the request of the Majority Lenders, give a notice to the Borrower and the Account Bank prohibiting any further withdrawals from any Project Account and/or proceed to enforce its rights and remedies under the Transaction Security Documents and any other Finance Document for the rateable benefit of Secured Parties by appropriate proceedings.

(b)                                 On and at any time after the occurrence of an Event of Default which is continuing under Clause 28.5 (Insolvency) hereof:

(i)            (x) the Commitments of each Lender shall terminate, and (y) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Finance Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of non-payment, protest, notice of protest, grace, notice of dishonour, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

(ii)           the Administrative Agent may, or shall at the request of the Majority Lenders, proceed to enforce its rights and remedies under the Transaction Security Documents and any other Finance Document for the rateable benefit of Secured Parties by appropriate proceedings.

SECTION 7

CHANGES TO PARTIES

29.                               CHANGES TO THE LENDERS

29.1                        Successors and Assigns Generally

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Sponsor may assign or otherwise transfer any of its rights or obligations under any Finance Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Clause 29.2 (Lender Assignment) (ii) by way of participation in accordance with the provisions of Clause 29.6 (Participations), or (iii) in connection with the replacement of a Lender pursuant to Clause 44.6 (Replacement of Lender)  (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in Clause 29.6 (Participations) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

29.2                        Lender Assignment

Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, its Pro Rata Share of outstanding Loans, and any Note held by it); provided that:

(a)                                 each such assignment shall be of a constant, and not a varying, percentage of such Lender’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Commitments and the related Loans;

(b)                                 the amount of the Commitment and Loans being assigned by such Lender pursuant to each such assignment (determined as of the date of the Assignment and Assumption Agreement with respect to such assignment) shall be, if to an entity other than a Lender, not less than $5,000,000 (or, if less, the amount of its remaining Commitments and Loans in connection with an assignment of all such remaining Commitments and Loans) and, with respect to amounts equal to $5,000,000 or greater, shall be an integral multiple of $1,000,000 in excess thereof;

(c)                                  each such assignment shall be to an Eligible Assignee;

(d)                                 the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption Agreement, together with any Notes subject to such assignment; and

(e)                                  each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $3,500 administrative fee.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption Agreement, which effective date shall be at least three (3) Business Days after the execution thereof:

(a)                                 the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, have the rights and obligations of a Lender hereunder; and

(b)                                 such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  Unless an Event of Default has occurred, any Lender intending to assign all or any portion of its rights and obligations under this Agreement to another lending institution shall provide the Borrower with prior notice of such Lender’s intent to assign, and such notice shall include the name of the lending institution to which such Lender is contemplating making such assignment.

29.3                        Terms of Assignment

By executing and delivering an Assignment and Assumption Agreement, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)                                 other than as provided in such Assignment and Assumption Agreement, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto;

(b)                                 such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Sponsor or the performance or observance by the Borrower or the Sponsor of any of their respective obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(c)                                  such assignee confirms that it has received a copy of this Agreement, together with copies of the most recently delivered Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement;

(d)                                 such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e)                                  such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and

(f)                                   such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

29.4                        The Register

The Administrative Agent shall maintain at its address referred to in Clause 40.1 (Notices Generally) a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to (and stated interest thereon), each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

29.5                        Procedures

Upon its receipt of an Assignment and Assumption Agreement executed by a Lender and an Eligible Assignee, together with any Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption Agreement has been completed and is in substantially the form of the attached Exhibit A:

(a)                                 accept such Assignment and Assumption Agreement;

(b)                                 record the information contained therein in the Register; and

(c)                                  give prompt notice thereof to the Borrower.

29.6                        Participations

(a)                                 Each Lender may, without notice to or the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Loans for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and shall not require the participant’s consent to any matter under this Agreement, except that the participation agreement may provide that such Lender will not, without the consent of the participant, give its consent to any changes in the principal amount of any Loan payable to such Lender, reductions in fees or interest payable to such Lender, releasing all or substantially all of any Transaction Security, postponement of any date fixed for any payment of principal of, or interest on, any Loan payable to such Lender or any fees or other amounts payable to such Lender hereunder, or extensions of the Final Maturity Date.

(b)                                 Subject to paragraph (c) of this Clause 29.6, the Borrower agrees that each participant shall be entitled to the benefits of, and subject to the requirements and limitations of, Clause 13 (Break Costs), Clause 16 (Increased Costs) and Clause 15 (Tax gross up and indemnities) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Clause 29.2 (Lender Assignment) (it being understood that the documentation required under Clause 15.6(a) (Tax gross up and indemnities) shall be delivered to the participating Lender).  To the extent permitted by law, each participant also shall be entitled to the benefits of Clause 39 (Set-Off) as though it were a Lender; provided such participant agrees to be subject to Clause 29.7 (Sharing of Payments, Etc.) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Finance Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Finance Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)                                  Each participant agrees to be subject to the provisions of Clause 18 (Mitigation by the Lenders) as if it were an assignee under paragraph (a) of this Clause and shall not be entitled to receive any greater payment under Clause 16 (Increased Costs) and Clause 15 (Tax gross up and indemnities) (than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant. A participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Clause 15 (Tax gross up and indemnities) unless such participant agrees, for the benefit of the Borrower, to comply with Clause 15.6(a) (Tax gross up and indemnities) as though it were a Lender (it being understood the documentation required under Clause 15.6(a) (Tax gross up and indemnities) shall be delivered to the selling Lender and the selling Lender shall be obligated to deliver such documentation to the Borrower and the Administrative Agent).

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

29.7                        Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of such Lender’s Pro Rata Share of the Loans in excess of its Pro Rata Share of payments on account of the Loans obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment rateably with each of them; provided that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s rateable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s rateable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Borrower pursuant to an in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans (other than to the Borrower, the Sponsor or any Affiliate or Subsidiary of the Borrower or Sponsor).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Clause 29.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

29.8                        Hedge Counterparties

To the extent any Affiliate of a Lender is a party to a Hedging Agreement with Borrower, such Affiliate shall be deemed to have appointed the Security Agent its nominee and agent, to act for and on behalf of such Affiliate in connection with the Transaction Security Documents and shall be bound by Section 8, Section 9, and Section 10 hereof.

30.                               [RESERVED.]

SECTION 8

THE SECURED PARTIES

31.                               ROLE OF THE ADMINISTRATIVE AGENT, THE MANDATED LEAD ARRANGERS, AND OTHERS

31.1                        Appointment of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank

(a)                                 Each Secured Party (other than the Administrative Agent) appoints the Administrative Agent to act as its agent under and in connection with the Finance Documents.

(b)                                 Each other Secured Party authorises each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)                                  Each person that is a Hedge Counterparty, by accepting the benefit of the Transaction Security, hereby agrees to the terms of this Clause 31.

31.2                        Instructions

(a)                                 Each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank shall:

(i)            unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it in accordance with any instructions given to it by:

(A)                               all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)                               in all other cases, the Majority Lenders; and

(ii)           not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)                                 Each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and it may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)                                  Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties except for the Security Agent.

(d)                                 Each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)                                  In the absence of instructions, each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may act (or refrain from acting) as it considers in good faith to be in the best interest of the Lenders.

(f)                                   None of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank are authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.  This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

31.3                        Duties of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank

(a)                                 The duties of the Administrative Agent, Lead Technical Bank, the Technical Bank and Modelling Bank under the Finance Documents are solely mechanical and administrative in nature.

(b)                                 Subject to paragraph (c) below, the Administrative Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Administrative Agent for that Party by any other Party.

(c)                                  Without prejudice to Clause 29.5 (Procedures), paragraph (b) above shall not apply to any Assignment and Assumption Agreement.

(d)                                 Except where a Finance Document specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)                                  If the Administrative Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Secured Parties.

(f)                                   If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Secured Party (other than the Administrative Agent, the Mandated Lead Arrangers, the Technical Bank, the Lead Technical Bank, the Modelling Bank or the Security Agent) under this Agreement, it shall promptly notify the other Secured Parties.

(g)                                  Each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(h)                                 Notwithstanding any other provision of this Agreement, the Administrative Agent shall not be responsible for determining whether or not a Lender is a Defaulting Lender.

31.4                        Role of the Mandated Lead Arrangers and Structuring Bank

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers and Structuring Bank have no obligations of any kind to any other Party under or in connection with any Finance Document.

31.5                        No fiduciary duties

(a)                                 Nothing in any Finance Document constitutes the Administrative Agent, the Lead Technical Bank, the Technical Bank, the Modelling Bank, the Structuring Bank or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)                                 None of the Administrative Agent, the Lead Technical Bank, the Technical Bank, the Modelling Bank, the Structuring Bank or the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.6                        Business with the Group

The Administrative Agent, the Mandated Lead Arrangers, the Structuring Bank, the Lead Technical Bank, the Technical Bank and the Modelling Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

31.7                        Rights and discretions

(a)                                 The Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may:

(i)                                     rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)                                  assume that:

(A)                               any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)                               unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)                               rely on a certificate from any person:

(A)                               as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)                               to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)                                 Each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may assume (unless it has received notice to the contrary in such capacity) that:

(i)            no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));

(ii)           any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)          any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of the Sponsor or vice versa.

(c)                                  Each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)                                 Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders) if such Party in its reasonable opinion deems this to be desirable.

(e)                                  Each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)                                   Each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may act in relation to the Finance Documents through its officers, employees and agents and shall not:

(i)            be liable for any error of judgment made by any such person; or

(ii)           be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by its gross negligence or wilful misconduct.

(g)                                  Unless a Finance Document expressly provides otherwise each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may disclose to any other Party any information it reasonably believes it has received in such capacity as agent under this Agreement.

(h)                                 Without prejudice to the generality of paragraph (g) above, the Administrative Agent:

(i)            may disclose; and

(ii)           on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and to the other Secured Parties.

(i)                                     Notwithstanding any other provision of any Finance Document to the contrary, none of the Administrative Agent, the Lead Technical Bank, the Technical Bank, the

Modelling Bank or any Mandated Lead Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)                                    Notwithstanding any provision of any Finance Document to the contrary, none of the Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank are obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

31.8                        Responsibility for documentation

None of the Administrative Agent, the Lead Technical Bank, the Technical Bank, the Modelling Bank, the Structuring Bank or any Mandated Lead Arranger is responsible or liable for:

(a)                                 the adequacy, accuracy or completeness of any information (whether oral or written) supplied by it, the Borrower or the Sponsor or any other person in or in connection with any Finance Document or any Information Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)                                  any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.9                        No duty to monitor

None of the Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank shall be bound to enquire:

(a)                                 whether or not any Default has occurred;

(b)                                 as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)                                  whether any other event specified in any Finance Document has occurred.

31.10                 Exclusion of liability

(a)                                 Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank), none of the Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)            any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security;

(ii)           exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)          without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)                               any act, event or circumstance not reasonably within its control; or

(B)                               the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action; except, in each case, as a result of the Administrative Agent’s, Lead Technical Bank’s, the Technical Bank’s or Modelling Bank’s gross negligence or wilful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.

(b)                                 The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Administrative Agent for that purpose.

(c)                                  Nothing in this Agreement shall oblige the Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank, the Structuring Bank or any Mandated Lead Arranger to carry out:

(i)            any “know your customer” or other checks in relation to any person; or

(ii)           any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Administrative Agent, the Structuring Bank, the Mandated Lead Arrangers, the Lead Technical Bank, the Technical Bank and the Modelling Bank that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any such Party.

(d)                                 Without prejudice to any provision of any Finance Document excluding or limiting of each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank liability, any liability of the Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been determined by a court of competent jurisdiction by a final and nonappealable judgment to have been suffered (as determined by reference to the date of default by such Party or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to such Party at any time which increase the amount of that loss.  In no event shall the Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not such Party has been advised of the possibility of such loss or damages.

31.11                 Lenders’ indemnity to the Administrative Agent, Lead Technical Bank, the Technical Bank and Modelling Bank

THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, EACH LEAD TECHNICAL BANK, EACH TECHNICAL BANK, EACH MODELLING BANK AND EACH OF THEIR RESPECTIVE RELATED PARTIES, DELEGATES AND RECEIVERS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE CONTINUING REIMBURSEMENT OBLIGATIONS OF THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT, ANY LEAD TECHNICAL BANK, ANY TECHNICAL BANK, ANY MODELLING BANK OR ANY OF THEIR RESPECTIVE RELATED PARTIES, DELEGATES AND RECEIVERS IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT, ANY LEAD TECHNICAL BANK, ANY TECHNICAL BANK, ANY MODELLING BANK AND ANY OF THEIR RESPECTIVE RELATED PARTIES, DELEGATES AND RECEIVERS UNDER THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S, SUCH LEAD TECHNICAL BANK’S, SUCH TECHNICAL BANK’S, SUCH MODELLING BANK’S AND EACH OF THEIR RESPECTIVE DELEGATES’ AND RECEIVERS’ OWN NEGLIGENCE), AND INCLUDING ENVIRONMENTAL LIABILITIES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY PERSON SEEKING INDEMNIFICATION, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT, EACH LEAD TECHNICAL BANK, EACH TECHNICAL BANK, EACH MODELLING BANK AND EACH OF THEIR RESPECTIVE RELATED PARTIES, DELEGATES AND RECEIVERS PROMPTLY UPON DEMAND FOR ITS PRO RATA SHARE OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT, EACH LEAD TECHNICAL BANK, EACH TECHNICAL BANK, EACH MODELLING BANK AND EACH OF THEIR RESPECTIVE RELATED PARTIES, DELEGATES AND RECEIVERS IN CONNECTION WITH THE PREPARATION,

EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT, SUCH LEAD TECHNICAL BANK, SUCH TECHNICAL BANK, SUCH MODELLING BANK OR ANY OF THEIR RESPECTIVE RELATED PARTIES, DELEGATES AND RECEIVERS IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

31.12                 Resignation of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank

(a)                                 Each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may resign and appoint one of its Affiliates acting through an office in the United States of America as successor by giving notice to the Lenders and the Borrower.

(b)                                 Alternatively each of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank may resign by giving thirty (30) days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor.

(c)                                  If the Majority Lenders have not appointed a successor Administrative Agent, Lead Technical Bank, Technical Bank or Modelling Bank (as the case may be) in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Party (after consultation with, and so long as no Event of Default has occurred and is continuing, subject to the consent of, the Borrower) may appoint a successor (acting through an office in the United States of America); provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.

(d)                                 The retiring Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank shall make available to the successor Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions under the Finance Documents. The Borrower shall, within ten (10) Business Days of demand, reimburse the retiring Party for the amount of all reasonable and documented costs and expenses (including legal fees) incurred by it in making available such documents and records and providing such assistance.

(e)                                  The Administrative Agent’s, the Lead Technical Bank’s, the Technical Bank’s or the Modelling Bank’s (as the case may be) resignation notice shall only take effect upon the appointment of a successor.

(f)                                   Upon the appointment of a successor, the retiring Administrative Agent, Lead Technical Bank, Technical Bank or Modelling Bank (as the case may be) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 17.2 (Other indemnities) and this Clause 31 (and any fees for the account of the retiring Administrative Agent, Lead Technical Bank, Technical Bank or Modelling Bank as the case may be (in such capacity) shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party; provided notwithstanding anything to the contrary in this Agreement (and for the avoidance of doubt), the fees payable by the Borrower to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

31.13                 Replacement of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank

(a)                                 After consultation with, and so long as no Event of Default has occurred and is continuing, subject to the consent of, the Borrower, the Majority Lenders may, by giving thirty (30) days’ notice to the Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank (as the case may be) (or, at any time the Administrative Agent is an Impaired Administrative Agent, by giving any shorter notice determined by the Majority Lenders) replace such Party by appointing a successor (acting through an office in the United States of America); provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.

(b)                                 The retiring Administrative Agent, Lead Technical Bank, Technical Bank or the Modelling Bank (as the case may be) shall (at its own cost if it is an Impaired Administrative Agent and otherwise at the expense of the Lenders) make available to the successor such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions as Administrative Agent, Lead Technical Bank, Technical Bank or Modelling Bank (as the case may be) under the Finance Documents.

(c)                                  The appointment of the successor Administrative Agent, Lead Technical Bank, Technical Bank or the Modelling Bank (as the case may be) shall take effect on the date specified in the notice from the Majority Lenders to the retiring Administrative Agent, Lead Technical Bank, Technical Bank or the Modelling Bank (as the case may be). As from this date, the retiring Administrative Agent, Lead Technical Bank, Technical Bank or the Modelling Bank (as the case may be) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 17.2 (Other indemnities) and this Clause 31 (and any agency, Lead Technical Bank, Technical Bank or Modelling Bank fees for the account of the retiring Party shall cease to accrue from (and shall be payable on) that date).

(d)                                 Any successor Administrative Agent, Lead Technical Bank, Technical Bank or the Modelling Bank and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party; provided that notwithstanding anything to the contrary in this Agreement (and for the avoidance of doubt), the fees payable by the Borrower to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

31.14                 Confidentiality

(a)                                 In acting as Administrative Agent, Lead Technical Bank, Technical Bank or the Modelling Bank (as the case may be) for the Secured Parties, such Party shall be regarded as acting through its relevant division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                 If information is received by another division or department of the Administrative Agent, the Lead Technical Bank, the Technical Bank or the Modelling Bank it may be treated as confidential to that division or department and the Administrative Agent,

Lead Technical Bank, Technical Bank or the Modelling Bank shall not be deemed to have notice of it.

31.15                 Relationship with the Lenders

(a)                                 Each Administrative Secured Party may treat the person shown in its records as Lender at the opening of business (in the place of its principal office as notified to the Secured Parties from time to time) as the Lender acting through its Facility Office:

(i)            entitled to or liable for any payment due under any Finance Document on that day; and

(ii)           entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                 Any Lender may by notice to an Administrative Secured Party appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 40.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 40.1 (Notices Generally) or Clause 40.6 (Electronic communication) and the relevant Administrative Secured Party shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

31.16                 Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower or the Sponsor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Administrative Agent, the Structuring Bank, the Mandated Lead Arrangers, the Lead Technical Bank, the Technical Bank and the Modelling Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                 the financial condition, status and nature of each member of the Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)                                  whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)                                 the adequacy, accuracy or completeness of the Information Memorandums and any other information provided by the Administrative Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)                                  the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

31.17                 [Reserved].

31.18                 [Reserved].

31.19                 Reliance and engagement letters

Each Secured Party and Secured Party confirms that each Mandated Lead Arranger, the Structuring Bank, the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by any such Party) the terms of any reliance letter or engagement letters relating to any reports or letters provided by third parties in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.                               THE SECURITY AGENT

32.1                        Security Agent as agent

(a)                                 Each other Secured Party appoints the Security Agent to act as its agent in connection with the Finance Documents and the Security Agent declares that it holds the Security Property for the benefit of the Secured Parties on the terms contained in this Agreement.

(b)                                 Each of the Secured Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)                                  Each person that is a Hedge Counterparty, by accepting the benefit of the Transaction Security, hereby agrees to the terms of this Clause 32.

32.2                        Instructions

(a)                                 The Security Agent shall, subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Lenders and shall not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with instructions given to it by the Majority Lenders.

(b)                                 The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)                                  Unless a contrary intention appears in this Agreement, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)                                 Paragraph (a) above shall not apply:

(i)            where a contrary indication appears in this Agreement;

(ii)           where this Agreement requires the Security Agent to act in a specified manner or to take a specified action; and

(iii)          in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clauses 32.5 (No duty to account) to Clause 32.10 (Exclusion of liability), Clause 32.14 (Confidentiality) to Clause 32.21 (Custodians and nominees) and Clause 32.24 (Acceptance of title) to Clause 32.26 (Security Termination);

(iv)          in respect of the exercise at the Security Agent’s discretion of a right, power or authority under Clause 33.1 (Order of Application).

(e)                                  If giving effect to instructions given by the Majority Lenders (or such other instructing group if a contrary indication appears in this Agreement) would (in the Security Agent’s opinion) have an effect equivalent to an amendment or waiver of this Agreement which requires the consent of a quorum or party other than the relevant instructing group, the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)                                   In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)                                     it has not received any instructions as to the exercise of that discretion; or

(ii)                                  the exercise of that discretion is subject to paragraph (d)(iv) above;

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g)                                  The Security Agent may refrain from acting in accordance with any instructions of the Majority Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)                                 Without prejudice to the provisions of and the remainder of this Clause 32, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

32.3                        Duties of the Security Agent

(a)                                 The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)                                 The Security Agent shall promptly:

(i)            forward to the Administrative Agent and to each Hedge Counterparty a copy of any document received by the Security Agent from the Borrower or the Sponsor under any Finance Document; and

(ii)           forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)                                  Except where a Finance Document to which the Security Agent is a party specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)                                 If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Administrative Agent.

(e)                                  The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.4                        No fiduciary duties

Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any other person.

32.5                        No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

32.6                        Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.7                        Rights and discretions

(a)                                 The Security Agent may:

(i)            rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)                                  assume that:

(A)          any instructions received by it from the Majority Lenders are duly given in accordance with the terms of the Finance Documents;

(B)                               unless it has received notice of revocation, that those instructions have not been revoked; and

(C)                               if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)                               rely on a certificate from any person:

(A)          as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)                               to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)                                 The Security Agent shall be entitled to carry out all dealings with the Lenders through the Administrative Agent and may give the Administrative Agent any notice or other communication required to be given by the Security Agent to the Lenders.

(c)                                  The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent for the Secured Parties) that:

(i)            no Default has occurred;

(ii)           any right, power, authority or discretion vested in any Party or any group of Secured Parties has not been exercised; and

(iii)          any notice made by the Borrower is made on behalf of and with the consent and knowledge of the Sponsor, and vice versa.

(d)                                 The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(e)                                  The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Security Property through its Related Parties and shall not:

(i)            be liable for any error of judgment made by any such person; or

(ii)           be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(f)                                   Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)                                  Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.8                        Responsibility for documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)                                 the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, the Borrower or the Sponsor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

(c)                                  any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9                        No duty to monitor

The Security Agent shall not be bound to enquire:

(a)                                 whether or not any Default has occurred;

(b)                                 as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)                                  whether any other event specified in any Finance Document has occurred.

32.10                 Exclusion of liability

(a)                                 Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)            any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property unless directly caused by its gross negligence or wilful misconduct;

(ii)           exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)          any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)                              without prejudice to the generality of paragraphs (a) through (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)                               any act, event or circumstance not reasonably within its control; or

(B)                               the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action; except, in each case, as a result of the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.

(b)                                 No Party (other than the Security Agent, any Receiver or any Delegate (as applicable)) may take any proceedings against any Related Party of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by any Related Party in relation to any Finance Document or any Security Property and any Related Party of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.4 (Third party rights).

(c)                                  Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)                                     any “know your customer” or other checks in relation to any person; or

(ii)           any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Party,

on behalf of any Secured Party and each Secured Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)                                 Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been determined by a court of competent jurisdiction by a final and nonappealable judgment to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security

Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

32.11                 Borrower’s Indemnity to the Security Agent

(a)                                 The Borrower shall promptly indemnify the Security Agent and every Related Party, Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)                                     any failure by it to comply with its obligations under Clause 19 (Costs and expenses);

(ii)                                  acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)                               the taking, holding, protection or enforcement of the Transaction Security entered into by it;

(iv)                              the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent, each Receiver and each Delegate by the Finance Documents or by law;

(v)                                 instructing lawyers, accountants, tax advisers, surveyors, a financial adviser or other professional advisers or experts as permitted under this Agreement; or

(vi)                              acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct);

provided that notwithstanding anything to the contrary herein, such indemnity shall not, as to any person seeking indemnification, be available to the extent that such cost, loss or liability is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or wilful misconduct of such person, (ii) a material breach in bad faith under this Agreement or any other Finance Document by such Security Agent, Related Party, Receiver or Delegate, as applicable, or (iii) disputes between and among the Security Agent, any Related Party, any Receiver or any Delegate and not arising out of any act or omission of the Borrower or any Affiliate of the Borrower (other than any claim against the Security Agent in its capacity as such or in fulfilling its role under the Finance Documents (other than its role as Lender)).

(b)                                 The Borrower expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 32.11 will not be prejudiced by any release of Security or disposal of assets.

32.12                Secured Parties’ indemnity to the Security Agent

THE SECURED PARTIES SEVERALLY AGREE TO INDEMNIFY THE SECURITY AGENT AND EACH OF ITS RESPECTIVE RELATED PARTIES, DELEGATES AND RECEIVERS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE CONTINUING REIMBURSEMENT OBLIGATIONS OF THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES,

PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE SECURITY AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE SECURITY AGENT UNDER THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT (INCLUDING THE SECURITY AGENT’S AND EACH OF ITS RESPECTIVE RELATED PARTIES’, DELEGATES’ AND RECEIVERS’ OWN NEGLIGENCE), AND INCLUDING ENVIRONMENTAL LIABILITIES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY PERSON SEEKING INDEMNIFICATION, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH PERSON SEEKING INDEMNIFICATION.  WITHOUT LIMITATION OF THE FOREGOING, EACH SECURED PARTY AGREES TO REIMBURSE THE SECURITY AGENT PROMPTLY UPON DEMAND FOR ITS PRO RATA SHARE OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE SECURITY AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT, TO THE EXTENT THAT THE SECURITY AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

32.13                 Resignation of the Security Agent

(a)                                 The Security Agent may resign and appoint one of its Affiliates acting through an office in the United States of America as successor by giving notice to the Administrative Agent and the Borrower.

(b)                                 Alternatively the Security Agent may resign by giving thirty (30) days’ notice to the Administrative Agent and the Borrower, in which case the Majority Lenders may, in consultation with the Borrower, appoint a successor Security Agent.

(c)                                  If the Majority Lenders has not appointed a successor Security Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Security Agent (after consultation with the Administrative Agent and the Hedge Counterparties) may appoint a successor Security Agent acting through an office in the United States of America.

(d)                                 The retiring Security Agent shall, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrower shall, within ten (10) Business Days of demand, reimburse the retiring Security Agent for the amount of all reasonable and documented costs and expenses (including legal fees) incurred by it in making available such documents and records and providing such assistance.

(e)                                  The Security Agent’s resignation notice shall only take effect upon:

(i)                                     the appointment of a successor; and

(ii)                                  the transfer of all the Security Property to that successor.

(f)                                   Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 32 (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party; provided notwithstanding anything to the contrary in this Agreement (and for the avoidance of doubt), the fees payable by the Borrower to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

32.14                 Confidentiality

If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

32.15                 Information from the Secured Parties

Each Secured Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

32.16                 Credit appraisal by the Secured Parties

Without affecting the responsibility of the Borrower or the Sponsor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                 the financial condition, status and nature of each member of the Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)                                  whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)                                 the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)                                  the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.17                 [Reserved].

32.18                 Reliance and engagement letters

The Security Agent may obtain and rely on any certificate or report from the Borrower’s or Sponsor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

32.19                 No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)                                 require the deposit with it of any deed or document certifying, representing or constituting the title of the Borrower or the Sponsor to any of the Charged Property;

(b)                                 obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)                                  register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)                                 take, or to require the Borrower or the Sponsor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation;

(e)                                  require any further assurance in relation to any Transaction Security Document; or

(f)                                   take or not take any action with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Security Agent shall believe in good faith shall be necessary, under the circumstances as provided in Clause 44 (Amendments and Waivers) and Clause 28.22 (Acceleration));

in each instance, in the absence of its own gross negligence or wilful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

32.20                 Insurance by Security Agent

(a)                                 The Security Agent shall not be obliged:

(i)                                     to insure any of the Charged Property;

(ii)                                  to require any other person to maintain any insurance; or

(iii)          to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)                                 Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

32.21                 Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the Charged Property as the Security Agent may reasonably determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the Charged Property created under the Finance Documents and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

32.22                 Delegation by the Security Agent

(a)                                 Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)                                 That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)                                  No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

32.23                 [Reserved]

32.24                 Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that the Borrower or the Sponsor may have to any of the Charged Property and shall not be liable for, or bound to require the Borrower or the Sponsor to remedy, any defect in its right or title.

32.25                 Releases

(a)                                 Upon a disposal of any of the Charged Property pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Borrower and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security, and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

(b)                                 The Secured Parties party hereto irrevocably authorize the Security Agent to release any Transaction Security granted to or held by the Security Agent upon any Charged

Property (i) sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Finance Document; (ii) constituting property in which the Borrower owned no interest at the time the Transaction Security was granted or at any time thereafter; (iii) constituting property leased to the Borrower under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower to be, renewed or extended; or (iv) that is subject to the Cobalt LP Mortgage upon the occurrence of the BOEMRE Approval Date.  Upon the request of the Security Agent at any time, the Secured Parties will confirm in writing the Security Agent’s authority to release particular types or items of Charged Property pursuant to this Clause 32.25.

32.26                 Security Termination

The Secured Parties party hereto irrevocably authorize the Security Agent to release any Transaction Security granted to or held by the Security Agent upon any Charged Property upon Security Termination or, in respect of the Charged Property subject to the Cobalt LP Mortgage, upon the occurrence of the BOEMRE Approval Date.

32.27                 Non-cash distributions

If the Security Agent or any other Secured Party receives a distribution in a form other than cash in respect of the Secured Obligations, the Secured Obligations will not be reduced by that distribution until and except to the extent that the realisation proceeds are actually applied towards the Secured Obligations.

32.28                 Amounts received by the Borrower or the Sponsor

If either the Borrower or the Sponsor receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, the Borrower or the Sponsor (as applicable) will hold the amount received or recovered, on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.

33.                               APPLICATION OF PROCEEDS

33.1                        Order of Application

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Documents or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)                                 in discharging any sums owing to the Security Agent (in its capacity as such), any Receiver or any Delegate;

(b)                                 in discharging any costs and expenses incurred by any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)                                  in payment or distribution to the Administrative Agent, on its own behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by each of the Borrower and the Sponsor under any of the Finance

Documents or Secured Hedging Agreements in accordance with Clause 38.6 (Partial Payments);

(d)                                 if neither the Borrower nor the Sponsor is under any further actual or contingent liability under any of the Finance Documents or Secured Hedging Agreements, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to either the Borrower or the Sponsor; and

(e)                                  the balance, if any, in payment or distribution to the Borrower or the Sponsor (as applicable).

33.2                        Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 33.1 (Order of Application) the Security Agent may, at its discretion, hold all or party of those proceeds in one or more interest bearing segregated trust accounts in New York in the name of the Security Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of Clause 33.1 (Order of Application).

33.3                        Permitted Deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

33.4                        Good discharge

(a)                                 Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Administrative Agent on behalf of the Secured Parties and any distribution or payment made in that way shall be a good discharge, to the extent of that payment or distribution, by the Security Agent.

(b)                                 The Security Agent is under no obligation to make payment to the Administrative Agent in the same currency as that in which any Unpaid Sum is denominated.

34.                               ENFORCEMENT OF TRANSACTION SECURITY

34.1                        Enforcement through Security Agent only

Other than the right to set-off provided for in Clause 39 (Set-Off) hereof, the Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

34.2                        Waiver of Rights

To the extent permitted under applicable law and subject to Clause 32.2 (Instructions), and Clause 33 (Application of Proceeds), each of the Secured Parties and each of the Borrower and the Sponsor waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

35.                               CONDUCT OF BUSINESS BY THE SECURED PARTIES

No provision of this Agreement will:

(a)                                 interfere with the right of any Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim, except as provided in Clause 15 (Tax gross up and indemnities); or

(c)                                  oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

36.                               HEDGING AND HEDGE COUNTERPARTIES

36.1                        Hedging

(a)                                 The Borrower shall ensure that it is at all times in compliance with the requirements of Schedule 9 (Hedging Policy).

(b)                                 The Borrower shall not enter into any Hedging Agreement unless such Hedging Agreement has been entered into in compliance with this Agreement.

(c)                                  In connection with the preparation of each new Banking Case, at the same time as it delivers to the Lead Technical Bank details of the Technical Assumptions to be used for a Banking Case in accordance with Clause 6.4(a) (Preparatory Steps) the Borrower shall provide to the Lead Technical Bank and Modelling Bank details of all current Hedging Agreements.

(d)                                 The Borrower agrees that unless the Security Agent otherwise consents, each Secured Hedging Agreement to which it is a party shall be entered into under the terms of an ISDA Master Agreement.

(e)                                  Promptly upon request, the Borrower will provide to the Administrative Agent and the Security Agent copies of all Secured Hedging Agreements to which it is a party.

(f)                                   If any Secured Hedging Agreement or any hedging transaction thereunder is terminated or closed out or any Secured Hedging Agreement is modified in any material respect, the Borrower shall:

(i)                                     promptly notify the Security Agent of the same; and

(ii)           if so requested by the Security Agent, promptly provide any documents relating to such termination, closing out or modification (as the case may be).

36.2                       Security

(a)                                 Except for any Security constituted by any Transaction Security Documents given under this Agreement, in each case, for the benefit of the Hedge Counterparties, the Borrower shall not grant any margin call arrangement, any collateral or credit support, any Security or any guarantee or other assurance against financial loss for, or in respect of, any Hedging Agreement.

(b)                                 By accepting the benefits of the Collateral, each Hedge Counterparty agrees that, notwithstanding anything to the contrary in any of its Hedging Agreements with the Borrower, the Borrower may grant Security under the Finance Documents that burden and attach to such Hedging Agreement and the rights of the Borrower thereunder.

36.3                        Voting rights of Hedge Counterparties

No Lender or any Affiliate of a Lender shall have any voting rights under any Finance Document as a result of the existence of obligations owed to it under Hedging Agreement.

36.4                        Information to Hedge Counterparties

If a person is a Hedge Counterparty but it, or its Affiliate, has ceased to be a Lender, it may notify the Administrative Agent of the same and, if so notified, the Administrative Agent shall continue to provide information to that person as if it were a Lender until the Administrative Agent is notified by such person that such person is not a Hedge Counterparty or does not wish to receive such information.  Any such person shall notify the Administrative Agent promptly upon ceasing to be a Hedge Counterparty.

37.                               SHARING AMONG THE SECURED PARTIES

37.1                        Payments to Secured Parties

(a)                                 If any Secured Party (other than a Hedge Counterparty) (a “Recovering Secured Party”) receives or recovers any amount from the Borrower or the Sponsor other than in accordance with Clause 38 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)            the Recovering Secured Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Administrative Agent;

(ii)           the Administrative Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Secured Party would have been paid had the receipt or recovery been received or made by the Administrative Agent and distributed in accordance with Clause 38 (Payment Mechanics), without taking account of any Tax which would be imposed on the Administrative Agent in relation to the receipt, recovery or distribution; and

(iii)          the Recovering Secured Party shall, within three (3) Business Days of demand by the Administrative Agent, pay to the Administrative Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Administrative Agent determines may be retained by the Recovering Secured Party as its share of any payment to be made, in accordance with Clause 38.6 (Partial Payments).

37.2                       Redistribution of payments

The Administrative Agent shall treat the Sharing Payment as if it had been paid by the Borrower or the Sponsor (as applicable) and distribute it between the Secured Parties (other than the Recovering Secured Party or any Hedge Counterparty) (the “Sharing Secured Parties”) in accordance with Clause 38.6 (Partial Payments) towards the obligations of the Borrower or the Sponsor (as applicable) to the Sharing Secured Parties.

37.3                        Recovering Secured Party’s rights

On a distribution by the Administrative Agent under Clause 37.2 (Redistribution of payments) of a payment received by a Recovering Secured Party from the Borrower or the Sponsor, as between the Borrower or the Sponsor (as applicable) and the Recovering Secured Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower or the Sponsor (as applicable).

37.4                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Secured Party becomes repayable and is repaid by that Recovering Secured Party, then:

(a)                                 each Sharing Secured Party shall, upon request of the Administrative Agent, pay to the Administrative Agent for the account of that Recovering Secured Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Secured Party for its proportion of any interest on the Sharing Payment which that Recovering Secured Party is required to pay) (the “Redistributed Amount”); and

(b)                                 as between the Borrower or the Sponsor (as applicable) and each relevant Sharing Secured Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower or the Sponsor (as applicable).

37.5                        Exceptions

(a)                                 This Clause 37 shall not apply to the extent that the Recovering Secured Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower or the Sponsor (as applicable).

(b)                                 A Recovering Secured Party is not obliged to share with any other Secured Party any amount which the Recovering Secured Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)            it notified the other Secured Party of the legal or arbitration proceedings; and

(ii)           the other Secured Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 9

ADMINISTRATION

38.                               PAYMENT MECHANICS

38.1                        Payments to the Administrative Agent

(a)                                 On each date on which the Borrower, the Sponsor or a Lender is required to make a payment under a Finance Document the Borrower or the Sponsor (as applicable) or Lender shall make the same available to the Administrative Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Administrative Agent, in each case, specifies.

(c)                                  Notwithstanding anything to the contrary contained herein, at all times, all payments by the Borrower, the Sponsor or a Hedge Counterparty under or in respect of any Secured Hedging Agreement shall be made directly between the Borrower or the Sponsor (as applicable) and the relevant Hedge Counterparty (and not through the Administrative Agent pursuant to Clause 38.1(a) (Payments to the Administrative Agent)) and, accordingly, at all such times, all references in Clause 38.6 (Partial Payments) to Secured Hedging Agreements, Hedging Costs and Hedging Termination Payments shall be disregarded.

38.2                        Distributions by the Administrative Agent

Each payment received by the Administrative Agent under the Finance Documents for another Party shall, subject to Clause 38.3 (Distributions to the Borrower or the Sponsor) and Clause 38.4 (Clawback and pre-funding) be made available by the Administrative Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Administrative Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

38.3                        Distributions to the Borrower or the Sponsor

The Administrative Agent and the Administrative Agent may (with the consent of the Borrower or the Sponsor (as applicable) or in accordance with Clause 39 (Set-Off)) apply any amount received by it for the Borrower or the Sponsor (as applicable) in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower or the Sponsor (as applicable) under the Finance Documents or any Secured Hedging Agreement or in or towards purchase of any amount of any currency to be so applied.

38.4                        Clawback and pre-funding

(a)                                 Where a sum is to be paid to the Administrative Agent under the Finance Documents for another Party, the Administrative Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 Unless paragraph (c) below applies, if the Administrative Agent pays an amount to another Party and it proves to be the case that the Administrative Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent shall on demand refund the same to the Administrative Agent together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent, calculated by the Administrative Agent to reflect its cost of funds.

(c)                                  If the Administrative Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Administrative Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)            the Administrative Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund such amount to the Administrative Agent; and

(ii)           the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Administrative Agent the amount (as certified by the Administrative Agent) which will indemnify the Administrative Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

38.5                        Impaired Administrative Agent

(a)                                 If, at any time, the Administrative Agent becomes an Impaired Administrative Agent, the Borrower or the Sponsor or a Lender which is required to make a payment under the Finance Documents to the Administrative Agent in accordance with Clause 38.1 (Payments to the Administrative Agent) may instead either:

(i)            pay that amount direct to the required recipient(s); or

(ii)           if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Sponsor (as applicable) or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)                                 All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)                                  A Party which has made a payment in accordance with this Clause 38.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                                 Promptly upon the appointment of a successor Administrative Agent in accordance with Clause 31.13 (Replacement of the Administrative Agent, the Lead Technical Bank, the Technical Bank and the Modelling Bank), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Administrative Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 38.2 (Distributions by the Administrative Agent).

(e)                                  A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)                                     that it has not given an instruction pursuant to paragraph (d) above; and

(ii)                                  that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

38.6                        Partial Payments

(a)                                 If the Administrative Agent receives a payment for application against amounts due in respect of any Finance Document or Secured Hedging Agreement that is insufficient to discharge all the amounts then due and payable by the Borrower or the Sponsor under the Finance Documents, the Administrative Agent shall apply that payment towards the obligations of the Borrower or the Sponsor (as applicable) under the Finance Documents and Secured Hedging Agreements in the following order:

(i)            first, in or towards payment pro rata of any unpaid amount owing to the Administrative Secured Parties under the Finance Documents;

(ii)           secondly, in or towards payment pro rata of any accrued interest, fee or commission or Hedging Costs due but unpaid under the Finance Documents and Secured Hedging Agreements;

(iii)          thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents and any Hedging Termination Payments;

(iv)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents and Secured Hedging Agreements; and

(v)           fifth, to the extent of any excess proceeds, to the Borrower or as a court of                              competent jurisdiction may otherwise direct.

(b)           Paragraph (a) above will override any appropriation made by the Borrower or the Sponsor.

38.7                        Set-off by the Borrower and Sponsor

All payments to be made by the Borrower or the Sponsor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

38.8                        Business Days

(a)                                 Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

38.9                        Currency of account

(a)                                 Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from the Borrower or the Sponsor under any Finance Document.

(b)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)                                  Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

38.10                 [Reserved.]

38.11                 Disruption to Payment Systems etc.

If either the Administrative Agent determines (in its discretion) that a Disruption Event has occurred or the Administrative Agent is notified by the Borrower that a Disruption Event has occurred:

(a)                                 the Administrative Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Administrative Agent may deem reasonably necessary in the circumstances;

(b)                                 the Administrative Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                                  the Administrative Agent may consult with the Secured Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                                 any such changes agreed upon by the Administrative Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 44 (Amendments and Waivers);

(e)                                  the Administrative Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Administrative Agent or its gross negligence or wilful misconduct) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 38.11; and

(f)                                   the Administrative Agent shall notify the Secured Parties of all changes agreed pursuant to paragraph (d) above.

39.                               SET-OFF

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Finance Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Finance Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Clause 33 (Application of Proceeds) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Clause are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

40.                               NOTICES

40.1                        Notices Generally

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)                                 if to the Borrower or the Sponsor or any Administrative Secured Party, to the address, fax number, e-mail address or telephone number identified below; and

(b)                                 if to any other Lender, to the address, fax number, e-mail address or telephone number specified in writing to the Administrative Agent on or prior to the date on which it becomes a party.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent

(except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in Clause 40.6 (Electronic communication.) below shall be effective as provided in such Clause.

40.2                        [Reserved.]

40.3                        [Reserved.]

40.4                        Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 40.1 (Notices Generally) or changing its own address or fax number, the Administrative Agent shall notify the other Parties.

40.5                        Communication when Administrative Agent is Impaired Administrative Agent

If the Administrative Agent is an Impaired Administrative Agent the Parties may, instead of communicating with each other through the Administrative Agent, communicate with each other directly and (while the Administrative Agent is an Impaired Administrative Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Administrative Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Administrative Agent has been appointed.

40.6                        Electronic communication.

(a)                                 Notices and other communications to the Administrative Secured Parties and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Clause 5 (Utilisation, conversion and continuation) if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Clause 5 by electronic communication.  The Administrative Secured Parties or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)                                 Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

40.7                        Use of websites

(a)                                 The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Administrative Agent (the “Designated Website”) if:

(i)            both the Borrower and the Administrative Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(ii)           the information is in a format previously agreed between the Borrower and the Administrative Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Administrative Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Administrative Agent (in sufficient copies for each Paper Form Lender) in paper form.

(b)                                 The Administrative Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Administrative Agent.

(c)                                  The Borrower shall promptly upon becoming aware of its occurrence notify the Administrative Agent if:

(i)            the Designated Website cannot be accessed due to technical failure;

(ii)           the password specifications for the Designated Website change;

(iii)          any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)          any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)           the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Administrative Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied as otherwise provided in Clause 40.1 (Notices Generally).

41.                               INTEREST CALCULATIONS

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

42.                              SEVERABILITY

If any provision of this Agreement or the other Finance Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Finance Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

43.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of any Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

44.                               AMENDMENTS AND WAIVERS

44.1                        Required consents

(a)                                 Subject to Clause 44.2 (All Lender matters) and Clause 44.3 (Other exceptions), any term of the Finance Documents other than the Fee Letters may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)                                 The Administrative Agent may effect, on behalf of any Secured Party, any amendment or waiver permitted by this Clause 44.

(c)                                  Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 31.7 (Rights and discretions), the Administrative Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for effecting any amendment, waiver or consent under this Agreement.

(d)                                 The Sponsor agrees to any such amendment or waiver permitted by this Clause 44 which is agreed to by the Borrower and vice versa.

44.2                        All Lender matters

An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)                                 the definition of “Majority Lenders” in Clause 1.1 (Definitions) shall not be effective without the prior written consent of each Lender;

(b)                                 an extension to the date of payment (excluding mandatory prepayments) of any amount under the Finance Documents shall not be effective without the prior written consent of each Lender entitled to such payment;

(c)                                  a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable shall not be effective without the prior written consent of each Lender entitled to such amount; provided that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate specified in Clause 11.3 (Default interest);

(d)                                 a change in currency of payment of any amount under the Finance Documents shall not be effective without the prior written consent of each Lender;

(e)                                  an increase in any Commitment or the Total Commitments shall not be effective without the prior written consent of each Lender affected thereby other than an increase in accordance with Clause 2.3 (Accordion) or an extension of the Availability Period;

(f)                                   a change to the Borrower or the Sponsor shall not be effective without the prior written consent of each Lender;

(g)                                  this Clause 44 shall not be effective without the prior written consent of each Lender;

(h)                                 any provision which expressly requires the consent of all the Lenders shall not be effective without the prior written consent of each Lender;

(i)                                     the release of all or part of any Charged Property or the release of the Sponsor’s guarantee shall not be effective without the written consent of each Lender unless expressly permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(j)                                    (other than as expressly permitted by the provisions of any Finance Document) the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document) shall not be effective without the prior written consent of each Lender; and

(k)                                 change the pro rata sharing of payments required by this Agreement shall not be effective without the prior written consent of each Lender directly affected thereby.

Notwithstanding anything to the contrary herein the Administrative Agent may, with the prior written consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Finance Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Finance Document that requires the consent of each Lender and that has been approved by the Majority Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Clause 44.6 (Replacement of Lender); provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Clause 44.6 (Replacement of Lender) (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

44.3                        Other exceptions

An amendment or waiver which relates to the rights or obligations of an Administrative Secured Party or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of that Administrative Secured Party or that Hedge Counterparty, as the case may be.

44.4                        [Reserved.]

44.5                        Excluded Commitments

If:

(a)                                 any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten (10) Business Days of that request being made (unless the Borrower and the Administrative Agent agree to a longer time period in relation to any request):

(i)            its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including unanimity) of Total Commitments has been obtained to approve that request; and

(ii)           its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

44.6                        Replacement of Lender

If any Lender requests compensation under Clause 16 (Increased Costs), or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Clause 15 (Tax gross up and indemnities) and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Clause 18 (Mitigation), or if any Lender is a Defaulting Lender or a Non-Consenting Lender then (x) the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent and (y) the Administrative Agent may, in the case of a Defaulting Lender, upon notice to such Lender and the Borrower, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Clause 29 (Changes to the Lenders)), all of its interests, rights (other than its existing rights to payments pursuant to Clause 15 (Tax gross up and indemnities) or Clause 16 (Increased Costs)) and obligations under this Agreement and the related Finance Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)                                 as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Clause 29 (Changes to the Lenders);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Finance Documents (including any amounts under Clause 13 (Break Costs) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Clause 16 (Increased Costs) or payments required to be made pursuant to Clause 15 (Tax gross up and indemnities), such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable legal requirements; and

(e)                                  in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

44.7                        Defaulting Lenders

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders”.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Clause 28.22 (Acceleration), or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Clause 39 (Set-Off) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loan were made at a time when the conditions set forth in Clause 4.2 (Further conditions precedent) were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a

Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               With respect to any fee pursuant to Clause 14 (Fees) not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay the remaining amount of any such fee.

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

45.                               Confidential information

Each of the Administrative Secured Parties and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable legal requirement or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Finance Document or any action or proceeding relating to this Agreement or any other Finance Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Clause 45, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or the Sponsor, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Clause 45 or (y) becomes available to any Administrative Secured Party or any Lender on a nonconfidential basis from a source other than the Borrower or the Sponsor that is not, to the knowledge of such Administrative Secured Party or Lender subject to confidentiality obligations to you.

For purposes of this Clause, “Information” means all information received from the Borrower or the Sponsor relating to any such person or any of their respective businesses, other than any such information that is available to any Administrative Secured Party or any Lender on a nonconfidential basis prior to disclosure by any such person.  Any person required to maintain the confidentiality of Information as provided in this Clause 45 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

46.                               COUNTERPARTS

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Clause 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or any other Finance Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Finance Document or certificate.

47.                               SURVIVAL OF REPRESENTATIONS, ETC.

All representations and warranties contained in this Agreement or made in writing by or on behalf of the Sponsor and the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Finance Documents, the making of the Loans and any investigation made by or on behalf of the Lenders or any other Secured Party, none of which investigations shall diminish any Lender’s or other Secured Party’s right to rely on such representations and warranties.  All obligations of the Sponsor and the Borrower provided for in Clause 13 (Break Costs), Clause 15 (Tax gross up and indemnities), Clause 16 (Increased Costs), Clause 17 (Other Indemnities) and Clause 19 (Costs and expenses) and all of the obligations of the Secured Parties in Clause 31.11 (Lenders’ indemnity to the Administrative Agent, Lead Technical Bank, the Technical Bank and Modelling Bank), in Clause 32.11 (Borrower’s Indemnity to the Security Agent) and in Clause 32.12 (Secured Parties’ indemnity to the Security Agent) (collectively called “Surviving Obligations” in this Clause 47) shall survive any termination of this Agreement and repayment in full of the Secured Obligations.

SECTION 10

GOVERNING LAW AND ENFORCEMENT

48.                               GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS

48.1                        THIS AGREEMENT, THE NOTES AND THE OTHER FINANCE DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT (EXCEPT, AS TO ANY OTHER FINANCE DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

48.2                        EACH OF THE BORROWER AND SPONSOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE SECURITY AGENT, ANY OTHER SECURED PARTY OR ANY OF THEIR RESPECTIVE RELATED PARTIES, DELEGATES OR RECEIVERS IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCE DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE SECURITY AGENT, ANY OTHER SECURED PARTY OR ANY OF THEIR RESPECTIVE RELATED PARTIES, DELEGATES OR RECEIVERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT AGAINST ANY BORROWER, THE SPONSOR OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

48.3                        EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT IN ANY COURT REFERRED TO IN THIS CLAUSE 48.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

48.4                        EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN CLAUSE 40.1 (NOTICES GENERALLY) (OR ITS ASSIGNMENT AND ASSUMPTION AGREEMENT).  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

49.                               Waiver of jury trial

EACH PARTY HEREBY (A) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); (B) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE FINANCE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS CLAUSE 49 (WAIVER OF JURY TRIAL).

50.                               USA Patriot Act Notice

EACH LENDER THAT IS SUBJECT TO THE PATRIOT ACT AND THE ADMINISTRATIVE AGENT (FOR ITSELF AND NOT ON BEHALF OF ANY LENDER) HEREBY NOTIFIES THE BORROWER AND THE SPONSOR THAT PURSUANT TO THE REQUIREMENTS OF THE PATRIOT ACT, IT IS REQUIRED TO OBTAIN, VERIFY AND RECORD INFORMATION THAT IDENTIFIES THE BORROWER AND THE SPONSOR, WHICH INFORMATION INCLUDES THE NAME AND ADDRESS OF THE BORROWER AND THE SPONSOR AND OTHER INFORMATION THAT WILL ALLOW SUCH LENDER OR THE ADMINISTRATIVE AGENT, AS APPLICABLE, TO IDENTIFY THE BORROWER AND THE SPONSOR IN ACCORDANCE WITH THE PATRIOT ACT.

51.                               NO CONSEQUENTIAL DAMAGES.

THE PARTIES AGREE NOT TO ASSERT ANY CLAIM AGAINST ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT, ANY AFFILIATES OF THE FOREGOING, OR ANY OF THEIR RESPECTIVE RELATED PARTIES, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE FINANCE DOCUMENTS.

52.                               Oral agreements

THIS WRITTEN AGREEMENT AND THE FINANCE DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Specified Period	Societe Generale	Commonwealth Bank of Australia	Credit Agricole Corporate & Investment Bank	Natixis, New York Branch	Total Commitments ($)
From the date of this Agreement up to and including 30 June 2018	50,000,000	35,000,000	35,000,000	30,000,000	150,000,000
From (and including) 1 July 2018 up to (and including) 30 September 2018	44,444,444.4	31,111,111	31,111,111	26,666,666.6	133,333,333
From (and including) 1 October 2018 up to (and including) 31 December 2018	38,888,889	27,222,222.3	27,222,222.3	23,333,333.4	116,666,667
From (and including) 1 January 2019 up to (and including) 31 March 2019	33,333,333.34	23,333,333.33	23,333,333.33	20,000,000	100,000,000
From (and including) 1 April 2019 up to (and including) 30 June 2019	27,777,777.66	19,444,444.34	19,444,444.34	16,666,666.66	83,333,333
From (and including) 1 July 2019 up to (and including) 30 September 2019	22,222,222.4	15,555,555.6	15,555,555.6	13,333,333.4	66,666,667

From (and including) 1 October 2019 up to (and including) 31 December 2019	16,666,666.66	11,666,666.67	11,666,666.67	10,000,000	50,000,000
From (and including) 1 January 2020 up to (and including) 31 March 2020	11,111,111	7,777,777.7	7,777,777.7	6,666,666.6	33,333,333
From (and including) 1 April 2020 up to (and including) the day prior to the Final Maturity Date	5,555,555.67	3,888,889	3,888,889	3,333,333.33	16,666,667
On and from the Final Maturity Date	0	0	0	0	0

SCHEDULE 2

CONDITIONS PRECEDENT

1.                                      Borrower and Sponsor

(a)                                 A copy of the constitutional documents of each of the Borrower, the Sponsor and (if the Cobalt LP Mortgage is applicable) Cobalt LP.

(b)                                 A copy of a resolution of the board or, if applicable, a committee of the board of directors or managers (or other applicable governing body) of each of the Borrower, the Sponsor, the Pledgor and (if the Cobalt LP Mortgage is applicable) Cobalt LP:

(i)                                     approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)                                  authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                                  If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)                                 A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)                                  A certificate of a Responsible Officer of each of the Borrower, the Sponsor, the Pledgor and (if the Cobalt LP Mortgage is applicable) Cobalt LP certifying that each of the items referred to in clauses (a), (b), (c) and (d) above delivered by it under this Section 1 is correct, complete and in full force and effect and has not been amended or superseded as of a date no earlier than the date of this Agreement.

(f)                                   Certificates of good standing for the Borrower in each jurisdiction in which the Borrower is organised or qualified to do business, which certificate shall be dated a date not sooner than 30 days prior to the date of this Agreement.

(g)                                  Certificates of good standing for the Sponsor in the jurisdiction in which the Sponsor is organised, which certificate shall be dated a date not sooner than 30 days prior to the date of this Agreement.

(h)                                 Certificates of good standing for the Pledgor in the jurisdiction in which the Pledgor is organised, which certificate shall be dated a date not sooner than 30 days prior to the date of this Agreement.

(i)                                     If the Cobalt LP Mortgage is applicable, certificates of good standing for Cobalt LP in the jurisdiction in which Cobalt LP is organised, which certificate shall be dated a date not sooner than 30 days prior to the date of this Agreement.

2.                                      Project Documents and related documents

(a)                                 A certificate of a Responsible Officer of the Borrower certifying that each of the following Project Documents are true and correct copies of all the Project Documents relating to the Borrowing Base Asset, and there are no amendments to the Project Documents other than as provided:

(i)                                     each Initial Lease;

(ii)                                  Assignment of Record Title Interest in Federal OCS Oil and Gas Lease from Cobalt International Energy, L.P. (“Cobalt”) to the Borrower, dated effective January 1, 2015, covering Lease No. OCS-G 24194, received by BOEMRE for approval on December 22, 2014;

(iii)                               Assignment of Record Title Interest in Federal OCS Oil and Gas Lease from Cobalt to the Borrower, dated effective January 1, 2015, covering Lease No. OCS-G 24197, received by the BOEMRE for approval on December 22, 2014;

(iv)                              Assignment of Record Title Interest in Federal OCS Oil and Gas Lease from Cobalt to the Borrower, dated effective January 1, 2015, covering Lease No. OCS-G 26346, received by the BOEMRE for approval on December 22, 2014;

(v)                                 Assignment and Conveyance from Cobalt to the Borrower, dated effective January 1, 2015, received by the BOEMRE for recording under Category 7 on December 23, 2014;

(vi)                              Unit Agreement for Outer Continental Shelf Exploration, Development and Production Operations on the Green Canyon Block 859 Unit between Anadarko Petroleum Corporation, Apache Deepwater LLC, the Borrower (as successor in interest to Cobalt), Eni Petroleum US LLC, Exxon Mobil Corporation (“Exxon”), Marine Energy, Inc. and Statoil (USA) E&P Inc., dated May 31, 2011, as amended, supplemented and ratified;

(vii)                           Operating Agreement (Outer Continental Shelf — Gulf Mexico) between Exxon Corporation and Conoco Inc., effective October 15, 1998, as amended, supplemented and ratified;

(viii)                        Participation Agreement (OCS Gulf of Mexico) between Exxon and the Borrower (as successor in interest to Cobalt), effective May 2, 2008;

(ix)                              Gas Dedication and Gathering Agreement between Discovery Producer Services LLC (“Discovery”) and the Borrower (as successor in interest to Cobalt), dated January 4, 2013;

(x)                                 Gas Processing and Fractionation Agreement between Discovery and the Borrower (as successor in interest to Cobalt), dated January 4, 2013;

(xi)                              Liquids Separation, Handling, Stabilization and Redelivery Agreement between Discovery and the Borrower (as successor in interest to Cobalt), dated January 4, 2013;

(xii)                           Liquids Transportation Agreement between Discovery Gas Transmission LLC (“DGT”) and the Borrower (as successor in interest to Cobalt), dated January 4, 2013;

(xiii)                        Service Agreement Applicable to Firm Transportation Services between DGT and the Borrower (as successor in interest to Cobalt), dated January 4, 2013;

(xiv)                       Master Oil Purchase and Sale Agreement between the Borrower (as successor in interest to Cobalt) and Poseidon Oil Pipeline Company, LLC, dated May 28, 2013, including any memorandum of such agreement or recordable agreement filed in county, parish or BOEMRE records and any Transaction Confirmations entered into pursuant to such agreement;

(xv)                          Master Oil Purchase and Sale Agreement between the Borrower (as successor in interest to Cobalt) and Cameron Highway Oil Pipeline Company, dated May 28, 2013, including any memorandum of such agreement or recordable agreement filed in county, parish or BOEMRE records and any Transaction Confirmations entered into pursuant to such agreement;

(xvi)                       Oil Transportation Agreement between the Borrower (as successor in interest to Cobalt) and Caesar Oil Pipeline Company, LLC, dated May 28, 2013;

(xvii)                    Enbridge Inc. Guarantee in favor of the Borrower (as successor in interest to Cobalt), dated May 28, 2013; and

(xviii)                 the Producers Side Agreement.

(b)                                 A certificate of a Responsible Officer of the Sponsor certifying that the enclosed Sponsor Side Letter and Technical Services Agreement are true and correct copies of those documents, and there are no amendments to the Sponsor Side Letter or the Technical Services Agreement other than as provided.

3.                                      Finance Documents

An original, duly executed by each of the parties thereto, of the following documents:

(a)                                 this Agreement.

(b)                                 the Fee Letter.

(c)                                  a Note payable to each Lender requesting a Note in the amount of its Commitment.

(d)                                 the Pledge Agreement, the Sponsor Pledge Agreement, the Security Agreement, the Cobalt LP Mortgage (if applicable) and the Account Control Agreement, if any.

(e)                                  appropriate UCC-1 financing statements covering the Charged Properties for filing by the Security Agent with the appropriate authorities.

(f)                                   to the extent required in connection with the Pledge Agreement, membership interest certificates, and powers executed in blank for each such certificate to the Security Agent.

(g)                                  to the extent required in connection with the Pledge Agreement or the Sponsor Pledge Agreement, intercompany notes, and powers executed in blank for each such intercompany notes to the Security Agent.

(h)                                 copies, certified by a Responsible Officer of the Borrower as being true, correct and complete, of the Acquisition Documents and any other evidence as may be required by the Administrative Agent (other than the approval of BOEMRE) that the transfer of the Field Interest from the Sponsor to the Borrower was consummated prior to the date hereof in accordance with the terms of such assignments.

(i)                                     any Mortgages and Transfer Letters necessary or as requested by the Administrative Agent to create an Acceptable Security Interest (subject only to Security permitted under this Agreement) in the Field Interest and any related assets.

(j)                                    execute, deliver and take any other actions necessary or required by the Administrative Agent or the Security Agent to grant to the Security Agent an Acceptable Security Interest (subject only to Security permitted under this Agreement) in the Field Interest, including any necessary filings with, or approvals from, the BOEMRE.

4.                                      Insurance

A letter from Lockton, in its capacity as the insurance broker for the Borrower and the Sponsor, addressed to the Administrative Agent and the Security Agent listing the insurance policies of the Sponsor, the Borrower and any other insurances relating to the Borrowing Base Asset and confirming:

(a)                                 the type of each insurance;

(b)                                 the amount of each type of insurance, and noting the insurer(s);

(c)                                  that all premiums have been paid;

(d)                                 that the insurances at the date of this Agreement are at a level which is acceptable and consistent with industry practice, and are in full force and effect; along with

(e)                                  casualty insurance certificates naming the Security Agent and Administrative Agent loss payee and liability insurance certificates naming the Security Agent and Administrative Agent as additional insured and evidencing insurance which meets the requirements of this Agreement and the Transaction Security Documents, and which is otherwise satisfactory to the Administrative Agent.

5.                                      Reports

A copy of each of:

(a)                                 the Initial Reserves Report prepared as at December 31, 2014 and a letter of reliance addressed to the Administrative Agent dated on or around the date of this Agreement in form and substance satisfactory to the Lead Technical Bank (acting reasonably in consultation with the Technical Bank), prepared by the Independent Engineering Consultant, stating that the Independent Engineering Consultant is not aware of any additional information that it believes is necessary to be disclosed in the Initial Reserves Report in order to prevent the information set forth therein from being misleading as of the date of the reserves information therein, and extending reliance to the Administrative Agent for the benefit of the Secured Parties;

(b)                                 the Field Development Plan;

(c)                                  the Environmental Impact Assessment dated January 2014 and prepared by CSA Ocean Sciences Inc.;

(d)                                 the tax memorandum prepared by the Borrower for the benefit of the Secured Parties; and

(e)                                  the Initial Monthly Management Spreadsheet.

6.                                      Legal opinions

The following legal opinions, each addressed to the Administrative Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)                                 a favourable opinion of Baker Botts L.L.P., the Borrower’s, the Sponsor’s, the Pledgor’s and (if the Cobalt LP Mortgage is applicable) Cobalt LP’s counsel covering such matters as the Administrative Agent may reasonably request; and

(b)                                 a favourable opinion of Liskow & Lewis, the Borrower’s and the Sponsor’s local counsel covering such matters as the Administrative Agent may reasonably request.

7.                                      The Initial Banking Case

(a)                                 A copy of the Initial Banking Case generated by the Computer Model.

(b)                                 An audit report of the Computer Model from BDO addressed to the Modelling Bank and the Administrative Agent.

8.                                      Accounts

Evidence that:

(a)                                 all of the Project Accounts required to be maintained by the Borrower have been opened with the Account Bank;

(b)

(i)                                     the Sponsor has already paid the Minimum Equity Contribution; or

(ii)                                  the Sponsor has paid some equity into the Borrower that is less than the Minimum Equity Contribution, and the Sponsor has paid in the remainder up to the required Minimum Equity Contribution into the Proceeds Account; and

(c)                                  each of the Cost-Overrun Equity Account and the Debt Service Reserve Account is fully funded as required pursuant to the terms of this Agreement.

9.                                      Other documents and evidence

(a)                                 A copy, certified by an authorised signatory of the Sponsor to be a true copy, of the Original Financial Statements.

(b)                                 Confirmation from each Original Lender that it has carried out its “know your customer” procedures to its satisfaction.

(c)                                  The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable legal requirements, or in accordance with any document, agreement, instrument or arrangement to which the Borrower or the Sponsor is a party, and in each case, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Finance Documents. In addition, the Borrower and the Sponsor shall each have all such consents, licenses and approvals as required under Clauses 22.7 (Governmental Authorization; Other Consents) and 23.6 (Governmental Authorization; Other Consents), and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent Governmental Authority which would restrain, prevent or otherwise impose materially adverse conditions on this Agreement and the actions contemplated hereby.

(d)                                 Confirmation from the Borrower that no action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the knowledge of the Borrower, threatened and no preliminary or permanent injunction or order by a state or federal court shall have been entered in connection with (A) the Initial Borrowing Base Asset of the Borrower or (B) this Agreement or any transaction contemplated hereby.

(e)                                  Receipt by the Administrative Agent of the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower and the Pledgor in such jurisdictions as the Administrative Agent may require and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Security indicated by such financing statements (or similar documents) are permitted by this Agreement or have been released.

(f)                                   The Administrative Agent shall be satisfied in its sole discretion with the title to the Initial Borrowing Base Asset.

(g)                                  Confirmation from the Administrative Agent that all reasonable and documented fees and expenses (including legal fees) payable by the Borrower and the Sponsor under the Finance Documents as at the first Utilisation Date (to the extent previously invoiced) have been paid or the Borrower has authorised the Administrative Agent to deduct the same and apply them in payment from the proceeds of the first Loan.

(h)                                 The Administrative Agent shall have received all appropriate information needed to be in compliance with the Patriot Act, including taxpayer identification and social security numbers of all institutions or individuals holding ten percent (10%) or greater of the outstanding equity interest of the Sponsor and the Borrower.

(i)                                     Evidence that the amount of the Phase 1 Development Costs remaining to be paid after the date of this Agreement is equal to or less than the sum of the Total Commitments and any amounts deposited in the Proceeds Account by the Sponsor pursuant to Clause 8(b) (Accounts) of this Schedule 2.

SCHEDULE 3

REQUESTS

Part I

Utilisation Request Loans

From: Cobalt GOM #1 LLC

To: [Administrative Agent]

Dated:

Dear Sirs

Cobalt GOM #1 LLC — up to US$650,000,000 Borrowing Base Facility Agreement
dated 29 May 2015 (the “Facility Agreement”)

1.                                      We refer to the Facility Agreement.  This is a Utilisation Request.  Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                      We wish to borrow a Loan on the following terms:

(a)                                 Proposed Utilisation Date: [•] (or, if that is not a Business Day, the next Business Day)

(b)                                 Amount: US$ [•] or, if less, the Available Facility

(c)                                  Type:  [LIBOR Loan][Reference Rate Loan]

(d)                                 [Interest Period: [•]](1)

3.                                      We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                      The proceeds of this Loan should be credited to [account].

5.                                      This Utilisation Request is irrevocable.

6.                                      [We intend to apply the Loan for the following purpose(s):

[•](2)](3)

(1) Borrower to include Interest Period only if the Loan requested is a LIBOR Loan.

(2) Borrower to attach copy of Operator cash call where required pursuant to clause 4.2(b) (Further Conditions Precedent).  Borrower need not include Part 6 if the Loan requested is a One-Day Reference Rate Loan.

(3) Borrower to include certifications specified in clause 4.2(b) (Further Conditions Precedent).

Yours faithfully

authorised signatory for

Cobalt GOM #1 LLC

NOTES:

Part II

Selection Notice

From: Cobalt GOM #1 LLC

To: [Administrative Agent]

Dated:

Dear Sirs

Cobalt GOM #1 LLC — up to US$650,000,000 Borrowing Base Facility Agreement
dated 29 May 2015 (the “Facility Agreement”)

1.                                      We refer to the Facility Agreement.  This is a Selection Notice.  Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                      We refer to the following [LIBOR Loan[s] with an Interest Period ending on [     ](4) (the “Existing LIBOR Loan[s]] [and] [Reference Rate Loan[s] in the aggregate amount of [$                      ] (the “Existing Reference Rate Loan[s]”)].

3.                                      We request [that the Existing LIBOR Loan[s] be Converted to a Reference Rate Loan] [that the Existing Reference Rate Loan[s] be Converted to a LIBOR Loan with an Interest Period of [                ]] [the continuation of the Existing LIBOR Loan[s] for an Interest Period of [              ]](5).

4.                                      [We request that [the Existing LIBOR Loans Loan[s]] [the Existing Reference Rate Loan[s] subject to Conversion] be divided into [    ] LIBOR Loans with the following amounts and Interest Periods:](6)

5.                                      This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

Cobalt GOM #1 LLC

(4) Insert details of all Loans which have an Interest Period ending on the same date.

(5) Use this option if sub division is not required

(6) Use this option if division of Loans is requested

SCHEDULE 4

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](7) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](8) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](9) hereunder are several and not joint.](10)  Capitalized terms used but not defined herein shall have the meanings given to them in the Facility Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Facility Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Facility Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Facility Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Facility Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

(7) For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(8) For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(9) Select as appropriate.

(10) Include bracketed language if there are either multiple Assignors or multiple Assignees.

[for each Assignee, indicate Affiliate of [identify Lender]]

3.	Borrower:	Cobalt GOM #1 LLC, a Delaware limited liability company

4.	Administrative Agent:	SOCIETE GENERALE, as Administrative Agent under the Facility Agreement

5.	Facility Agreement:	Facility Agreement dated 29 May 2015 among the Borrower, the Lenders party thereto from time to time, the Administrative Agent and the other agents party thereto.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Amount of Total Commitments /Aggregate Loans for all Lenders	Amount of Commitment / Loans Assigned(11)		Percentage Assigned of Commitment / Loans(12)	CUSIP Number
	$	$		%
	$	$		%
	$	$		%

7.	Trade Date:	(13)

Effective Date:                                    , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](14)
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

(11) Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(12) Set forth, to at least 9 decimals, as a percentage of the Commitment / Loans of all Lenders thereunder.

(13) To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

(14) Add additional signature blocks as needed.

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] (15) Accepted:

SOCIETE GENERALE, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:] (16)

COBALT GOM #1 LLC,
a Delaware limited liability company

By:
Name:
Title:

(15) To be added only if the consent of the Administrative Agent is required by the terms of the Facility Agreement.

(16) To be added only if the consent of the Borrower is required by the terms of the Facility Agreement.

Annex 1

to Assignment

and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Facility Agreement or any other Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents or any collateral thereunder, (iii) the financial condition of the Borrower, the Sponsor or any other person obligated in respect of any Finance Document or (iv) the performance or observance by the Borrower, the Sponsor or any other person of any of [its][their respective] obligations under any Finance Document.

1.2.  Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Facility Agreement, (ii) it meets all the requirements to be an Assignee under Clause 29 (Changes to the Lender) of the Facility Agreement (subject to such consents, if any, as may be required under Clause 29 (Changes to the Lender) of the Facility Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Facility Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Facility Agreement, and has received or has been accorded the opportunity to receive copies of the most recent Financial Statements delivered pursuant to the Facility Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is not incorporated under the laws of the United States of America or a state thereof, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Facility Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Finance Documents are required to be performed by it as a Lender, and (c) hereby appoints the Administrative Agent to act as its agent under and in connection with the Facility Agreement and the other Finance Documents and appoints the Security Agent to act as its agent in connection with the Facility Agreement and the other Finance Documents.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

1.                                      GENERAL PROVISIONS.  THIS ASSIGNMENT AND ASSUMPTION SHALL BE BINDING UPON, AND INURE TO THE BENEFIT OF, THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.  THIS ASSIGNMENT AND ASSUMPTION MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS, WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT.  DELIVERY OF AN EXECUTED COUNTERPART OF A SIGNATURE PAGE OF THIS ASSIGNMENT AND ASSUMPTION BY TELECOPY SHALL BE EFFECTIVE AS DELIVERY OF A MANUALLY EXECUTED COUNTERPART OF THIS ASSIGNMENT AND ASSUMPTION.  THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SCHEDULE 5

[RESERVED].

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To: [•] as Administrative Agent

From: [Borrower]

Dated:

Dear Sirs

Cobalt GOM #1 LLC - up to US$650,000,000 Borrowing Base Facility Agreement
dated 29 May 2015 (the “Facility Agreement”)

1.                                      We refer to the Facility Agreement.  This is a Compliance Certificate.  Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                      We confirm that:

[attached hereto are true and correct copies of the Annual Financial Statements for such Fiscal Year (without a “going concern” or like qualification and without any qualification as to the scope of the audit) setting forth in comparative form the audited figures as of the end of and for the previous Fiscal Year, if any, all prepared in conformity with Accounting Principles consistently applied and all as audited by a certified public accountants reasonably acceptable to the Administrative Agent and including any management letters delivered by such accountants to the Borrower in connection with such audit]

[attached hereto are true and correct copies of the Quarterly Financial Statements for the Borrower for the period commencing at the end of the previous year and ending with the end of such Quarter Date, and setting forth in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, if any, all in reasonable detail and certified (subject to the absence of footnotes and to year-end audit adjustments) as having been prepared in accordance with Accounting Principles and as fairly presenting, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Borrower in accordance with Accounting Principles]

3.                                      [We confirm that no Default is continuing.]*

Signed

	Director	Director
	of	of
	[Borrower/Sponsor]	[Borrower/Sponsor]

NOTES:

+ Insert with respect to delivery of financial statements other than Annual Financial Statements.

*If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7

TIMETABLE

Loans

Delivery of a duly completed Utilisation Request for a LIBOR Loan or a Reference Rate Loan (other than a One-Day Reference Rate Loan) (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 12.1 (Selection of Interest Periods and Terms))

U-5 11:00am

Delivery of a duly completed Utilisation Request for a One-Day Reference Rate Loan (Clause 5.1 (Delivery of a Utilisation Request))	U-1 11:00am

Administrative Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ funding obligation)	U-5 noon

LIBOR is fixed	Quotation Day 11:00 a.m. London time

“U”                           =                                         date of utilisation.

“U - X”        =                                         X Business Days prior to date of utilisation

SCHEDULE 8

FORM OF INCREASE CONFIRMATION

To: [•] as Administrative Agent, [•] as Security Agent, and Cobalt GOM #1 LLC as Borrower

From: [New Party/Willing Lender] (the “Increase Lender”)

Dated:

Cobalt GOM #1 LLC - up to US$650,000,000 Borrowing Base Facility Agreement
dated 29 May 2015 (the “Facility Agreement”)

1.                                      We refer to the Facility Agreement.  This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.                                      We refer to Clause 2.3 (Accordion) of the Facility Agreement.

3.                                     The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) [as if it was an Original Lender under the Facility Agreement](17)./[The Increase Lender’s Commitment is [increased to] [•] (the “Relevant Commitment”)].

4.                                      The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [•].

5.                                      [On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.](18)

6.                                      The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 40.1 (Notices generally) are set out in the Schedule.

7.                                      The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (k) of Clause 2.3 (Accordion).

8.                                      This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.                                      This Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by the laws of the state of New York.

10.                               This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:                  The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions.  It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

(17) Words in brackets only relevant if Increase Lender was not an Original Lender

(18) Words in brackets only relevant if Increase Lender not already a Lender

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Administrative Agent and the Increase Date is confirmed as [•].

Administrative Agent

By:

Security Agent

By:

SCHEDULE 9

HEDGING POLICY

1.                                      The Borrower shall consult the Lenders from time to time as regards its hedging policy in order to manage commodity price risks and shall ensure that at all times all hedging undertaken by the Borrower complies with such hedging policy.

2.                                      All hedging transactions shall be undertaken on the basis of the ISDA Master Agreement.

3.                                      Hedging may only be undertaken by the Borrower with a hedge counterparty where such hedge counterparty (or an Affiliate of such hedge counterparty who issues a guarantee) has a long term senior unsecured debt rating at the time of entry into the applicable Hedging Agreement of A- or higher by S&P or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency.

4.                                      Hedging shall only be undertaken by the Borrower for prudent treasury management of the above mentioned risk and any interest rate risk, and such Hedging shall not be undertaken for speculative purposes or for the purposes of raising financing.

5.                                      At any time up to and including the Completion Date, the Borrower shall not enter into any Hedging Agreements in order to manage commodity price other than floor or put options.

6.                                      Following the Completion Date, the Borrower shall ensure that, by reference to the applicable production profiles relating to PDP Reserves pursuant to the most recent Reserves Report with the same risking as applied by the Lead Technical Bank (acting in consultation with the Technical Bank), at any time:

a.                                      Non-hurricane months

i.                                          for the period from such date until the day before the date 12 months after such date, no more than 90%;

ii.                                       for the period from the date 12 months after that date until the day before the date 24 months after that date, no more than 85%; and

iii.                                    for the period from the date 24 months after that date until the day before the date 36 months from that date, no more than 80%,

(on a look forward basis at any date during such period) shall be hedged, in each case during the non-hurricane seven month period commencing on 1 December of each such relevant year and ending on 30 June of the following year; and

b.                                      Hurricane months

i.                                          for each of the periods set out in paragraphs (a)(i) — (iii) above, no more than 60%,

(on a look forward basis at any date during such period) shall be hedged, in each case during the hurricane five month period commencing on 1 July of each such relevant year and ending on 30 November of the same year.

SIGNATURES

THE BORROWER

COBALT GOM #1 LLC

By:	/s/	John P. Wilkirson
Name:		John P. Wilkirson
Title:		Executive Vice President and Chief Financial Officer

Address:	Cobalt Center
Cobalt International Energy, Inc.
920 Memorial City Way, Suite 100
Houston, Texas 77024

Fax:	(713) 579-9184

THE SPONSOR

COBALT INTERNATIONAL ENERGY, INC.

By:	/s/	John P. Wilkirson
Name:		John P. Wilkirson
Title:		Executive Vice President and Chief Financial Officer

Address:	Cobalt Center
Cobalt International Energy, Inc.
920 Memorial City Way, Suite 100
Houston, Texas 77024

Fax:	(713) 579-9184

THE MANDATED LEAD ARRANGERS

SOCIETE GENERALE, LONDON BRANCH

By:	/s/ Kevin Price

Kevin Price, Managing Director, Global Head of Reserve Based Finance

Address: 41 Tower Hill, London EC3N 4SG

Fax: +44 (0) 207 676 7299

Attention:

SG AMERICAS SECURITIES, LLC

By:	/s/ Kevin Price

Kevin Price, Managing Director, Global Head of Reserve Based Finance

Address: 111 Bagby Street, Suite 2020, Houston, Texas 77002

Fax: +1 (713) 650-0824

Attention:

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ Dennis Petito	By:	/s/ Ting Lee
Name:	Dennis Petito	Name:	Ting Lee
Title:	Managing Director	Title:	Director

Address: 1100 Louisiana, Suite 4750, Houston, TX 77002

Fax: 713-890-8666

Attention: Mark Roche

NATIXIS, NEW YORK BRANCH

By:	/s/ Stuart Murray	By:	/s/ Louis P. Laville III
Name:	Stuart Murray	Name:	Louis P. Laville, III
Title:	Managing Director	Title:	Managing Director

Address: 333 Clay Street, Suite 4340, Houston, TX 77002

Fax: 713-571-6167

Attention: Carlos Quinteros, on behalf of Natixis

COMMONWEALTH BANK OF AUSTRALIA

By:	/s/ Jonathan E. Verlander
Name:	Jonathan E. Verlander
Title:	Authorized Person

Address: 811 Main Street, Suite 4675, Houston, Texas 77002

Fax: 713-634-6637

Attention: Jonathan E. Verlander

THE ADMINISTRATIVE AGENT

SOCIETE GENERALE

By:	/s/ Kevin Price

Kevin Price, Managing Director, Global Head of Reserve Based Finance

Address: 111 Bagby Street, Suite 2020, Houston, Texas 77002

Fax: +1 (713) 650-0824

Attention:

THE SECURITY AGENT

SOCIETE GENERALE

By:	/s/ Kevin Price

Kevin Price, Managing Director, Global Head of Reserve Based Finance

Address: 111 Bagby Street, Suite 2020, Houston, Texas 77002

Fax: +1 (713) 650-0824

Attention:

THE LEAD TECHNICAL BANK

SG AMERICAS SECURITIES, LLC

By:	/s/ Kevin Price

Kevin Price, Managing Director, Global Head of Reserve Based Finance

Address: 111 Bagby Street, Suite 2020, Houston, Texas 77002

Fax: +1 (713) 650-0824

Attention:

THE TECHNICAL BANK

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ Dennis Petito	By:	/s/ Ting Lee
Name:	Dennis Petito	Name:	Ting Lee
Title:	Managing Director	Title:	Director

Address: 1100 Louisiana, Suite 4750, Houston, TX 77002

Fax: 713-890-8666

Attention: Mark Roche

THE MODELLING BANK

SG AMERICAS SECURITIES, LLC

By:	/s/ Kevin Price

Kevin Price, Managing Director, Global Head of Reserve Based Finance

Address: 111 Bagby Street, Suite 2020, Houston, Texas 77002

Fax: +1 (713) 650-0824

Attention:

THE ACCOUNT BANK

SOCIETE GENERALE

By:	/s/ Kevin Price

Kevin Price, Managing Director, Global Head of Reserve Based Finance

Address: 111 Bagby Street, Suite 2020, Houston, Texas 77002

Fax: +1 (713) 650-0824

Attention:

THE STRUCTURING BANK

SOCIETE GENERALE

By:	/s/ Kevin Price

Kevin Price, Managing Director, Global Head of Reserve Based Finance

Address: 111 Bagby Street, Suite 2020, Houston, Texas 77002

Fax: +1 (713) 650-0824

Attention:

THE ORIGINAL LENDERS

SOCIETE GENERALE

By:	/s/ Kevin Price

Kevin Price, Managing Director, Global Head of Reserve Based Finance

Address: 111 Bagby Street, Suite 2020, Houston, Texas 77002

Fax: +1 (713) 650-0824

Attention:

COMMONWEALTH BANK OF AUSTRALIA

By:	/s/ Jonathan E. Verlander
Name:	Jonathan E. Verlander
Title:	Authorized Person

Address: 811 Main Street, Suite 4675, Houston, Texas 77002

Fax: 713-634-6637

Attention: Jonathan E. Verlander

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ Dennis Petito	By:	/s/ Ting Lee
Name:	Dennis Petito	Name:	Ting Lee
Title:	Managing Director	Title:	Director

Address: 1100 Louisiana, Suite 4750, Houston, TX 77002

Fax: 713-890-8666

Attention: Mark Roche

NATIXIS, NEW YORK BRANCH

By:	/s/ Stuart Murray	By:	/s/ Louis P. Laville III
Name:	Stuart Murray	Name:	Louis P. Laville, III
Title:	Managing Director	Title:	Managing Director

Address: 333 Clay Street, Suite 4340, Houston, TX 77002

Fax: 713-571-6167

Attention: Carlos Quinteros, on behalf of Natixis